Exhibit 4.6

Dated 18 September 2019

THE ENTITIES LISTED IN SCHEDULE 1
as Borrowers

with
CITIBANK, N.A., LONDON BRANCH
CREDIT SUISSE AG
and
KfW IPEX-BANK GmbH
 as co-ordinators, as underwriters and as bookrunners

arranged by

CITIBANK, N.A., LONDON BRANCH
CREDIT SUISSE AG
KfW IPEX-BANK GmbH
DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT
and
ALPHA BANK A.E.
as mandated lead arrangers

AMSTERDAM TRADE BANK N.V.
as lead arranger

and
E. SUN COMMERCIAL BANK, LTD.
(INCORPORATED IN TAIWAN, WITH LIMITED LIABILITY),
HONG KONG BRANCH
as arranger

with
CITIBANK EUROPE PLC, UK BRANCH
as Agent

CITIBANK, N.A., LONDON BRANCH
as Security Agent

guaranteed by
DYNAGAS LNG PARTNERS LP
and
THE OTHER ENTITIES LISTED IN SCHEDULE 1

FACILITY AGREEMENT
for a
$675,000,000 Loan Facility

Contents
Clause		Page
Section 1 - Interpretation		1
1	Definitions and interpretation	1
Section 2 - The Facility		26
2	The Facility	26
3	Purpose	28
4	Conditions of Utilisation	28
Section 3 - Utilisation		30
5	Utilisation	30
Section 4 - Repayment, Prepayment and Cancellation		32
6	Repayment	32
7	Illegality, prepayment and cancellation	33
8	Restrictions	36
Section 5 - Costs of Utilisation		38
9	Interest	38
10	Interest Periods	39
11	Changes to the calculation of interest	39
12	Fees	41
Section 6 - Additional Payment Obligations		42
13	Tax gross-up and indemnities	42
14	Increased costs	46
15	Other indemnities	47
16	Mitigation by the Lenders	51
17	Costs and expenses	51
Section 7 - Guarantee		54
18	Guarantee and indemnity	54
Section 8 - Representations, Undertakings and Events of Default		58
19	Representations	58

20	Information undertakings	67
21	Financial covenants	71
22	General undertakings	73
23	Dealings with Ship	78
24	Condition and operation of Ship	81
25	Insurance	84
26	Minimum security value	88
27	Chartering undertakings	90
28	Bank accounts	91
29	Business restrictions	94
30	Events of Default	98
Section 9 - Changes to Parties		104
31	Changes to the Lenders	104
Section 10 - The Finance Parties		108
32	Roles of Agent, Security Agent and Arranger	108
33	Trust and security matters	119
34	Enforcement of Transaction Security	123
35	Application of proceeds	124
36	Conduct of business by the Finance Parties	127
37	Sharing among the Finance Parties	127
Section 11 - Administration		130
38	Payment mechanics	130
39	Set-off	133
40	Notices	134
41	Calculations and certificates	136
42	Partial invalidity	136
43	Remedies and waivers	136
44	Amendments and grant of waivers	136
45	Confidentiality	143

46	Counterparts	148
47	Contractual recognition of bail-in	148
Section 12 - Governing Law and Enforcement		149
48	Governing law	149
49	Enforcement	149
Schedule 1 The original parties		150
Schedule 2 Ship information		161
Schedule 3 Conditions precedent		165
Schedule 4 Utilisation Request		171
Schedule 5 Selection Notice		172
Schedule 6 Form of Transfer Certificate		173
Schedule 7 Form of Compliance Certificate		176
Schedule 8 Forms of Notifiable Debt Purchase Transaction Notice		177

THIS AGREEMENT is dated 18 September 2019, and made between:
(1)	THE ENTITIES listed in Schedule 1 (The original parties) as borrowers (the Borrowers);
(2)	DYNAGAS LNG PARTNERS LP as parent (the Parent);
(3)	THE ENTITIES listed in Schedule 1 (The original parties) (including the Parent) as guarantors (the Guarantors);
(4)
CITIBANK, N.A., LONDON BRANCH, CREDIT SUISSE AG, KfW IPEX-BANK GmbH as mandated lead arrangers, as co-ordinators, as underwriters and as bookrunners, DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT and ALPHA BANK A.E. as mandated lead arrangers, AMSTERDAM TRADE BANK N.V. as lead arranger and E. SUN COMMERCIAL BANK, LTD. (INCORPORATED IN TAIWAN, WITH LIMITED LIABILITY), HONG KONG BRANCH as arranger (whether acting individually or together, the Arranger);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The original parties) as lenders (the Original Lenders);
(6)	CITIBANK EUROPE PLC, UK BRANCH as agent of the other Finance Parties (the Agent); and
(7)	CITIBANK, N.A., LONDON BRANCH as security agent and trustee for and on behalf of the other Finance Parties (the Security Agent).
IT IS AGREED as follows:
Section 1 -  Interpretation
1	Definitions and interpretation
1.1	Definitions
In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:
Acceptable Bank means:
(a)
a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of “A-” or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or “Baa1” or higher by Moody’s Investor Services Limited or a comparable rating from another internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Majority Lenders.
Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with clause 28 (Bank accounts) (including each Earnings Account and the Cash Collateral Account).
Account Bank means:
(a)	in relation to any Account (other than the Cash Collateral Account), Citibank, N.A., London Branch, acting through its office at Citigroup Centre, Canada Square, London E14 5LB, England; or
(b)
in relation to the Cash Collateral Account, Credit Suisse AG, a company incorporated in Switzerland, having its registered office at Paradeplatz 8, 8001 Zurich, Switzerland, acting through its office at St. Alban-Graben 1-3, 4051 Basel, Switzerland, or another bank or financial institution approved by the Majority Lenders at the request of the Borrowers.
Account Holder(s) means, in relation to any Account, each Obligor in whose name that Account is held.
Account Security means, in relation to an Account, a deed or other instrument executed by the relevant Account Holder(s) in favour of the Security Agent and/or any other Finance Parties in an agreed form conferring a Security Interest over that Account.
Accounting Reference Date means 31 December or such other date as may be approved by the Lenders.
Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
Agent includes any person who may be appointed as such under the Finance Documents.
Anti-Money Laundering Laws has the meaning given to that term in clause 19.38 (Money Laundering).
Approved Brokers means each of H. Clarkson & Co. Ltd., Braemar Shipbrokers, Fearnleys, Nordic Shipping AS and Simpson Spence & Young Shipbrokers Ltd. or any other independent firm of shipbrokers approved from time to time by the Agent (acting on the instructions of the Majority Lenders) and subject to any additions, removals or replacements pursuant to clause 26.8 (Approval of valuers).
Approved Exchange means NYSE or NASDAQ or any other reputable national stock exchange approved by all the Lenders.
Arctic LNG Guarantor means the entity described as such in Schedule 1 (The original parties).
Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or another approved firm.
Authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration.
Available Commitment means a Lender’s Commitment minus the amount of its participation in the Loan.
Available Facility means, at any relevant time, such part of the Total Commitments which is available for borrowing under this Agreement at such time in accordance with clause 4 (Conditions of Utilisation) to the extent that such part of the Total Commitments is not cancelled or reduced under this Agreement.
Bail-In Action means the exercise of any Write-down and Conversion Powers.
Bail-In Legislation means:
(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

Balloon Instalment shall have the meaning given to it in clause 6.2 (Scheduled repayment of Facility).
Basel II Accord means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord.
Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Regulations applicable to such Finance Party) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.
Basel II Regulation means:
(a)
any law or regulation in force as at the date hereof implementing the Basel II Accord (including the relevant provisions of CRD IV and CRR) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and

(b)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.
Basel III Accord means, together:
(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)
any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III” other than, in each such case, the agreements, rules, guidance and standards set out in “Basel III: Finalising the post crisis reforms (including the relevant provisions of CRD IV and CRR)” published by the Basel Committee on Banking Supervision in December 2017, as amended, supplemented or restated.

Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).
Basel III Regulation means any law or regulation implementing the Basel III Accord (including the relevant provisions of CRD IV and CRR) save and to the extent that such law or regulation re-enacts a Basel II Regulation.
Blocked Amount has the meaning given to such term in paragraph (c) of clause 28.3 (Cash Collateral Account).
Break Costs means the amount (if any) by which:
(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or relevant part of it or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or relevant part of it or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:
(b)
the amount which that Lender would be able to obtain by placing an amount equal to the relevant principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of that Interest Period.

Business Day means a day (other than a Saturday or Sunday):
(a)	which is not a public holiday in Athens or Piraeus, Greece; and
(b)
on which banks are open for general business in London, Frankfurt am Main, Zurich, Basel, Amsterdam and, in respect of a day on which a payment in, or purchase of, dollars is to be made under a Finance Document, also in New York.

Cash Collateral Account means any Account designated as a “Cash Collateral Account” under clause 28 (Bank accounts).
Change of Control occurs if at any time:
(a)	a Borrower ceases to be a direct wholly-owned Subsidiary of the Arctic LNG Guarantor; and/or
(b)	the Dynagas Finance LLC Guarantor ceases to be a direct wholly-owned Subsidiary of the Arctic LNG Guarantor; and/or
(c)	the Arctic LNG Guarantor ceases to be a direct wholly-owned Subsidiary of the Dynagas Equity Guarantor; and/or
(d)	the Dynagas Equity Guarantor ceases to be a wholly-owned direct Subsidiary of the Dynagas Operating Guarantor; and/or
(e)	any of the Dynagas Finance Guarantor, the Dynagas Operating GP Guarantor or the Dynagas Operating LP Guarantor ceases to be a wholly-owned direct Subsidiary of the Parent; and/or
(f)
the Parent (i) ceases to own (legally and/or beneficially, directly and/or indirectly) 100% of total share capital, total common partnership interest or units or the total limited liability company interest (as the case may be) in any other Guarantor or any Borrower; and/or (ii) ceases to have the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors or board of managers or single manager or sole member (as the case may be) of the any other Guarantor or any Borrower; and/or

(g)	the Sponsor ceases to own directly (legally and/or beneficially) at least 30% of the total common partnership interest or units in the Parent; and/or
(h)
any person or persons acting in consent (other than Permitted Holders) (i) own (legally and/or beneficially, directly and/or indirectly) a higher percentage of the total common partnership interest or units in the Parent than the Sponsor; and/or (ii) have the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors or the board of managers of the Parent; and/or

(i)	the Sponsor ceases to control, directly or indirectly, the affairs or the composition of the board of directors or the board of managers (or equivalent, as applicable) of the Parent; and/or
(j)	Mr. George Prokopiou ceases to be a member of the board of managers and/or the Chairman of the board of managers of the Parent; and/or
(k)	the General Partner ceases to be the general partner of the Parent; and/or

(l)
Permitted Holders (i) cease to control, directly or indirectly, the affairs or the composition of the board of directors or board of managers (or equivalent, as applicable) of the General Partner or the Sponsor or the Manager; and/or (ii) cease to own (legally and/or beneficially, directly and/or indirectly) 100% of the total limited liability company interest of the General Partner and/or 100% of the total share capital and/or the total voting share capital of any of the Sponsor or the Manager; and/or

(m)	the Dynagas Operating GP Guarantor ceases to be the general partner of the Dynagas Operating LP Guarantor.
Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Transaction Security.
Charter means, in relation to a Ship, the charter commitment for that Ship details of which are provided in Schedule 2 (Ship information) and Charters means any or all of them.
Charter Assignment means, in relation to a Ship and its Charter Documents, an assignment by the relevant Owner of its interest in such Charter Documents in favour of the Security Agent in the agreed form.
Charter Documents means, in relation to a Ship, the Charter of that Ship, any documents supplementing it (including any direct agreement, purchase option agreement, side letter, and any other document relating to or referred to in such Charter, to which the relevant Owner is party) and any guarantee (including the relevant Charter Guarantee) or security given by any person for the relevant Charterer’s obligations under it.
Charter Guarantor means, in relation to a Ship, the guarantor named in Schedule 2 (Ship information) as charter guarantor of that Ship.
Charter Guarantee means, in relation to each of Ship B, Ship E and Ship F, the guarantee in relation to the Charter of that Ship, details of which are provided in Schedule 2 (Ship information) in the row titled “Charter Guarantee description” and any other guarantee or surety issued by the relevant Charter Guarantor or any other person in favour of the relevant Owner in accordance with the relevant Charter.
Charterer means, in relation to each Ship and the Charter of that Ship, the charterer named in Schedule 2 (Ship information) as charterer of that Ship.
Classification means, in relation to a Ship, the classification specified in respect of such Ship in Schedule 2 (Ship information)) with the relevant Classification Society or another classification approved by the Majority Lenders as its classification, at the request of the relevant Owner.
Classification Society means, in relation to a Ship, the classification society specified in respect of such Ship in Schedule 2 (Ship information) or another classification society (being a member of the International Association of Classification Societies (IACS) or, if such association no longer exists, any similar association nominated by the Agent) approved by the Majority Lenders as its Classification Society, at the request of the relevant Owner.
Code means the US Internal Revenue Code of 1986, as amended.
Commitment means:
(a)
in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The original parties) and the amount of any other Commitment assigned to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment assigned to it under this Agreement, to the extent not cancelled, reduced or assigned by it under this Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate) or otherwise approved.
Confidential Information means all information relating to an Obligor, the Group, a Ship, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(a)	any Group Member or any of its advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Group Member or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(i)	information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 45 (Confidentiality); or
(B)	is identified in writing at the time of delivery as non-confidential by any Group Member or any of its advisers; or
(C)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.
Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the Loan Market Association or in any other form agreed between the Borrowers and the Agent.
Constitutional Documents means, in respect of an Obligor, such Obligor’s memorandum and articles of association, by-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).
CRD IV means the directive 2013/36/EU of the European Union on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.
CRR means the regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms.
Debt Purchase Transaction means, in relation to a person, a transaction where such person:
(a)	purchases by way of assignment or transfer;
(b)	enters into any sub-participation in respect of; or
(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, any Commitment or amount outstanding under this Agreement.

Deed of Covenant means, in relation to a Ship in respect of which the Mortgage is in account current form, a first deed of covenant (including a first assignment of its interest in the Ship’s Insurances, Earnings and Requisition Compensation) in respect of such Ship by the relevant Owner in favour of the Security Agent in the agreed form.
Default means an Event of Default or any event or circumstance specified in clause 30 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
Defaulting Lender means any Lender:
(a)
which has failed to make its participation in the Loan available (or has notified the Agent or a Borrower (which has notified the Agent) that it will not make its participation in the Loan available) by the Utilisation Date in accordance with clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event,
and payment is made within five (5) Business Days of its due date; or
(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
Delegate means any delegate, agent, attorney, additional trustee or co-trustee appointed by the Security Agent.
Disposal Repayment Date means, in relation to:
(a)	a Total Loss of a Mortgaged Ship, the applicable Total Loss Repayment Date; or
(b)
a sale of a Mortgaged Ship by the relevant Owner, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price (and upon or immediately prior to such completion).

Disruption Event means either or both of:
(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Dynagas Equity Guarantor means the entity described as such in Schedule 1 (The original parties).
Dynagas Finance Guarantor means the entity described as such in Schedule 1 (The original parties).
Dynagas Finance LLC Guarantor means the entity described as such in Schedule 1 (The original parties).
Dynagas Operating LP Guarantor means the entity described as such in Schedule 1 (The original parties).
Dynagas Operating GP Guarantor means the entity described as such in Schedule 1 (The original parties).
Earnings means, in relation to a Ship and a person, all money at any time payable to that person for or in relation to the use or operation of such Ship including (without limitation) freight, hire and passage moneys, money payable to that person for the provision of services by or from such Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment and contributions of any nature whatsoever in respect of general average.
Earnings Account means any Account designated as an Earnings Account under clause 28 (Bank accounts), and Earnings Accounts means any or all of them.
EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.
Eligible Institution means any Lender or other bank, financial institution, trust, fund or other entity selected by the Borrowers and which, in each case, is not a Parent Affiliate or a Group Member
Environmental Claims means:
(a)	enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or
(b)	any claim made by any other person relating to a Spill.
Environmental Incident means any Spill from any vessel in circumstances where:
(a)
any Fleet Vessel or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)	any Fleet Vessel may be arrested or attached in connection with any such Environmental Claim.
Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.
EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Event of Default means any event or circumstance specified as such in clause 30 (Events of Default).
Existing Indebtedness means, at any relevant time, the aggregate of the Existing Secured Indebtedness and the Existing Unsecured Indebtedness.
Existing Secured Indebtedness means all indebtedness owing by any Obligors at any relevant time pursuant to the Senior Secured Term Loan B.
Existing Unsecured Indebtedness means all indebtedness owing by any Obligors at any relevant time pursuant to the Unsecured Notes.
Facility means the term loan facility made available by the Lenders under this Agreement as described in clause 2 (The Facility).
Facility Office means:
(a)
in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
Facility Period means the period from and including the date of this Agreement to and including the date on which the Agent (acting on the instructions of the Majority Lenders) notifies the Borrowers that it is satisfied that the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been irrevocably, unconditionally and indefeasibly paid and discharged in full.
FATCA means:
(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)
any treaty, law or a regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:
(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)
in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.
FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letters means any letter or letters entered into on or about the date of this Agreement between (a) any Finance Party and (b) any Obligors by reference to this Agreement in relation to any fees payable to any Finance Parties and Fee Letter means any one of them.
Final Repayment Date means subject to clause 38.8 (Business Days), the earlier of (a) the date falling sixty (60) Months after the date of this Agreement and (b) 30 September 2024.
Finance Documents means this Agreement, any Fee Letter, the Security Documents, any Transfer Certificate, each Compliance Certificate and any other document designated as such by the Agent and the Borrowers.
Finance Party means the Agent, the Security Agent, the Arranger or a Lender.
Financial Indebtedness means any indebtedness for or in respect of:
(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any amount raised by acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease or as a balance sheet liability;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Final Repayment Date or are otherwise classified as borrowings under GAAP);
(i)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) of a type not referred to in any other paragraph of this definition) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.
Financial Year means the annual accounting period of each of the Parent and the Arctic LNG Guarantor, ending on or about the Accounting Reference Date in each year.

First Repayment Date means subject to clause 38.8 (Business Days), the date falling 3 Months after the Utilisation Date.
Flag State means, in relation to a Ship, the country specified in respect of such Ship in Schedule 2 (Ship information), or such other state or territory as may be approved by all the Lenders, at the request of the relevant Owner, as being the Flag State of such Ship for the purposes of the Finance Documents.
Fleet Vessel means each Mortgaged Ship and any other vessel owned, operated, managed or crewed by any Group Member.
Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of clause 11.3 (Cost of funds).
GAAP means the most recent and up-to-date generally accepted accounting principles in the United States of America.
General Assignment means, in relation to a Ship in respect of which the mortgage is not an account current form, a first assignment of its interest in the Ship’s Insurances, Earnings and Requisition Compensation by the relevant Owner in favour of the Security Agent and/or any of the other Finance Parties in the agreed form.
General Partner means Dynagas GP LLC, a limited liability company with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, MH96960, Majuro, Marshall Islands (being the general partner of the Parent as at the date of this Agreement).
Group means the Parent and its Subsidiaries for the time being and, for the purposes of clause 20 (Information undertakings) and clause 21 (Financial covenants), any other entity required to be treated as a subsidiary in the Parent’s consolidated accounts in accordance with GAAP and/or any applicable law.
Group Member means any Obligor and any other entity which is part of the Group.
Guarantee means the obligations of the Guarantors under clause 18 (Guarantee and indemnity).
Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.
Impaired Agent means the Agent at any time when:
(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)	the Agent otherwise rescinds or repudiates a Finance Document;
(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraphs (a) or (b) of the definition of Defaulting Lender; or
(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;
unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event,
and payment is made within 3 Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
Increased Costs has the meaning given to that term in paragraph (b) of clause 14.1 (Increased costs).
Indemnified Person means:
(a)	each Finance Party, each Receiver, any Delegate and any attorney, agent or other person appointed by them under the Finance Documents;
(b)	each Affiliate of each Finance Party, each Receiver and each Delegate; and
(c)	any officers, directors, employees, advisers, representatives or agents of any Finance Party, any Receiver or any Delegate.
Information Memorandum means the document dated 7 May 2019 entitled “DYNAGAS LNG Partners LP US$ 675 Million Senior Secured Facility Information Memorandum” and which, at the Borrowers’ request and on their behalf, was prepared in relation to this transaction and distributed by the Arranger before the date of this Agreement.
Insolvency Event in relation to an entity means that the entity:
(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)
has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other enforcement action or legal process levied, enforced, taken or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or
(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
Insurance Notice means, in relation to a Ship, a notice of assignment in the form scheduled to that Ship’s General Assignment or Deed of Covenant or in another approved form.
Insurances means, in relation to a Ship:
(a)	all policies and contracts of insurance; and
(b)	all entries in a protection and indemnity or war risks or other mutual insurance association, in the name of such Ship’s Owner or the joint names of its Owner and any other person in respect of or in connection with such Ship and/or its Owner’s Earnings from the Ship and includes all benefits thereof (including the right to receive claims and to return of premiums).
Interbank Market means the London interbank market.
Interest Period means, in relation to the Loan (or any part of the Loan), each period determined in accordance with clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 9.3 (Default interest).
Interpolated Screen Rate means, in relation to LIBOR for an Interest Period with respect to the Loan or any part of it or any Unpaid Sum, the rate (rounded to the same number of decimal places as the two (2) relevant Screen Rates) which results from interpolating on a linear basis between:
(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period, each as of 11:00a.m. on the relevant Quotation Day.
Inventory of Hazardous Materials means, in relation to a Mortgaged Ship, a document describing the materials present in that Mortgaged Ship’s structure and equipment that may be hazardous to human health or the environment along with their respective location and approximate quantities.
Last Availability Date means 30 September 2019 (or such later date as may be approved by all the Lenders).

Legal Opinion means any legal opinion delivered to the Agent and the Security Agent under clause 4 (Conditions of Utilisation).
Legal Reservations means:
(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.
Lender means:
(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with clause 31 (Changes to the Lenders), which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement and Lenders means any or all of them.
LIBOR means, in relation to the Loan or any part of it or any Unpaid Sum:
(a)	the applicable Screen Rate as at 11:00 a.m. on the relevant Quotation Day for a period equal in length to the Interest Period of the Loan or relevant part of it or Unpaid Sum; or
(b)	as otherwise determined pursuant to clause 11.1 (Unavailability of Screen Rate), and if in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
Loan means the loan made or to be made under the Facility or (as the context may require) the outstanding principal amount of the loan.
Losses means any costs, expenses (including, but not limited to, legal fees), payments, charges, losses, demands, liabilities, taxes (including VAT) claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.
Loss Payable Clauses means, in relation to a Ship, the provisions concerning payment of claims under the Ship’s Insurances in the form scheduled to the Ship’s General Assignment or (as the case may be) Deed of Covenant or in another approved form.
Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.
Major Casualty Amount means, in relation to a Ship, the amount specified as such against the name of that Ship in Schedule 2 (Ship information) or the equivalent in any other currency.
Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66.67% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66.67% of the Total Commitments immediately prior to that reduction).
Manager means, in relation to each Ship, Dynagas Ltd., a corporation with its registered office at 80 Broad Street, Monrovia, Liberia as technical manager and commercial manager, or another manager appointed as the technical and/or commercial manager of such Ship in accordance with clause 23.4 (Manager).

Manager’s Undertaking means, in relation to a Ship, an undertaking by any Manager of the Ship to the Security Agent in the agreed form, including pursuant to clause 23.4 (Manager).
Management Agreement means, in relation to a Ship, the agreement between the relevant Owner and the Manager of that Ship, relating to the appointment of the Manager to carry out the technical and/or commercial management of such Ship.
Management Agreement Assignment means, in relation to each Management Agreement in respect of a Ship, an assignment of that Management Agreement by the Owner of that Ship in favour of the Security Agent in the agreed form.
Margin means 3.00 per cent per annum.
Material Adverse Effect means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:
(a)	the business, operations, property, condition (financial or otherwise), performance or prospects of any Obligor or of the Group taken as a whole; or
(b)	the ability of an Obligor to perform its obligations under any of the Finance Documents; or
(c)
the legality, validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or any of the rights or remedies of any Finance Party under any of the Finance Documents.

Minimum Liquidity Amount shall have the meaning given to such term in paragraph (b) of clause 28.3 (Cash Collateral).
Minimum Value means, at any time, the amount in dollars which is at that time 125% of (a) the Loan less (b) the Minimum Liquidity Amount if and to the extent the same is standing to the credit of the Cash Collateral Account pursuant to clause 28.3 (Cash Collateral Account).
Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in the calendar month in which that period is to end (if there is one) or on the immediately preceding Business Day (if there is not);

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
Mortgage means, in relation to a Ship, a first priority or (as the case may be) first preferred mortgage of the Ship in the agreed form by the relevant Owner in favour of the Security Agent and/or any of the other Finance Parties.
Mortgage Period means, in relation to a Mortgaged Ship, the period from the date the Mortgage over that Ship is executed and registered until the date such Mortgage is released and discharged or, if earlier, its Total Loss Date.
Mortgaged Ship means, at any relevant time, any Ship which is subject to a Mortgage and/or whose Earnings, Insurances and Requisition Compensation are subject to a Security Interest under the Finance Documents.

New Lender has the meaning given to that term in clause 31 (Changes to the Lenders).
Notifiable Debt Purchase Transaction has the meaning given to that term in clause 44.9 (Disenfranchisement of Parent Affiliates).
Obligors means the parties to the Finance Documents (other than the Finance Parties, the Charterers and the Charter Guarantors) and Obligor means any one of them.
Original Financial Statements means:
(a)	the audited consolidated financial statements of the Group for its financial year ended on 31 December 2018; and
(b)	the unaudited consolidated financial statements of the Arctic LNG Guarantor for its financial year ended on 31 December 2018.
Original Jurisdiction means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated or, as the case may be, formed, as at the date of this Agreement or, in the case of any other Obligor, as at the date on which that Obligor becomes an Obligor.
Original Obligor means each party to this Agreement and the Original Security Documents (other than a Finance Party, a Charterer or a Charter Guarantor).
Original Security Documents means:
(a)	the Mortgages over each of the Ships;
(b)	the Deeds of Covenant in relation to each of the Ships in respect of which the Mortgage is in account current form;
(c)	the General Assignments in relation to each of the Ships in respect of which the Mortgage is in preferred form;
(d)	the Charter Assignment in relation to each Ship’s Charter Documents;
(e)	the Account Security in relation to each Account;
(f)	the Management Agreement Assignment in relation to each Management Agreement for each Ship;
(g)	a Manager’s Undertaking by each Manager of each Ship; and
(h)	a Quiet Enjoyment Agreement for each of Ship E and Ship F duly executed by the relevant Owner, the Security Agent and the relevant Charterer.
Owner means, in relation to a Ship, the Borrower specified against the name of that Ship in Schedule 2 (Ship information) and Owners means any or all of them.
Parent means the company described as such in Schedule 1 (The original parties).
Parent Affiliate means the Parent, each of its Affiliates, any trust of which the Parent or any of its Affiliates is a trustee, any partnership of which the Parent or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Parent or any of its Affiliates provided that any such trust, fund or other entity which has been established for at least 6 months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by the Parent or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall not constitute a Parent Affiliate.

Participating Member State means any member state of the European Union that has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
Party means a party to this Agreement.
Permitted Holders means Mr. George Prokopiou (being the Chairman of the board of managers of the Parent as at the date of this Agreement) and any of his direct lineal descendants.
Permitted Maritime Liens means, in relation to any Mortgaged Ship:
(a)	unless a Default is continuing, any ship repairer’s or outfitter’s possessory lien in respect of the Ship for an amount not exceeding the Major Casualty Amount for such Ship;
(b)	any lien on the Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of its trading; and
(c)	any lien on the Ship for salvage.
Permitted Security Interests means, in relation to any Mortgaged Ship, any Security Interest over it which is:
(a)	granted by the Finance Documents; or
(b)	a Permitted Maritime Lien; or
(c)	approved by the Majority Lenders.
Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.
Preferred Notes means (a) the $75,000,000 Series A preferred units of the Parent and (b) the $55,000,000 Series B preferred units of the Parent.
Prohibited Person has the meaning given to it in clause 22.13 (Sanctions).
Quasi-Security has the meaning given to that term in clause 29.2 (General negative pledge).
Quiet Enjoyment Agreement means, in relation to each of Ship E and Ship F, an agreement by (inter alios) the Security Agent, the relevant Owner and the relevant Charterer of that Ship in the agreed form.
Quotation Day means, in relation to any period for which an interest rate is to be determined, two (2) London business days before the first day of that period unless market practice in the Interbank Market differs, in which case the Quotation Day shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).
Receiver means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document.
Registry means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the relevant Owner’s title to such Ship and the relevant Mortgage under the laws of its Flag State.
Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
Relevant Jurisdiction means, in relation to an Obligor:
(a)	its Original Jurisdiction;
(b)	any jurisdiction where any Charged Property owned by it is situated;
(c)	any jurisdiction where it conducts its business; and
(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
Repayment Date means:
(a)	the First Repayment Date;
(b)	each of the dates falling at intervals of 3 Months thereafter up to but not including the Final Repayment Date; and
(c)	the Final Repayment Date.
Repeating Representations means each of the representations and warranties set out in clauses 19.1 (Status) to 19.11 (Centre of main interests and establishments) and clause 19.20 (No proceedings).
Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
Requisition Compensation means, in relation to a Ship, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of such Ship.
Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.
Sanctions has the meaning given to it in clause 22.13 (Sanctions).
Sanctions Authority has the meaning given to it in clause 22.13 (Sanctions).
Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person who takes over the administration of that rate) for dollars and the relevant period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR 01 or LIBOR 02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters.  If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers and the Lenders.
Senior Secured Term Loan B means the facility of up to $480,000,000 made available to the Arctic LNG Guarantor pursuant to a credit agreement dated 18 May 2017 (as amended, supplemented and/or restated from time to time) made between (inter alios) the Arctic LNG Guarantor, the Dynagas Finance LLC Guarantor, the Parent, the Dynagas Equity Guarantor, the Dynagas Operating LP Guarantor, Credit Suisse AG, Cayman Islands Branch as lender, collateral agent and administrative agent, secured on the Ships and maturing on 18 May 2023.
Secured Obligations means all indebtedness and obligations at any time of any Obligor to any Finance Party (whether for its own account or as agent or trustee for itself and/or other Finance

Parties) under, or related to, the Finance Documents (including the obligation to repay when due any debit balances or overdrawn amounts in any Account).
Security Agent includes any person as may be appointed as security agent and trustee for the other Finance Parties under this Agreement and the other Finance Documents and includes any separate trustee or co-trustee appointed under clause 33.8 (Additional trustees).
Security Documents means:
(a)	the Original Security Documents; and
(b)	any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.
Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.
Security Property means:
(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Finance Parties and all proceeds of that Transaction Security;
(b)
all obligations expressed to be undertaken by any Obligor to pay amounts in respect of the Secured Obligations to the Security Agent as trustee for the Finance Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor in favour of the Security Agent as trustee for the Finance Parties; and

(c)
any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Finance Parties.

Security Value means, at any time, the amount in dollars which, at that time, is the aggregate of (a) the total values of all Mortgaged Ships which have not then become a Total Loss (or, if less in relation to an individual Ship, the maximum amount capable of being secured by the Mortgage of the relevant Ship) and (b) the value of any additional security then held by the Security Agent or any other Finance Party provided under clause 26 (Minimum security value), in each case as most recently determined in accordance with this Agreement.
Selection Notice means a notice substantially in the form set out in Schedule 5 (Selection Notice) given in accordance with clause 10 (Interest Periods).
Ship A means the ship described as such in Schedule 2 (Ship information).
Ship B means the ship described as such in Schedule 2 (Ship information).
Ship C means the ship described as such in Schedule 2 (Ship information).
Ship D means the ship described as such in Schedule 2 (Ship information).
Ship E means the ship described as such in Schedule 2 (Ship information).
Ship F means the ship described as such in Schedule 2 (Ship information).
Ship Representations means each of the representations and warranties set out in clauses 19.35 (Ship status) and 19.36 (Ship’s employment).
Ships means each of the ships described in Schedule 2 (Ship information), being each of Ship A, Ship B, Ship C, Ship D, Ship E and Ship F and Ship means any of them.

Spill means any actual or threatened spill, release or discharge of a Pollutant into the environment.
Sponsor means Dynagas Holding Ltd., a corporation incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, MH96960, Majuro, Marshall Islands.
Subsidiary of a person means any other person:
(a)	directly or indirectly controlled by such person; or
(b)
of whose dividends or distributions on ordinary voting share capital, partnership interest or units or limited liability company interests (as the case may be) such person is beneficially entitled to receive more than 50% per cent, and a person is a “wholly-owned Subsidiary” of another person if it has no members, partners or shareholders (as the case may be) except that other person and that other person’s wholly-owned Subsidiaries or persons acting on behalf of that other person or its wholly-owned Subsidiaries.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and Taxation shall be construed accordingly.
Total Commitments means the aggregate of the Commitments, being $675,000,000 as at the date of this Agreement.
Total Loss means, in relation to a vessel, its:
(a)	actual, constructive, compromised, agreed or arranged total loss; or
(b)	requisition for title, confiscation or other compulsory acquisition by a government entity; or
(c)	hijacking, piracy, theft, condemnation, capture, seizure, arrest or detention for more than 30 days.
Total Loss Date means, in relation to the Total Loss of a vessel:
(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;
(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:
(i)	the date notice of abandonment of the vessel is given to its insurers; or
(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or
(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the vessel’s insurers;
(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and
(d)	in the case of hijacking, piracy, theft, condemnation, capture, seizure, arrest or detention, the date 30 days after the date upon which it happened.
Total Loss Repayment Date means, where a Mortgaged Ship has become a Total Loss, the earlier of:

(a)	the date falling 120 days after its Total Loss Date; and
(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.
Transaction Document means:
(a)	each of the Finance Documents; and
(b)	each Charter Document.
Transaction Security means the Security Interests created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.
Transfer Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.
Transfer Date means, in relation to an assignment pursuant to a Transfer Certificate, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and
(b)	the date on which the Agent executes the Transfer Certificate.
Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.
Unsecured Notes means the $250,000,000 6.25% unsecured notes dated 15 September 2014, co-issued by the Parent and the Dynagas Finance Guarantor and maturing on 30 October 2019.
US means the United States of America.
US Tax Obligor means:
(a)	a Borrower if it is resident for tax purposes in the US; or
(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
Utilisation means the making of the Loan.
Utilisation Date means the date on which the Utilisation is or is to be made.
Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).
VAT means:
(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

Write-down and Conversion Powers means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:
(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.
1.2	Construction
(a)	Unless a contrary indication appears, any reference in any of the Finance Documents to:
(i)
Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(ii)
a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(iii)	words importing the plural shall include the singular and vice versa;
(iv)	a time of day is to London time;
(v)	any person includes its successors in title, permitted assignees or transferees;
(vi)
the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the directors, managers and officers of such Obligor, having made due and careful enquiry;

(vii)
two or more persons are acting in concert if pursuant to an agreement or understanding (whether formal or informal) they actively co-operate, through the acquisition (directly or indirectly) of shares, partnership interest or units or limited liability company interests in an entity by any of them, either directly or indirectly, to obtain or consolidate control of that entity;

(viii)	a document in agreed form means:
(A)	where a Finance Document has already been executed by all of the relevant parties to it, such Finance Document in its executed form; and
(B)
prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent (acting on the instructions of all the Lenders) and the Borrowers as the form in which that Finance Document is to be executed or another form approved at the request of the Borrowers or, if not so agreed or approved, is in the form specified by the Agent (acting on the instructions of all the Lenders);

(ix)
approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Agent (acting on the instructions of the Majority Lenders) (on such conditions as the Majority Lenders may impose) and approval and approve shall be construed accordingly;

(x)	assets includes present and future properties, revenues and rights of every description;
(xi)
charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(xii)	control of an entity means:
(A)	the power (whether by way of ownership of shares, partnership interest or units or limited liability company interest, proxy, contract, agency or otherwise, directly or indirectly) to:
(1)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting (or equivalent) of that entity; or
(2)	appoint or remove all, or the majority, of the directors, managers or other equivalent officers of that entity; or
(3)	give directions with respect to the operating and financial policies of that entity with which the directors, managers or other equivalent officers of that entity are obliged to comply; and/or
(B)
the holding beneficially of more than 50% of the issued share capital, partnership interest or units or limited liability company interest of that entity, as the case may be (excluding any part of that issued share capital, partnership interest or units or limited liability company interest, respectively, that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, a Security Interest over share capital, partnership interest or units or limited liability company interest, respectively, shall be disregarded in determining the beneficial ownership of such share capital, partnership interest or units or limited liability company interest), and controlled shall be construed accordingly;
(xiii)
the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(xiv)
the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent’s spot rate of exchange);

(xv)	a government entity means any government, state or agency of a state;
(xvi)	a group of Lenders or a group of Finance Parties includes all the Lenders or (as the case may be) all the Finance Parties;
(xvii)
a guarantee means (other than in clause 18 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xviii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(xix)	an obligation means any duty, obligation or liability of any kind;
(xx)
something being in the ordinary course of business of a person means something that is in the ordinary course of that person’s current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(xxi)	pay, prepay or repay in clause 29 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;
(xxii)
a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality);

(xxiii)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and, in relation to any Lender, includes (without limitation) any Basel II Regulation or Basel III Regulation applicable to that Lender;

(xxiv)
right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(xxv)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;
(xxvi)
(i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established, formed or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors; and

(xxvii)	a provision of law is a reference to that provision as amended or re-enacted.

(b)
The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)
Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

(d)	Section, clause and Schedule headings are for ease of reference only.
(e)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(f)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.
(g)
Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter, the terms of this Agreement shall prevail.

1.3	Currency symbols and definitions
$, USD and dollars denote the lawful currency of the United States of America.
1.4	Third party rights
(a)
Unless expressly provided to the contrary in a Finance Document, a provision expressed to be for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of the relevant Finance Document.

(b)	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).
(c)
An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

1.5	Finance Documents
Where any other Finance Document provides that this clause 1.5 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.
1.6	Conflict of documents
The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

Section 2 - The Facility
2	The Facility
2.1	The Facility
Subject to the terms of this Agreement, the Lenders shall make available to the Borrowers a term loan facility in an aggregate amount equal to the Total Commitments.
2.2	Finance Parties’ rights and obligations
(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of the Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)
A Finance Party may, except as specifically provided in the Finance Documents (including clause 36.2 (Finance Parties acting together)), separately enforce its rights under or in connection with the Finance Documents.

2.3	Borrowers’ rights and obligations
(a)	The obligations of each Borrower under this Agreement are joint and several. Failure by a Borrower to perform its obligations under this Agreement shall constitute a failure by all of the Borrowers.
(b)	Each Borrower irrevocably and unconditionally jointly and severally with each other Borrower:
(i)	agrees that it is responsible for the performance of the obligations of each other Borrower under this Agreement;
(ii)	acknowledges and agrees that it is a principal and original debtor in respect of all amounts due from the Borrowers under this Agreement; and
(iii)
agrees with each Finance Party that, if any obligation of another Borrower under this Agreement is or becomes unenforceable, invalid or illegal for any reason it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any and all Losses it incurs as a result of another Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by that other Borrower under this Agreement. The amount payable under this indemnity shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

(c)
The obligations of each Borrower under the Finance Documents shall continue until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part.

(d)
If any discharge, release or arrangement (whether in respect of the obligations of a Borrower or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Borrowers under this Agreement will continue or be reinstated as if the discharge, release or arrangement had not occurred.

(e)
The obligations of each Borrower under the Finance Documents shall not be affected by an act, omission, matter or thing which, but for this clause (whether or not known to it or any Finance Party), would reduce, release or prejudice any of its obligations under the Finance Documents including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;
(iii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(v)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security;
(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(vii)	any insolvency or similar proceedings.
(f)
Each Borrower waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Borrower under any Finance Document. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

(g)
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, each Finance Party (or any trustee or agent on its behalf) may:

(i)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Borrower will be entitled to the benefit of the same; and

(ii)	hold in an interest-bearing suspense account any money received from any Borrower or on account of any Borrower’s liability under any Finance Document.
(h)
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs (on such terms as it may require), no Borrower shall exercise any rights (including rights of set-off) which it may have by reason of performance by it of its obligations under the Finance Documents:

(i)	to be indemnified by another Obligor; and/or
(ii)	to claim any contribution from any other Obligor or any guarantor of any Obligor’s obligations under the Finance Documents; and/or
(iii)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party; and/or

(iv)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which that Borrower is liable under this Agreement or any of the other Finance Documents; and/or

(v)	to exercise any right of set-off against any other Obligor; and/or
(vi)	to claim or prove as a creditor of any other Obligor in competition with any Finance Party.
If a Borrower receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 38 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.
3	Purpose
3.1	Purpose
The Borrowers shall apply all amounts borrowed under the Facility in accordance with this clause 3.
3.2	Refinancing
The Commitments shall be made available solely for the purpose of assisting the Borrowers to refinance in full the Existing Indebtedness.
3.3	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4	Conditions of Utilisation
4.1	Initial conditions precedent
The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) in relation to the Utilisation if on or before the date when the Borrowers submit a Utilisation Request the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions precedent to any Utilisation) in form and substance satisfactory to the Agent.
4.2	Ship and security conditions precedent
The Total Commitments may only be borrowed under this Agreement if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 3 (Ship and security conditions precedent) in form and substance satisfactory to the Agent.

4.3	Notice of satisfaction of conditions
The Agent shall notify the Lenders and the Borrowers promptly after receipt by it of the documents and evidence referred to in this clause 4 in form and substance satisfactory to it. Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives any such notification, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
4.4	Further conditions precedent
The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if:
(a)	on the date of the Utilisation Request and on the proposed Utilisation Date, no Default is continuing or would result from the proposed Utilisation;
(b)	on the date of the Utilisation Request and on the proposed Utilisation Date, all of the representations set out in clause 19 (Representations) are true; and
(c)	on the date of the Utilisation Request and on the proposed Utilisation Date, no Total Loss has occurred in respect of any Ship.
4.5	Waiver of conditions precedent
The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders or (in the case of the conditions under clause 4.4 (Further conditions precedent), all the conditions under Part 1 of Schedule 3  (Conditions precedent to any Utilisation) and the conditions under paragraphs 2, 3, 4, 5, 8 and 10 of Part 2 of Schedule 3  (Ship and security conditions precedent)) all the Lenders.

Section 3 -  Utilisation
5	Utilisation
5.1	Delivery of a Utilisation Request
The Borrowers may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 a.m. three Business Days before the proposed Utilisation Date.
5.2	Completion of a Utilisation Request
(a)	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day falling on or before the Last Availability Date;
(ii)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);
(iii)	the proposed Interest Period complies with clause 10 (Interest Periods); and
(iv)	it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose).
(b)	Only one Utilisation Request may be made.
(c)	The Commitments may only be borrowed in a single Utilisation.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be dollars.
(b)	Only one Utilisation may be made.
(c)	The total amount available and advanced under the Facility shall not exceed the lower of:
(i)	the Total Commitments; and
(ii)	the amount in dollars which is equal to the aggregate of:
(A)
65% of the aggregate market values of all the Ships as determined pursuant to the valuations of the Ships obtained under Part 2 of Schedule 3 (Ship and security conditions precedent) and/or clause 26.1 (Valuation of assets); plus

(B)	Fifty million dollars ($50,000,000).
5.4	Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by 11:00 am on the Utilisation Date through its Facility Office.
(b)	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
(c)	The Agent shall promptly notify each Lender of the amount of the Loan and the amount of its participation in the Loan, in each case on the relevant Quotation Day.

(d)
The Agent shall pay all amounts received by it in respect of the Loan to the agent of the relevant lenders of the Existing Indebtedness or (in the case of an amount of $204,600,000) to the credit of the Cash Collateral Account to form part of the Blocked Amount, in each case in accordance with the instructions contained in the Utilisation Request.

Section 4 -  Repayment, Prepayment and Cancellation
6	Repayment
6.1	Repayment
The Borrowers shall on each Repayment Date, repay such part of the Loan as is required to be repaid on that Repayment Date by clause 6.2 (Scheduled repayment of Facility).
6.2	Scheduled repayment of Facility
(a)
To the extent not previously reduced, the Loan shall be repaid by instalments on each Repayment Date by the amount specified in the table below (as revised by clause 6.3 (Adjustment of scheduled repayments):

Repayment Date	Amount ($)
First	12,000,000
Second	12,000,000
Third	12,000,000
Fourth	12,000,000
Fifth	12,000,000
Sixth	12,000,000
Seventh	12,000,000
Eighth	12,000,000
Ninth	12,000,000
Tenth	12,000,000
Eleventh	12,000,000
Twelfth	12,000,000
Thirteenth	12,000,000
Fourteenth	12,000,000
Fifteenth	12,000,000
Sixteenth	12,000,000
Seventeenth	12,000,000
Eighteenth	12,000,000
Nineteenth	12,000,000
Twentieth	447,000,000
Total	675,000,000

The twentieth instalment referred to above comprises two parts, a repayment instalment in the amount of $12,000,000 and a balloon instalment in the amount of $435,000,000 (the Balloon Instalment).
(b)	On the Final Repayment Date (without prejudice to the other provisions of this Agreement), the Loan shall be repaid in full.

6.3	Adjustment of scheduled repayments
If the Total Commitments have been partially reduced under this Agreement and/or any part of the Loan is prepaid (other than under clause 6.2 (Scheduled repayment of Facility)) before any Repayment Date then the amount of the instalment by which the Loan shall be repaid under clause 6.2 (Scheduled repayment of Facility) on any such Repayment Date (as reduced by any earlier operation of this clause 6.3) shall be reduced pro rata to such reduction in the Total Commitments and/or prepayment of the Loan (except in the case of a reduction under clause 7.4 (Voluntary cancellation) or prepayment under clause 7.5 (Voluntary prepayment) where the reduction shall be treated as reducing the instalments by its aggregate amount in inverse chronological order, in incoming chronological order or pro rata, at the Borrowers’ option.
7	Illegality, prepayment and cancellation
7.1	Illegality
If, in any applicable jurisdiction, it becomes unlawful for a Lender to perform any of its obligations as contemplated by this Agreement or any of the other Finance Documents, or for any Lender to fund or maintain its participation in the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)	upon the Agent notifying the Borrowers, the Available Commitment of that Lender will be immediately cancelled and the Available Facility shall be reduced correspondingly; and
(c)
to the extent that the Lender’s participation has not been assigned pursuant to clause 7.8 (Replacement of Lender), the Borrowers shall repay that Lender’s participation in the Loan on the last day of the Interest Period occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participation repaid.

7.2	Change of control; delisting
(a)	Change of control
(i)	The Borrowers shall promptly notify the Agent upon any Obligor becoming aware of a Change of Control occurring.
(ii)	If a Change of Control occurs and following written instructions by a Lender to this effect, the Agent will, by notice to the Borrowers:
(A)	with effect from a date (as required by that Lender) specified in that notice, cancel the Available Commitment of that Lender, whereupon the Available Facility shall be reduced correspondingly; and
(B)
declare that Lender’s participation in the Loan to be payable within ten (10) days from the date of such notice and that Lender’s corresponding Commitment shall be cancelled in the amount of the participation repaid.

(b)	De-listing
If the Parent ceases to be listed on an Approved Exchange and following written instructions by a Lender to this effect, the Agent will, by notice to the Borrowers:

(i)	with effect from a date (as required by that Lender) specified in that notice, cancel the Available Commitment of that Lender, whereupon the Available Facility shall be reduced correspondingly; and
(ii)
declare that Lender’s participation in the Loan to be payable within ten (10) days from the date of such notice and that Lender’s corresponding Commitment shall be cancelled in the amount of the participation repaid.

7.3	Sanctions
If the Borrowers or any Obligor is at any time not in compliance with the provisions of clause 22.13 (Sanctions) (but only insofar as they relate to Sanctions not imposed by Germany, the European Union or the United Nations), or at any time when a representation or statement made or deemed to be made under clause 19.39 (Sanctions) (but only insofar as it relates to Sanctions not imposed by Germany, the European Union or the United Nations) is or proves to have been untrue, inaccurate, incorrect or misleading when made or deemed to be made, then, without prejudice to any other rights of the Finance Parties under this Agreement and the other Finance Documents, following instructions to this effect by a Lender (other than a Lender established under the laws of Germany and/or with its Facility Office in Germany), the Agent to this effect shall, by notice to the Borrowers:
(a)	cancel the Available Commitment of that Lender immediately, whereupon the Available Facility shall be reduced correspondingly; and
(b)	declare that Lender’s participation in the Loan to be payable immediately and that Lender’s corresponding Commitment shall be cancelled in the amount of the participation repaid.
7.4	Voluntary cancellation
The Borrowers may, if they give the Agent not less than 10 days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of $5,000,000 or a multiple of such amount) of the Available Facility which is undrawn at the proposed date of cancellation. Any cancellation under this clause 7.4 shall reduce the Commitments of the Lenders rateably.
7.5	Voluntary prepayment
The Borrowers may, if they give the Agent not less than 10 days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of $5,000,0000 or a multiple of such amount), on the last day of an Interest Period in respect of the amount to be prepaid.
7.6	Right of cancellation and prepayment in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under clause 13.2 (Tax gross-up); or
(ii)	any Lender claims indemnification from the Borrowers under clause 13.3 (Tax indemnity) or clause 14.1 (Increased costs), the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and their intention to procure the repayment of that Lender’s participation in the Loan.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.
(c)
On the last day of each Interest Period which ends after the Borrowers have given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender’s participation in the Loan together with all interest and other amounts accrued under the Finance Documents which is then owing to it.

7.7	Right of cancellation in relation to a Defaulting Lender
(a)
If any Lender becomes a Defaulting Lender, the Borrowers may, at any time whilst the Lender continues to be a Defaulting Lender give the Agent ten (10) Business Days’ notice of cancellation of the Available Commitment of that Lender.

(b)
On such notice becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero and the Available Facility shall be reduced correspondingly and the Agent shall as soon as practicable after receipt of such notice, notify all the Lenders.

7.8	Replacement of Lender
(a)	If:
(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or
(ii)	the Borrowers become obliged to repay any amount in accordance with clause 7.1 (Illegality) to any Lender; or
(iii)
any of the circumstances set out in paragraph (a) of clause 7.6 (Right of cancellation and prepayment in relation to a single Lender) apply to a Lender, the Borrowers may, on ten (10) Business Days’ prior notice to the Agent and such Lender, replace such Lender by requiring such Lender to assign (and, to the extent permitted by law, such Lender shall assign) pursuant to clause 31 (Changes to the Lenders) all (and not part only) of its rights under this Agreement (and any Security Document to which that Lender is a party in its capacity as a Lender) to an Eligible Institution (a Replacement Lender) which confirms its willingness to undertake and does undertake all the obligations of the assigning Lender in accordance with clause 31 (Changes to the Lenders) for a purchase price in cash payable at the time of the assignment in an amount equal to the aggregate of:

(A)	the outstanding principal amount of such Lender’s participation in the Loan;
(B)	all accrued interest owing to such Lender;
(C)
the Break Costs which would have been payable to such Lender pursuant to clause 11.5 (Break Costs) had the Borrowers prepaid in full that Lender’s participation in the Loan on the date of the assignment; and

(D)	all other amounts payable to that Lender under the Finance Documents on the date of the assignment.
(b)	The replacement of a Lender pursuant to this clause 7.8 shall be subject to the following conditions:
(i)	the Borrowers shall have no right to replace the Agent or the Security Agent;
(ii)	neither the Agent nor any Lender shall have any obligation to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than thirty (30) Business Days after the date on which that Lender is deemed a Non-Consenting Lender;
(iv)	in no event shall the Lender replaced under this clause 7.8 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and
(v)
the Lender shall only be obliged to assign its rights pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that assignment.

(c)
A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.

(d)	In the event that:
(i)
the Borrowers or the Agent (at the request of the Borrowers) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and
(iii)	the Majority Lenders have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a Non-Consenting Lender.
7.9	Sale or Total Loss
On a Mortgaged Ship’s Disposal Repayment Date, the Borrowers shall prepay such part of the Loan as is required to ensure that, following such prepayment:
(a)	the Security Value is equal to or higher than the Minimum Value; and
(b)
the ratio of (i) the Security Value, to (ii) the Loan minus the Minimum Liquidity Amount (if and to the extent the same is standing to the credit of the Cash Collateral Account pursuant to clause 28.3 (Cash Collateral Account)), is not lower than the same ratio was before such prepayment.

7.10	Automatic cancellation
Any part of the Total Commitments which has not become available by the Last Availability Date shall be automatically cancelled at close of business in London on the Last Availability Date.
8	Restrictions
8.1	Notices of cancellation and prepayment
Any notice of cancellation or prepayment given by any Party under clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.2	Interest and other amounts
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
8.3	No reborrowing
The Borrowers may not re-borrow any part of the Facility which is prepaid or repaid.
8.4	Prepayment in accordance with Agreement
The Borrowers shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
8.5	No reinstatement of Commitments
No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
8.6	Agent’s receipt of notices
If the Agent receives a notice under clause 7 it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.
8.7	Effect of repayment and prepayment on Commitments
If all or part of any Lender’s participation in the Loan is repaid or prepaid, an amount of that Lender’s Commitment equal to the amount of the participation which is repaid or prepaid will be deemed to be cancelled on the date of repayment or prepayment.
8.8	Application of cancellations
If the Total Commitments are partially reduced and/or the Loan partially prepaid under this Agreement (other than under clause 7.1 (Illegality), clause 7.2 (Change of control; delisting), clause 7.6 (Right of cancellation and prepayment in relation to a single Lender) and clause 7.7 (Right of cancellation in relation to a Defaulting Lender)), the Commitments of the Lenders shall be reduced rateably.
8.9	Application of prepayments
(a)
Any prepayment required as a result of a cancellation in full of an individual Lender’s Commitment under clause 7.1 (Illegality), clause 7.2 (Change of control; delisting) or clause 7.6 (Right of cancellation and prepayment in relation to a single Lender) shall be applied in prepaying the relevant Lender’s participation in the Loan.

(b)	Any other prepayment shall be applied pro rata to each Lender’s participation in the Loan.
8.10	Removal of Lender from security
Upon cancellation and prepayment in full of an individual Lender’s Commitment under clause 7.1 (Illegality) or clause 7.6 (Right of cancellation and prepayment in relation to a single Lender), that Lender and the other Parties must promptly take (and the Borrowers shall ensure that any other relevant Obligor promptly takes) whatever action the Agent may, in its reasonable opinion, deem necessary or desirable for the purpose of removing that Lender as a party to and beneficiary of any Security Documents granted in favour of (among others) the Lenders.

Section 5 -  Costs of Utilisation
9	Interest
9.1	Calculation of interest
The rate of interest on the Loan (or any relevant part of it for which there is a separate Interest Period) for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin; and
(b)	LIBOR for the relevant Interest Period.
9.2	Payment of interest
The Borrowers shall pay accrued interest on the Loan (or any relevant part of it) on the last day of each Interest Period (and, if an Interest Period is longer than three Months, on the dates falling at intervals of three Months after the first day of that Interest Period).
9.3	Default interest
(a)
If an Obligor fails to pay any amount payable by it under a Finance Document to a Finance Party on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is 2 per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(b)	Any interest accruing under this clause 9.3 shall be immediately payable by the Obligors on demand by the Agent.
(c)
If any overdue amount consists of all or part of the Loan (or any relevant part of it) which became due on a day which was not the last day of an Interest Period relating to the Loan or the relevant part of it:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or the relevant part of it; and
(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent per annum higher than the rate which would have applied if the overdue amount had not become due.

(d)
Default interest payable under this clause 9.3 (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest
(a)	The Agent shall notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.
(b)	The Agent shall notify the Borrowers of each Funding Rate relating to the Loan (or any relevant part of it).

10	Interest Periods
10.1	Selection of Interest Periods
(a)	The Borrowers may select an Interest Period for the Loan in the Utilisation Request or (if the Loan has already been borrowed) in a Selection Notice.
(b)	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrowers not later than 11:00 a.m. three (3) Business Days before the last day of the then current Interest Period.
(c)
If the Borrowers fail to deliver a Selection Notice to the Agent in accordance with paragraph (a) above, the relevant Interest Period will, subject to clause 10.2 (Interest Periods overrunning Repayment Dates), be three (3) Months.

(d)
Subject to this clause 10, the Borrowers may select an Interest Period of three Months, or any other period previously agreed in writing between the Borrowers and the Agent (acting on the instructions of all the Lenders).

(e)	No Interest Period shall extend beyond the Final Repayment Date.
(f)	The first Interest Period for the Loan shall start on the Utilisation Date and each subsequent Interest Period for the Loan shall start on the last day of its preceding Interest Period.
10.2	Interest Periods overrunning Repayment Dates
If the Borrowers select an Interest Period which would overrun any later Repayment Date, the Loan shall be divided into parts corresponding to the amounts by which the Loan is scheduled to be repaid under clause 6.2 (Scheduled repayment of Facility) on each of the Repayment Dates falling during such Interest Period (each of which shall have a separate Interest Period ending on the relevant Repayment Date and to the balance of the Loan (which shall have the Interest Period selected by the Borrowers)).
10.3	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
11	Changes to the calculation of interest
11.1	Unavailability of Screen Rate
(a)	If no Screen Rate is available for LIBOR for an Interest Period, LIBOR shall be the Interpolated Screen Rate for a period equal in length to that Interest Period.
(b)	If no Screen Rate is available for LIBOR for:
(i)	dollars; or
(ii)	the relevant Interest Period and it is not possible to calculate the Interpolated Screen Rate, there shall be no LIBOR for that Interest Period and clause 11.3 (Cost of funds) shall apply for that Interest Period.

11.2	Market disruption
If before close of business in London on the Quotation Day for an Interest Period the Agent receives notification from a Lender or Lenders (whose participations in the Loan exceed 35% of the Loan or, if prior to the Utilisation, whose Commitments equal or exceed 35% of the Total Commitments), that the cost to it of funding its participation in the Loan or relevant part of it from whatever source it may reasonably select, would be in excess of LIBOR, then clause 11.3 (Cost of funds) shall apply to the Loan or relevant part of it for the relevant Interest Period.
11.3	Cost of funds
(a)	If this clause 11.3 applies, the rate of interest on each Lender’s share of the Loan or relevant part of it for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin; and
(ii)
the weighted average of each rate notified to the Agent by each Lender as soon as practicable and in any event by close of business on the date falling ten (10) Business Days after the Quotation Day (or, if earlier, on the date falling ten (10) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost which the relevant Lender would have in order to fund an amount equal to its participation in the Loan or relevant part of it from whatever source it may reasonably select.

(b)
If this clause 11.3 applies and the Agent or the Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.
(d)	If this clause 11.3 applies pursuant to clause 11.2 (Market disruption) and:
(i)	a Lender’s Funding Rate is less than LIBOR; or
(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above, the cost to that Lender of funding its participation in the Loan or relevant part of it for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.
11.4	Notification to the Borrowers
If clause 11.3 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Borrowers.
11.5	Break Costs
(a)
The Borrowers shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or any relevant part of it or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for the Loan or that relevant part of it or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12	Fees
12.1	Commitment fee
(a)
The Borrowers shall pay to the Agent (for the account of each Lender) a commitment fee in dollars computed at the rate of 1.20 per cent per annum on that Lender’s Available Commitment calculated on a daily basis from the date of this Agreement (the start date).

(b)
The Borrowers shall pay the accrued commitment fee on the last day of the period of three Months commencing on the start date, on the last day of each successive period of three Months thereafter, on the Last Availability Date to occur and, if cancelled in full, on the cancelled amount of the relevant Lender’s Available Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.
12.2	Agency fee
The Borrowers shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.
12.3	Security agency fee
The Borrowers shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.
12.4	Upfront fee
The Borrowers shall pay to the Agent (for distribution to each Lender and the Arranger in such manner as agreed between each Lender and the Arranger in their absolute discretion) an upfront fee in the amount and at the times agreed in a Fee Letter.
12.5	Other fees
The Borrowers shall pay any other fees set out in a Fee Letter in the amount and at the times agreed in the applicable Fee Letter.

Section 6 -  Additional Payment Obligations
13	Tax gross-up and indemnities
13.1	Definitions
(a)	In this Agreement:
Protected Party means a Finance Party or, in relation to clause 15.5 (Indemnity concerning security) and clause 15.8 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 15.5 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
(b)	Unless a contrary indication appears, in this clause 13 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.
13.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.
(b)
The Borrowers shall, promptly upon any of them becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Borrowers and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity
(a)
Each Obligor who is a Party shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)
under the law of the jurisdiction in which that Finance Party is formed or (as the case may be) incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under clause 13.2 (Tax gross-up); or
(B)	relates to a FATCA Deduction required to be made by a Party or any other Obligor which is not a Party.
(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers and the Guarantors.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this clause 13.3, notify the Agent.
13.4	Indemnities on after Tax basis
(a)
If and to the extent that any sum payable to any Protected Party by the Borrowers under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrowers shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

(b)
If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrowers to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrowers shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

(c)
For the purposes of paragraph (a) and paragraph (b) above, a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party’s profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

13.5	Stamp taxes
The Borrowers shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
13.6	Value added tax
(a)
All amounts expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this paragraph (a) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
Any reference in this clause 13.6 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)
In relation to any supply made by a Finance Party to any party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13.7	FATCA information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality
(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)
If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where a Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;
(ii)	where a Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date; or
(iii)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:
(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.
(g)
If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent).  The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)
The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraphs (e) or (g) above without further verification.  The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

13.8	FATCA Deduction
(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrowers and the Agent and the Agent shall notify the other Finance Parties.

14	Increased costs
14.1	Increased costs
(a)
Subject to clause 14.3 (Exceptions), the Borrowers shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:

(i)
arises as a result of (A) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (B) compliance with any law or regulation made after the date of this Agreement; and/or

(ii)	is a Basel III Increased Cost.
(b)	In this Agreement Increased Costs means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
14.2	Increased cost claims
(a)
A Finance Party intending to make a claim pursuant to clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
14.3	Exceptions
(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)
compensated for by clause 13.3 (Tax indemnity) (or would have been compensated for under clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of clause 13.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In paragraph (a) above, a reference to a Tax Deduction has the same meaning given to the term in clause 13.1 (Definitions).
15	Other indemnities
15.1	Currency indemnity
(a)
If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; and/or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall, as an independent obligation, within three Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
15.2	Mandatory Cost
The Borrowers shall, on demand by the Agent, pay to the Agent for the account of the relevant Lender, such amount which any Lender certifies in a notice to the Agent setting out its calculations in reasonably sufficient detail and its good faith determination of the amount necessary to compensate it for complying with:
(a)
in the case of a Lender lending from a Facility Office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank or any other authority or agency which replaces all or any of its functions) in respect of loans made from that Facility Office;

(b)
in the case of any Lender lending from a Facility Office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions); and

(c)
in the case of any Lender lending from a Facility Office in Switzerland, any minimum reserve requirements or liquidity requirements (or other requirements having the same or similar purpose) of the Swiss National Bank, the Swiss Financial Markets Supervisory Authority (or any other governmental authority or agency which replaces all or any of their functions), which, in each case, is referable to that Lender’s participation in the Loan.  The Agent shall not be obliged or requested to make any such calculation or verify any such amount so certified by any such Lender.
15.3	Other indemnities
The Borrowers shall (or shall procure that another Obligor will), within three Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party as a result of:
(a)	a breach of clause 22.13 (Sanctions);
(b)	the occurrence of any Event of Default;
(c)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 37 (Sharing among the Finance Parties);

(d)
funding, or making arrangements to fund, its participation in the Loan requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(e)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers, but the right of a Lender established under the laws of Germany or with a Facility Office in Germany to be indemnified under paragraph (a) above, shall not apply to such Lender if the relevant breach of clause 22.13 (Sanctions) relates to Sanctions not imposed by Germany, the European Union or the United Nations.
15.4	Indemnity to the Agent and the Security Agent
The Borrowers shall promptly indemnify the Agent and the Security Agent against:
(a)	any and all Losses (together with any applicable VAT) incurred by the Agent or the Security Agent as a result of:
(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)	instructing lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or
(iv)
any action taken by the Agent or the Security Agent or any of its or their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor’s obligations under the Finance Documents; and

(b)
any and all Losses (including, without limitation in respect of liability, for negligence or any other category of liability whatsoever) (together with any applicable VAT) incurred by the Agent or the Security Agent (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful default) (or, in the case of any cost, loss or liability pursuant to clause 38.11 (Disruption to payment systems etc.) notwithstanding the Agent’s or the Security Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent or the Security Agent under the Finance Documents).

15.5	Indemnity concerning security
(a)	The Borrowers shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all Losses (together with any applicable VAT) incurred by it as a result of:
(i)	any failure by the Borrowers to comply with its obligations under clause 17 (Costs and expenses) or any similar provision in any other Finance Document;
(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)	the taking, holding, protection or enforcement of the Transaction Security;
(iv)
the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and/or any other Finance Party and each Receiver and each Delegate by the Finance Documents or by law (otherwise, in each case, than by reason of the relevant Security Agent’s and/or other Finance Party’s, Receiver’s or Delegate’s gross negligence or wilful default);

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;
(vi)
any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful default of that Indemnified Person);

(vii)	instructing lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or
(viii)
(in the case of the Security Agent and/or any other Finance Party, any Receiver and any Delegate) acting as Security Agent and/or as holder of any of the Transaction Security, Receiver or Delegate under the Finance Documents or which otherwise relates to the Charged Property (otherwise, in each case, than by reason of the Security Agent’s and/or other Finance Party’s, Receiver’s or Delegate’s gross negligence or wilful default).

(b)
The Security Agent (and each Affiliate of the Security Agent and each officer or employee of the Security Agent or its Affiliate) may, in priority to any payment to the other Finance Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 15.5 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

(c)
The rights conferred by clause (b) above are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents.

15.6	Continuation of indemnities
The indemnities by the Borrowers in favour of any Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrowers of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Total Commitments or the repudiation by any Finance Party or the Borrowers of this Agreement.
15.7	Third Parties Act
(a)
Each Indemnified Person may rely on the terms of clause 15.5 (Indemnity concerning security) and clauses 13 (Tax gross-up and indemnities) and 15.8 (Interest) insofar as it relates to interest on or the calculation of any amount demanded by that Indemnified Person under clause 15.5 (Indemnity concerning security), subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(b)	Where an Indemnified Person (other than a Finance Party) (the Relevant Beneficiary) who is:
(i)	appointed by a Finance Party under the Finance Documents;
(ii)	an Affiliate of any such person or that Finance Party; or
(iii)	an officer, director, employee, adviser, representative or agent of any of the above persons or that Finance Party, is entitled to receive any amount (a Third Party Claim) under any of the provisions referred to in paragraph (a) above:
(A)	the Borrowers shall at the same time as the relevant Third Party Claim is due to the Relevant Beneficiary pay to that Finance Party a sum in the amount of that Third Party Claim;
(B)	payment of such sum to that Finance Party shall, to the extent of that payment, satisfy the corresponding obligations of the Borrowers to pay the Third Party Claim to the Relevant Beneficiary; and
(C)
if the Borrowers pay the Third Party Claim direct to the Relevant Beneficiary, such payment shall, to the extent of that payment, satisfy the corresponding obligations of the Borrowers to that Finance Party under sub-paragraph (A) above.

15.8	Interest
Moneys becoming due by the Borrowers to any Indemnified Person under the indemnities contained in this clause 15 (Other indemnities) or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrowers to such Indemnified Person (both before and after judgment) at the rate referred to in clause 9.3 (Default interest).
15.9	Exclusion of liability
Without prejudice to any other provision of the Finance Documents excluding or limiting the liability of any Indemnified Person, no Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful default. Any Indemnified Person may rely on this clause 15.9 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
15.10	Waiver
In no event shall any of the Finance Parties be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, loss of profit, business or goodwill) and regardless of whether any Finance Party was informed of the likelihood of such loss and irrespective of whether any such claim is made for breach of contract, in tort or otherwise and the Obligors hereby waive, release and agree (for and on behalf of themselves and on behalf of the other Group Members and their respective Affiliates and shareholders) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in their favour.
16	Mitigation by the Lenders
16.1	Mitigation
(a)
Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 13 (Tax gross-up and indemnities), clause 14 (Increased costs) including (but not limited to) assigning its rights under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Borrowers shall promptly indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 16.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
17	Costs and expenses
17.1	Transaction expenses
The Borrowers shall promptly on demand pay the Agent, the Security Agent, the Arranger the amount of all reasonable and documented costs and expenses (including fees, travelling costs, other costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by any of them (and in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:
(a)	this Agreement, any other documents referred to in this Agreement and the Security Documents;
(b)
any other Finance Documents executed or proposed to be executed after the date of this Agreement including any document executed to provide additional security under clause 26 (Minimum security value); or

(c)	any Security Interest expressed or intended to be granted by a Finance Document, whether or not the transactions contemplated under the Finance Documents are consummated.
17.2	Amendment costs
If:
(a)	an Obligor requests an amendment, waiver or consent; or
(b)	an amendment or waiver is required pursuant to clause 38.10 (Change of currency) or clause 44.4 (Replacement of Screen Rate), the Borrowers shall, within three Business Days of demand, reimburse each Arranger (for as long as it or any of its Affiliates are also a Lender) and/or each of the Agent and/or the Security Agent (as applicable) for the amount of all costs and expenses (including fees, travelling costs, other costs and expenses of lawyers, accountants, tax advisers, insurance  consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by any Arranger (for as long as it or any of its Affiliates are also a Lender), the Agent or the Security Agent (and in the case of the Security Agent by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.
17.3	Agent’s and Security Agent’s management time and additional remuneration
(a)
Any amount payable to the Agent or the Security Agent under clause 15.4 (Indemnity to the Agent and the Security Agent), clause 15.5 (Indemnity concerning security), clause 17 (Costs and expenses) or clause 32.15 (Lenders’ indemnity to the Agent and others) shall include the cost of utilising the Agent’s or (as the case may be) the Security Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or (as the case may be) the Security Agent may notify to the Borrowers and the other Finance Parties, and is in addition to any other fee paid or payable to the Agent or the Security Agent.

(b)	Any cost of utilising the Agent’s management time or other resources shall include, without limitation, any such costs in connection with clause 44.9 (Disenfranchisement of Parent Affiliates).
(c)	Without prejudice to paragraph (a) above, in the event of:
(i)	a Default;
(ii)
the Agent or the Security Agent being requested by an Obligor or the other Finance Parties to undertake duties which the Agent or (as the case may be) the Security Agent and the Borrowers agree to be of an exceptional nature or outside the scope of the normal duties of the Agent or (as the case may be) the Security Agent under the Finance Documents (which, for the avoidance of doubt, shall include any amendments to the Finance Documents and the time incurred in relation thereto); or

(iii)	the Agent or (as the case may be) the Security Agent and the Borrowers agreeing that it is otherwise appropriate in the circumstances, the Borrowers shall pay to the Agent or (as the case may be) the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (d) below.
(d)
If the Agent or (as the case may be) the Security Agent and the Borrowers fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (c) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by a financial institution (acting as an expert and not as an arbitrator) selected by the Agent or (as the case may be) the Security Agent and approved by the Borrowers or, failing approval, nominated (on the application of the Agent or (as the case may be) the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the financial institution being payable by the Borrowers) and the determination of any financial institution shall be final and binding upon the Parties.

17.4	Enforcement, preservation and other costs
The Borrowers shall, on demand by a Finance Party, pay to each Finance Party (through the Agent, except where a payment is to be made to the Security Agent, in which case such payment shall be made directly to the Security Agent) the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by that Finance Party in connection with:
(a)
the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights;

(b)	any valuation carried out under clause 26 (Minimum security value) when it is so stipulated under clause 26.3 (Expenses of valuation);
(c)
any inspection carried out under clause 24.8 (Inspection and notice of dry-docking) provided that (i) if the relevant Ship is, pursuant to such inspection, found to be in satisfactory condition and maintaining specifications acceptable to the Majority Lenders and (ii) if no Event of Default has occurred, the Borrowers shall bear the cost of such inspection only once per calendar year; or

(d)	any survey carried out under clause 24.16 (Survey report) or any inspection carried out under clause 22.15 (Inspection).

Section 7 -  Guarantee
18	Guarantee and indemnity
18.1	Guarantee and indemnity
Each Guarantor hereby irrevocably and unconditionally and jointly and severally with the other Guarantor:
(a)
guarantees to the Security Agent (as trustee for the Finance Parties) and the other Finance Parties punctual performance by each other Obligor of all such Obligor’s obligations under the Finance Documents (including the repayment when due of any debit balances or overdrawn amounts in any Account);

(b)
undertakes with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document (including the repayment when due of any debit balances or overdrawn amounts in any Account), it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that it will, as an independent and primary obligation, indemnify each Finance Party immediately on demand against any cost, loss or liability it incurs:

(i)

(A)	if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal (including the obligation to repay when due any debit balances or overdrawn amounts in any Account); or
(B)
by operation of law, and as a result of the same, the Borrowers have not paid any amount which would, but for such unenforceability, invalidity, illegality or operation of law, have been payable by the Borrowers under any Finance Document (including the repayment when due of any debit balances or overdrawn amounts in any Account) on the date when it would have been due; or

(ii)
if as a result (directly or indirectly) of the introduction of or any change in (or the interpretation, administration or application of) any law or regulation, or compliance with any law, regulation or administrative procedure made after entry into this Agreement (a Change in Law), there is a change in the currency, the value of the currency or the timing, place or manner in which any obligation guaranteed by a Guarantor is payable.

The amount payable by a Guarantor under this indemnity:
(1)
in respect of paragraph (i) above, shall be the amount it would have had to pay under this clause 17.1 if the amount claimed had been recoverable on the basis of a guarantee but for any relevant unenforceability, invalidity or illegality, and

(2)
in respect of paragraph (ii) above, shall include (aa) the difference between (x) the amount (if any) received by the Security Agent and the other Finance Parties from the Borrowers and (y) the amount that the Borrowers were obliged to pay under the original express terms of the Finance Documents in the currency specified in the Finance Documents, disregarding any Change in Law (the Original Currency), and (bb) all further costs, losses and liabilities suffered or incurred by the Security Agent and the other Finance Parties as a result of a Change in Law.
For the purposes of (aa)(x) above, if payment was not received by the Security Agent or the other Finance Parties in the Original Currency, the amount received by the Security Agent and the other Finance Parties shall be deemed to be that payment’s equivalent in the Original Currency converted, actually or notionally at the Security Agent’s discretion, on the day of receipt at the then prevailing spot rate of exchange of the Security Agent or if, in the Security Agent’s opinion, it could not reasonably or properly have made a conversion on the day of receipt of the equivalent of that payment in the Original Currency, that payment’s equivalent as soon as the Security Agent could, in its opinion, reasonably and properly have made a conversion of the Original Currency with the currency of payment.
If the Original Currency no longer exists, the Guarantors shall make such payment in such currency as is, in the reasonable opinion of the Security Agent, required, after taking into account any payments by the Borrowers, to place the Security Agent and the other Finance Parties in a position reasonably comparable to that it would have been in had the Original Currency continued to exist.
18.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
18.3	Reinstatement
If any payment is made by an Obligor, or any discharge, release or arrangement is given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) in whole or in part on the basis of any payment, security or other disposition, and the same is avoided or reduced or must be restored in, or as a result of, insolvency, liquidation, administration or any other similar event or otherwise, then:
(a)	the liability of each Obligor under this clause 17 shall continue or be reinstated as if the payment, discharge, release, arrangement, avoidance or reduction had not occurred; and
(b)
each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, release, arrangement, avoidance or reduction had not occurred.

18.4	Waiver of defences
The obligations of each Guarantor under this clause 18 will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause 18, would reduce, release or prejudice any of its obligations under this clause 18 including (without limitation):
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;
(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;
(g)	any law or regulation of any jurisdiction or any other event affecting any term of the guaranteed obligations;
(h)	any other circumstance that might constitute a defence of the Guarantor; or
(i)	any insolvency or similar proceedings.
18.5	Guarantor intent
Without prejudice to the generality of clause 18.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents.
18.6	Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
18.7	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of a Guarantor’s liability under this clause 18.
18.8	Deferral of Guarantors’ rights
(a)
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 18:

(i)	to be indemnified by another Obligor;
(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(iii)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which that Guarantor has given a guarantee, undertaking or indemnity under clause 18 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any other Obligor; and/or
(vi)	to claim or prove as a creditor of any other Obligor in competition with any Finance Party.
(b)
If a Guarantor receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 38 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

18.9	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
18.10	Guarantors’ rights and obligations
(a)
The obligations of each Guarantor under the Guarantee and under this Agreement are joint and several. Failure by a Guarantor to perform its obligations under the Guarantee and/or this Agreement shall constitute a failure by all of the Guarantors.

(b)	Each Guarantor irrevocably and unconditionally jointly and severally with the other Guarantor:
(i)	agrees that it is responsible for the performance of the obligations of the other Guarantor under the Guarantee and this Agreement;
(ii)	acknowledges and agrees that it is a principal and original debtor in respect of all amounts due from the Guarantors under the Guarantee and under this Agreement; and
(iii)
agrees with each Finance Party that, if any obligation of the other Guarantor under the Guarantee and this Agreement is or becomes unenforceable, invalid or illegal for any reason it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any and all Losses it incurs as a result of the other Guarantor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by the other Guarantor under the Guarantee and/or this Agreement. The amount payable under this indemnity shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

(c)
The obligations of each Guarantor under the Finance Documents shall continue until all amounts which may be or become payable by the Guarantors under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part.

18.11	Amendments
Any amendment, waiver, discharge, release or consent in relation to the Guarantee and/or this clause 18 may only be made or given in writing.

Section 8 -  Representations, Undertakings and Events of Default
19	Representations
Each Obligor who is a Party makes and repeats the representations and warranties set out in this clause 19 to each Finance Party at the times specified in clause 19.40 (Times when representations are made) except that the representations and warranties of clause 19.39 (Sanctions) insofar as they relate to Sanctions not imposed by Germany, the European Union or the United Nations will not be so made and repeated to any Finance Party established under the laws of Germany and/or with its Facility Office in Germany.
19.1	Status
(a)
Each Obligor is duly incorporated, formed or established and validly existing under the laws of the jurisdiction of its incorporation, formation or establishment as a limited liability company or corporation or limited partnership (as the case may be).

(b)	Each Obligor and each other Group Member has power and authority to own its assets and to carry on its business as it is now being conducted.
19.2	Binding obligations
Subject to the Legal Reservations:
(a)
the obligations expressed to be assumed by each Obligor in each Transaction Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations; and

(b)
(without limiting the generality of paragraph (a) above) each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

19.3	Non-conflict
The entry into and performance by each Obligor of, and the transactions contemplated by the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:
(a)	any law or regulation applicable to any Obligor;
(b)	the Constitutional Documents of any Obligor or any other Group Member; or
(c)	any agreement or other instrument binding upon any Obligor or any other Group Member or its or any other Group Member’s assets, or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Maritime Lien or under a Security Document) on any Obligor’s or any other Group Member’s assets, rights or revenues.
19.4	Power and authority
(a)
Each Obligor has the power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, performance and delivery of, and compliance with, each Transaction Document to which it is, or is to be, a party and each of the transactions contemplated by those documents.

(b)
No limitation on any Obligor’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Transaction Document to which such Obligor is, or is to be, a party.

19.5	Validity and admissibility in evidence
(a)	All Authorisations required or desirable:
(i)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Transaction Document to which it is a party;
(ii)	to make each Transaction Document to which it is a party admissible in evidence in its Relevant Jurisdictions; and
(iii)	to ensure that the Transaction Security has the priority and ranking contemplated by the Security Documents, have been obtained or effected and are in full force and effect except any Authorisation or filing referred to in clause 19.14 (No filing or stamp taxes), which Authorisation or filing will be promptly obtained or effected within any applicable period.
(b)
All Authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor and each other Group Member have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations might have a Material Adverse Effect.

19.6	Governing law and enforcement
(a)	The choice of English law or any other applicable law as the governing law of any Transaction Document will be recognised and enforced in each Obligor’s Relevant Jurisdictions.
(b)	Any judgment obtained in any Transaction Document in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.
19.7	No misleading information
(a)
Any factual information contained in the Information Package is true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)
Any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration.

(c)
The expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds.

(d)
No event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect.

(e)
All other written information provided by any Group Member (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

(f)
For the purposes of this clause 19.7, Information Package means any information provided by any Obligor or any other Group Member to any of the Finance Parties in connection with the Transaction Documents or the transactions referred to in them including that contained in the Information Memorandum.

19.8	Original Financial Statements
(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.
(b)
The Original Financial Statements fairly present the financial condition as at the end of the relevant Financial Year and its results of operations during the relevant Financial Year of the relevant Obligors and the Group (consolidated in the case of the Group and the Arctic LNG Guarantor, respectively) during the relevant Financial Year.

(c)
There has been no material adverse change in the assets, business, prospects or financial condition of any Obligor (other than the Manager) (or the assets, business, prospects or consolidated financial condition of the Group, in the case of the Parent or of the Arctic LNG Guarantor, respectively) since the date of the Original Financial Statements.

19.9	Pari passu ranking
Each Obligor’s payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.
19.10	Ranking and effectiveness of security
Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any legal opinion delivered to the Agent and/or the Security Agent under clause 4.1 (Initial conditions precedent):
(a)	the Transaction Security has (or will have when the relevant Security Documents have been executed) the priority which it is expressed to have in the Security Documents;
(b)	the Charged Property is not subject to any Security Interest other than Permitted Security Interests; and
(c)	the Transaction Security will constitute perfected security on the assets described in the Security Documents.
19.11	Centre of main interests and establishments
For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the Regulation), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.
19.12	Ownership of Charged Property
Each Obligor is the sole legal and beneficial owner of the Charged Property over which it purports to grant a Security Interest under the Security Documents.

19.13	No insolvency
No corporate action, legal proceeding or other procedure or step described in clause 30.10 (Insolvency proceedings) or creditors’ process described in clause 30.11 (Creditors’ process) has been taken or, to the knowledge of any Obligor, threatened in relation to a Group Member and none of the circumstances described in clause 30.9 (Insolvency) applies to any Group Member.
19.14	No filing or stamp taxes
Under the laws of each Obligor’s Relevant Jurisdictions it is not necessary that any Transaction Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Transaction Document or the transactions contemplated by the Transaction Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Transaction Document.
19.15	Deduction of Tax
No Obligor is required to make any Tax Deduction (as defined in clause 13.1 (Definitions) from any payment it may make under any Finance Document to which it is, or is to be, a party and no other party is required to make any such deduction from any payment it may make under any other Transaction Document.
19.16	Tax compliance
(a)	No Obligor or other Group Member is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.
(b)
No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor or other Group Member with respect to Taxes such that a liability of, or claim against, any Obligor or other Group Member is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which might have a Material Adverse Effect.

(c)	Each Obligor is resident for Tax purposes only in its Original Jurisdiction.
19.17	Other Tax matters
The execution or delivery or performance by any Party of the Finance Documents will not result in any Finance Party:
(a)	having any liability in respect of Tax in any Flag State;
(b)	having or being deemed to have a place of business in any Flag State or any Relevant Jurisdiction of any Obligor.
19.18	Pension exposure
No Group Member is, or may be, liable to contribute funds to any form of pension scheme or similar arrangement (other than a scheme or arrangement where the benefits conferred by it on its members are calculated solely by reference to a payment or payments made by the relevant member or by any other person in respect of that member).

19.19	No Default
(a)
No Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or any other Group Member or to which any Obligor’s (or any other Group Member’s) assets are subject which might have a Material Adverse Effect.

19.20	No proceedings
(a)
No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of any Obligor’s knowledge and belief (having made due and careful enquiry)) been started or threatened against any Obligor or any other Group Member.

(b)
No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is reasonably likely to have a Material Adverse Effect has (to the best of any Obligor’s knowledge and belief (having made due and careful enquiry)) been made against any Obligor or any other Group Member.

19.21	No breach of laws
(a)	No Obligor or other Group Member has breached any law or regulation which breach might have a Material Adverse Effect.
(b)
No labour dispute is current or, to the best of any Obligor’s knowledge and belief (having made due and careful enquiry), threatened against any Obligor or other Group Member which might have a Material Adverse Effect.

19.22	Environmental matters
(a)	No Environmental Law applicable to any Fleet Vessel and/or any Obligor or other Group Member has been violated in a manner or to an extent which might have, a Material Adverse Effect.
(b)	All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force.
(c)
No Environmental Claim has been made or, to the best of any Obligor’s knowledge and belief (having made due and careful enquiry), is threatened or is pending against any Group Member or any Fleet Vessel where that claim might have a Material Adverse Effect and there has been no Environmental Incident which has given, or might give, rise to such a claim.

19.23	Anti-corruption law
Each Group Member has conducted its businesses in compliance with applicable anti-corruption and anti-bribery laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

19.24	Security and Financial Indebtedness
(a)	No Security Interest exists over all or any of the present or future assets of any Obligor, in breach of this Agreement.
(b)	No Obligor has any Financial Indebtedness outstanding in breach of this Agreement.
19.25	Ownership of assets
Each Obligor is or, on the date the Security Documents to which it is a party are entered into, will be, the sole legal and beneficial owner of the respective assets over which it purports to grant a Security Interest under the Security Documents, to which it is a party.
19.26	Shares
(a)	The shares of each Owner are fully paid and not subject to any option to purchase or similar rights.
(b)	The Constitutional Documents of each Owner do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents.
(c)
There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of each Owner (including any option or right of pre-emption or conversion).

19.27	Ownership of Obligors
(a)	Each Borrower is a direct wholly-owned Subsidiary of the Arctic LNG Guarantor.
(b)	The Dynagas Finance LLC Guarantor is a direct wholly-owned Subsidiary of the Arctic LNG Guarantor.
(c)	The Arctic LNG Guarantor is a direct wholly-owned Subsidiary of the Dynagas Equity Guarantor.
(d)	The Dynagas Equity Guarantor is a wholly-owned direct Subsidiary of the Dynagas Operating Guarantor.
(e)	Each of the Dynagas Finance Guarantor, the Dynagas Operating GP Guarantor and the Dynagas Operating LP Guarantor is a wholly-owned direct Subsidiary of the Parent.
(f)
Not less than 100% of total share capital, total common partnership interest and units and the total limited liability company interest (as applicable) in each other Guarantor and each Borrower is owned (legally and/or beneficially, directly and/or indirectly) by the Parent, and the Parent controls each other Guarantor and each Borrower.

(g)	Not less than 43.9% of the total common partnership interest and units in the Parent is directly owned (legally and beneficially) by the Sponsor, and the Sponsor controls the Parent.
(h)	The General Partner ceases to be the general partner of the Parent.
(i)	The Permitted Holders control each of the General Partner, the Sponsor and the Manager.
(j)
Not less than 100% of the issued and outstanding (i) share capital and (ii) voting share capital of each of the Sponsor and the Manager, and not less than 100% of the total limited liability company interest in the General Partner, are owned (legally and/or beneficially, directly and/or indirectly) by the Permitted Holders.

(k)	The Dynagas Operating GP Guarantor is the general partner of the Dynagas Operating LP Guarantor.
19.28	No Change of Control
There has not been a Change of Control.
19.29	Accounting Reference Date
The Financial Year-end of each Obligor and other Group Member is the Accounting Reference Date.
19.30	No adverse consequences
(a)	It is not necessary under the laws of the Relevant Jurisdictions of any Obligor:
(i)	in order to enable any Finance Party to enforce its rights under any Finance Document to which it is, or is to be, a party; or
(ii)	by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.
(b)
No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction of any Obligor by reason only of the execution, performance and/or enforcement of any Finance Document.

19.31	Copies of documents
The copies of the Transaction Documents which are not Finance Documents and the Constitutional Documents of the Obligors delivered to the Agent under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to any Transaction Document which would materially affect the transactions or arrangements contemplated by them or modify or release the obligations of any party under them.
19.32	No breach, etc of any Charter Document
No Obligor nor (so far as the Obligors are aware) any other person is in breach of any Charter Document to which it is a party nor has anything occurred which entitles or may entitle any party to any Charter Document to rescind or terminate it or decline to perform their obligations under it or which would render it illegal, invalid or unenforceable.
19.33	No breach of any Charter Document
No Obligor nor (so far as the Obligors are aware) any other person is in breach of any Charter Document to which it is a party nor has anything occurred which entitles or may entitle any party to rescind or terminate it or decline to perform their obligations under it.
19.34	No immunity
No Obligor or any of its assets is immune to any legal action or proceeding.
19.35	Ship status
Each Ship will on the first day of the relevant Mortgage Period be:

(a)	registered in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;
(b)	operationally seaworthy and in every way fit for service;
(c)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society; and
(d)	insured in the manner required by the Finance Documents.
19.36	Ship’s employment
Each Ship shall on the first day of the relevant Mortgage Period:
(a)	have been delivered, and accepted for service, under its Charter; and
(b)	be free of any other charter commitment which, if entered into after that date, would require approval under the Finance Documents.
19.37	Address commission
There are no rebates, commissions or other payments in connection with any Charter other than those referred to in it.
19.38	Money Laundering
In relation to the borrowing by each Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which each Borrower is a party, each Borrower confirms that:
(a)	all its operations are and have been conducted at all times in compliance with all Anti-Money Laundering Laws;
(b)	it has instituted and maintained, and will continue to maintain and enforce, policies and procedures which are designed to promote compliance with Anti-Money Laundering Laws;
(c)
no action, suit or proceeding by or before any court, governmental agency, authority, body or any arbitrator involving such Borrower or its management board with respect to Anti-Money Laundering Laws is pending and no such actions, suits or proceedings are threatened or contemplated;

(d)	it is acting for its own account;
(e)	it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement;
(f)
it shall (and shall ensure that all its directors, officers, or employees shall) not directly or indirectly use the proceeds of the Loan for any purpose that would constitute a breach of Anti-Money Laundering Laws; and

(g)
the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat money laundering (as defined in the provisions of the directive (2015/849/EC) of the European Parliament and of the Council and/or Article 305bis of the Swiss Penal Code).

For the purposes of this clause 19.38:

Anti-Money Laundering Laws means:
(a)	all applicable anti-money laundering laws of any jurisdiction in which an Obligor conducts business; and
(b)
the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency including regulations governing predicate offences for money laundering.

19.39	Sanctions
(a)	No Ship is a vessel with which any individual, entity or any other person is prohibited or restricted from dealing with under any Sanctions.
(b)
No Obligor nor any other Group Member nor any Affiliate of any Group Member, nor any of their respective directors, officers or employees nor, to the best of the knowledge of any Obligor, any persons acting on any of their behalf:

(i)	is a Prohibited Person;
(ii)
is subject to or the target of any United Nations, United States, European Union, or any of the member states of the European Union, Switzerland or the United Kingdom or any other sanctions regime regarding in particular, but not exclusively, economic sanctions against Iran, including, without limitation, any Sanctions;

(iii)	is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;
(iv)	owns or controls a Prohibited Person;
(v)
is located or resident in, or doing business or operating from, organised, formed or (as the case may be) incorporated under the laws of, a country or territory which is, or whose government is, the subject of Sanctions (including, without limitation, Cuba, Iran, Burma (Myanmar), North Korea, Sudan, Syria and the Crimea Region as at the date of this Agreement);

(vi)	is in breach of Sanctions; or
(vii)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.
19.40	Times when representations are made
(a)	All of the representations and warranties set out in this clause 19 (other than Ship Representations) are deemed to be made on the dates of:
(i)	this Agreement;
(ii)	the Utilisation Request;
(iii)	the Utilisation; and
(iv)	the date when the Borrowers request that the Blocked Amount is withdrawn pursuant to clause 28.3(e) and the date when the Blocked Amount is to be so withdrawn.
(b)
The Repeating Representations are deemed to be made on the date of issuance of each Compliance Certificate and the first day of each Interest Period and, in the case of the representation in clause 19.7 (No misleading information) (but in relation to the Information Memorandum only), on the date of primary syndication of the Facility.

(c)	All of the Ship Representations are deemed to be made on the first day of the Mortgage Period for the relevant Ship.
(d)
Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.

20	Information undertakings
Each Borrower undertakes that this clause 20 will be complied with throughout the Facility Period.
In this clause 20:
Annual Financial Statements means each of the audited consolidated financial statements for a Financial Year of the Parent delivered pursuant to clause 20.1 (Financial statements).
Semi-Annual Financial Statements means each of the unaudited consolidated financial statements for the first financial half-year of a Financial Year of the Parent delivered pursuant to clause 20.1 (Financial statements).
20.1	Financial statements
(a)	The Borrowers shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(i)	the audited consolidated financial statements of the Parent for each Financial Year as soon as the same become available, but in any event within 180 days after the end of each Financial Year;
(ii)
the unaudited consolidated financial statements of the Parent and the unaudited consolidated financial statements of the Arctic LNG Guarantor for the first financial half-year of each Financial Year as soon as the same become available, but in any event within 90 days after the end of each such financial half-year; and

(iii)
the unaudited financial statements of each Borrower and the unaudited consolidated financial statements of the Arctic LNG Guarantor, in each case for each Financial Year as soon as the same become available, but in any event within 180 days after the end of each Financial Year.

20.2	Provision and contents of Compliance Certificate and valuations
(a)	The Parent shall supply to the Agent (and the Agent shall supply to each Lender):
(i)	with each set of Annual Financial Statements and Semi-Annual Financial Statements, a Compliance Certificate; and
(ii)
with each set of Annual Financial Statements and Semi-Annual Financial Statements, valuations of each Fleet Vessel (as defined in clause 21.1 (Financial definitions)), each made in accordance with clause 26 (Minimum security value) and showing the value of each such Fleet Vessel (and for such purposes, the provisions of such clause 26 (Minimum security value) shall apply to each such Fleet Vessel and this paragraph (a)(ii) mutatis mutandis as if each such Fleet Vessel was a Ship).

(b)	Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 21.2 (Financial condition).
(c)	Each Compliance Certificate shall be signed by the chief financial officer of the Parent.

20.3	Requirements as to financial statements
(a)
The Borrowers shall procure that each set of financial statements delivered pursuant to clause 20.1 (Financial statements) includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition, each set of annual financial statements of the Parent shall be audited by the Auditors.

(b)	Each set of financial statements delivered pursuant to clause 20.1 (Financial statements) shall:
(i)	be prepared in accordance with GAAP;
(ii)
fairly present, and be certified by a director of the relevant company as fairly presenting,  its financial condition and operations, as at the date as at which those financial statements were drawn up and, in the case of the annual financial statements of the Parent, shall be accompanied by any letter addressed to the management of the Parent by the Auditors and accompanying those annual financial statements; and

(iii)	in the case of audited annual financial statements, not be the subject of any qualification in the Auditors’ opinion.
(c)
The Borrowers shall procure that each set of financial statements delivered pursuant to clause 20.1 (Financial statements) shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrowers notify the Agent that there has been a change in GAAP or the accounting practices and the Auditors deliver to the Agent:

(i)
a description of any change necessary for those financial statements to reflect the GAAP or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 21 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
20.4	Presentations
Once in every Financial Year, or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing or may have occurred or may occur, the Borrowers shall procure that at least two officers of the Parent (one of whom shall be the chief financial officer) give a presentation to the Finance Parties about the on-going business and financial performance of the Group and any other matter which a Finance Party may reasonably request.
20.5	Year-end
The Borrowers shall procure that each Financial Year-end of each Obligor and each Group Member falls on the Accounting Reference Date.
20.6	Information: miscellaneous
The Borrowers shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)
at the same time as they are dispatched, copies of all documents dispatched by the Parent to its shareholders generally (or any class of them) or dispatched by the Parent or any Obligors to its creditors generally (or any class of them);

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Member, and which, if adversely determined, might have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding $1,000,000 (or its equivalent in other currencies);

(c)
promptly on request by the Agent (acting on the instructions of the Majority Lenders given to the Agent not later than 30 days before the beginning of each Financial Year), a budget and cash flow projections for the Group in respect of such Financial Year, in form and substance reasonably acceptable to the Majority Lenders;

(d)
promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is made against any Group Member and which is reasonably likely to have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding $1,000,000 (or its equivalent in other currencies);

(e)	promptly, such information as the Agent or the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents; and
(f)
promptly on request, such further information regarding the financial condition, assets, liabilities and operations of the Group and/or any Group Member as any Finance Party through the Agent may reasonably request.

20.7	Notification of Default
(a)
The Borrowers shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Agent, the Borrowers shall supply to the Agent a certificate signed by two of its directors or senior officers of the Parent on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.8	Sufficient copies
The Borrowers, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders.
20.9	Use of websites
(a)
The Borrowers may satisfy their obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Borrowers and the Agent (the Designated Website) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;
(ii)	both the Borrowers and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and
(iii)	the information is in a format previously agreed between the Borrowers and the Agent.

(b)
If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Borrowers accordingly and the Borrowers shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrowers shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(c)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrowers and the Agent.
(d)	The Borrowers shall promptly upon any of them becoming aware of its occurrence notify the Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;
(ii)	the password specifications for the Designated Website change;
(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
(v)	any Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
(e)
If the Borrowers notify the Agent under paragraphs (i) to (v) above, all information to be provided by the Borrowers under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(f)
Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrowers shall comply with any such request within ten Business Days.

20.10	“Know your customer” checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement;
(iii)	a proposed assignment by a Lender of any of its rights under this Agreement to a party that is not already a Lender prior to such assignment; or
(iv)
any law and/or regulation to prevent money laundering and corruption, to conduct ongoing monitoring of the business relationship with the Obligors or in relation to necessary “know your customer” or other similar checks as applicable to a Lender or the transactions contemplated in the Finance Documents, obliges the Agent, the Security Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender), the Security Agent or any Lender in order for the Agent, the Security Agent or such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender, to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents. The Obligors will promptly notify the relevant Lender of any changes in any information supplied by them from time to time to any Lender.
(b)
Each Finance Party shall, promptly upon the request of the Agent or the Security Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for it to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.11	Money Laundering
The Borrowers will:
(a)
provide the Agent (and the Agent shall provide each Lender) with information, certificates and any documents required by the Agent or any other Finance Party to ensure compliance with any law official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in the provisions of the directive (2015/849/EC) of the European Parliament and of the Council and/or Article 305bis of the Swiss Penal Code) throughout the Facility Period; and

(b)
notify the Agent (and the Agent shall notify each Lender) as soon as it becomes aware of any matters evidencing that a breach of any law official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in the provisions of the directive (2015/849/EC) of the European Parliament and of the Council and/or Article 305bis of the Swiss Penal Code) may or is about to occur or that the person(s) who have or will receive the commercial benefit of this Agreement have changed from the date hereof.

21	Financial covenants
Each Obligor who is a Party undertakes that this clause 21 will be complied with throughout the Facility Period.
21.1	Financial definitions
In this clause 21:
Cash and Cash Equivalents means, at any relevant time:
(a)	cash in hand or on deposit with any bank
(b)	Marketable Securities valued at their then published market value rates; an
(c)	any other instrument, security or investment approved by the Majority Lenders, which is free from any Security Interests and/or restrictions and to which any Group Member is beneficially entitled at that time and which are readily available to Group Members and capable of being applied against Financial Indebtedness (which however shall include the Minimum Liquidity Amount if and for as long as it is standing to the credit of the Cash Collateral Account as required by clause 28.3 (Cash Collateral Account)), as demonstrated by the then most recent Financial Statements.

Financial Statements means any of the Annual Financial Statements or the Semi-Annual Financial Statements of the Parent referred to and defined as such in clause 20.1 (Financial statements).
Fleet Market Value means, as of the date of calculation, the aggregate value of:
(a)	the Mortgaged Ships, as most recently determined pursuant to valuations made in accordance with the provisions of clause 26 (Minimum security value); and
(b)
all other Fleet Vessels (other than the Mortgaged Ships), as most recently determined pursuant to valuations of such vessels provided to the Agent together with each Compliance Certificate and made in accordance with the provisions of clause 26 (Minimum security value) which shall apply for the purposes of this paragraph mutatis mutandis to each Fleet Vessel as if each such vessel was a Ship.

Fleet Vessels means each of the Fleet Vessels as defined in clause 1.1 (Definitions) (including, but not limited to, the Ships but excluding vessels under construction) but only to the extent owned by the Group Members and Fleet Vessel means any of them.
Market Value Adjusted Total Assets means, at any relevant time and in relation to a Measurement Period, the Total Assets as shown in the then most recent Financial Statements relevant to such Measurement Period, adjusted to take account of the difference between the aggregate book values of the Fleet Vessels and the Fleet Market Value at that time.
Marketable Securities means any bonds, stocks, notes or bills payable in a freely convertible and transferable currency, with maturities of less than one year and which are listed on a stock exchange acceptable to the Majority Lenders.
Measurement Period means (a) each Financial Year and (b) the first financial half-year of each Financial Year of the Parent.
Total Assets means, at any relevant time and in relation to a Measurement Period, the aggregate of the value of the “Total Assets” of the Group as shown in the then most recent Financial Statements relevant to such Measurement Period.
Total Liabilities means, at any relevant time and in relation to a Measurement Period, the sum of “Total Liabilities” of the Group as shown in the then most recent Financial Statements relevant to such Measurement Period but, for the purposes of clause 21.2(b)(Financial condition), without taking into account any short term working capital facilities made available directly by the Sponsor to the Parent which are interest-free, fully subordinated to any indebtedness owing to the Finance Parties under the Finance Documents and otherwise on terms acceptable to the Majority Lenders.
21.2	Financial condition
Each Obligor who is a Party shall ensure that throughout the Facility Period:
(a)
Cash and Cash Equivalents: the Group’s Cash and Cash Equivalents as at the end of, and in relation to, each Measurement Period, shall be not less than 8 per cent of the Total Liabilities in relation to that Measurement Period; and

(b)	Consolidated leverage ratio: the ratio of Total Liabilities to the Market Value Adjusted Total Assets shall, at all times during each Measurement Period, be not higher than 0.7:1.0.
21.3	Financial testing
The financial covenants set out in clause 21.2 (Financial condition) shall be calculated in accordance with GAAP on a consolidated basis and tested by reference to each of the Annual Financial Statements and the Semi-Annual Financial Statements of the Parent delivered pursuant to, and defined as such in, clause 20.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to clause 20.2 (Provision and contents of Compliance Certificate and valuations).
22	General undertakings
22.1	Undertaking to comply
Each Obligor who is a Party undertakes that this clause 22 will be complied with by and in respect of each Obligor and each other Group Member throughout the Facility Period, except that the undertakings in clause 22.13 (Sanctions) insofar as they relate to Sanctions not imposed by Germany, the European Union or the United Nations are not given in favour of any Finance Party established under the laws of Germany and/or with its Facility Office in Germany.
22.2	Use of proceeds
The proceeds of Utilisations shall be used exclusively for the purposes specified in clause 3 (Purpose).
22.3	Authorisations
Each Obligor shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of a Relevant Jurisdiction to:
(i)	enable it to perform its obligations under the Transaction Documents;
(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and
(iii)	carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.
22.4	Compliance with laws
Each Obligor shall (and shall ensure that each other Group Member will) comply in all respects with all laws and regulations (including Environmental Laws) to which it may be subject.
22.5	Tax compliance
(a)
Each Obligor shall (and shall ensure that each other Group Member will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;
(ii)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 20.1 (Financial statements); and

(iii)	such payment can be lawfully withheld.
(b)
Except as approved by the Majority Lenders, each Obligor shall maintain its residence for Tax purposes in the jurisdiction in which it is formed or (as the case may be) incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.

22.6	Change of business
Except as approved by the Majority Lenders, no substantial change will be made to the general nature of the business of the Parent, the Obligors or the Group taken as a whole from that carried on at the date of this Agreement, or to the corporate and/or legal structure of the Group and the Obligors from that existing on the date of this Agreement.
22.7	Merger and corporate reconstruction
Except as approved by the Majority Lenders:
(a)
no Obligor shall (and shall ensure that no other Group Member will) enter into any amalgamation, demerger, merger, consolidation redomiciliation, legal migration or corporate reconstruction (other than the solvent liquidation of any Group Member which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other Group Members); and

(b)	none of the Obligors nor any other Group Member nor the Group will change their corporate structure.
22.8	Pension exposure
The Borrowers shall ensure that no Group Member is, or any time becomes, liable to contribute funds to any form of pension scheme or similar arrangement (other than a scheme or arrangement where the benefits conferred by it on its members are calculated solely by reference to a payment or payments made by the relevant member or by any other person in respect of that member).
22.9	Further assurance
(a)
Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent or the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)
to perfect the Security Interests created or intended to be created by that Obligor under or evidenced by, the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or to protect, maintain or ensure the priority of such Security Interests or for the exercise of any rights, powers and remedies of the Security Agent and/or any other Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Security Agent and/or any other Finance Parties Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or
(iv)	to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with clause 31.1 (Assignments by the Lenders).
(b)
Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest (or the priority of any Security Interest) conferred or intended to be conferred on the Security Agent and/or any other Finance Parties by or pursuant to the Finance Documents.

22.10	Negative pledge in respect of Charged Property and Obligor’s shares
(a)	Except as approved by the Majority Lenders and for Permitted Maritime Liens, no Obligor will grant or allow to exist any Security Interest over:
(i)	any Charged Property; or
(ii)
any shares, partnership interest or units or limited liability company interest in any Guarantor (other than the Parent) or any Borrower, or any rights deriving from, or related to, such shares, partnership interest or units or limited liability company interest.

(b)
Each Obligor will procure that all of the shares, partnership interest or units or limited liability company interest of or in all of the Obligors will be in registered form (and not in bearer form) at all times.

22.11	Environmental matters
(a)
The Agent will be notified as soon as reasonably practicable of any Environmental Claim being made against any Group Member or any Fleet Vessel and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

(b)	Environmental Laws (and any consents, licences or approvals obtained under them) applicable to Fleet Vessels will not be violated in a way which might have a Material Adverse Effect.
22.12	Syndication
The Parent will provide reasonable assistance to the Arranger in the preparation of the Information Memorandum and the primary syndication of the Facility (including, without limitation, by making the senior management of the Parent available for the purpose of making presentations to, or meeting, potential lending institutions) and will comply with all reasonable requests for information from potential syndicate members prior to completion of syndication.
22.13	Sanctions
(a)
No Obligor nor any other Group Member nor any Affiliate of any Group Member will, directly or indirectly, make any proceeds of the Loan available to, or for the benefit of, a Prohibited Person or any individual, entity or any other person in any country or territory which is or whose government is, the subject of country-wide or territory-wide Sanctions (including, without limitation, Cuba, Iran, Burma (Myanmar), North Korea, Sudan, Syria and the Crimea Region as at the date of this Agreement), or any persons owned or controlled by or acting on behalf of such persons, or permit or authorise any such proceeds to be applied in a manner or for a purpose prohibited by Sanctions.

(b)	The Borrowers will prevent any Mortgaged Ship from being used, directly or indirectly:
(i)
by, or for the benefit of, any Prohibited Person or any person owned or controlled by any Prohibited Person (including from being sold, chartered, leased or otherwise provided directly or indirectly to any Prohibited Person), but always excluding, as of the date of this Agreement, each of the Charterers, and then only to the extent that, and for as long as, the relevant Charter does not cause any Party or any other person to be in violation of any Sanctions;

(ii)
in any trade which could expose the relevant Ship, any Finance Party, any manager of the Ships, the ships’ crew or the Ships’ insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions; and/or

(iii)	in any transport of any goods that are prohibited to be sold, supplied, transferred, purchased, exported or imported under any Sanctions.
(c)
The Borrowers will (so long as failing to do so would violate Sanctions) prevent each Mortgaged Ship from trading to or from Iranian and/or Syrian ports or carrying crude oil, petroleum products or petrochemical products or natural gas if they originate in Iran and/or Syria, or are being exported from or via Iran and/or Syria to any other country.

(d)
Without prejudice to the rights of the Finance Parties under any other provisions of this Agreement and the other Finance Documents, if an Owner finds out that its Ship, without its knowledge, has been sold, chartered, conferred, leased or otherwise provided directly or indirectly to any Prohibited Person (but always excluding, as of the date of this Agreement, each of the Charterers, and then only to the extent that, and for as long as, the relevant Charter does not cause any Party or any other person to be in violation of any Sanctions), it shall terminate, as soon as possible and in any case within thirty (30) days after the day it finds out that any of the events described in this clause has occurred, the relationship with the Prohibited Person under the premise that the Finance Parties may commit a breach of law by this behaviour. In this case the Borrowers will also inform the Finance Parties immediately.

(e)	In addition and without prejudice to any of the foregoing, the Obligors shall procure that:
(i)
no proceeds, funds or benefit from any activity or dealing with or involving a Prohibited Person are used in discharging any obligation due or owing to any Finance Party under the Finance Documents or are credited to any Account and the Obligors agree that each Finance Party that receives or is to receive any such payment shall be entitled to decline its receipt if it considers it to be in breach of this paragraph (e), and if it does so then the Obligors shall not be deemed discharged from their obligation to make such payment unless they make such payment to such Finance Party in a manner that is not considered by such Finance Party to be in breach of this paragraph (e); and

(ii)
no payment to a Prohibited Person is effected by them, whether to discharge any obligation due or owing to such other person or for any other purpose whatsoever, whether through the use of any Account or otherwise.

(f)	Each Owner will provide the Finance Parties upon their request with all relevant documentation related to its Mortgaged Ship, and the transported goods:
(i)	to demonstrate that such Owner is not acting in breach of any Sanctions; and
(ii)	which a Finance Party is required to disclose to any regulatory authority pursuant to any Sanctions.
(g)	For the purposes of this clause 22.13 the following words shall have the following meanings:
Prohibited Person means any person with whom transactions are currently prohibited or restricted under:
(a)	OFAC; or
(b)
any other United States of America government sanction, export or procurement laws including, without limitation, any Sanctions, the Sectoral Sanctions Identification List and the List of Foreign Sanctions Evaders; or

(c)	any other sanctions or other such restrictions on business dealings imposed by a member state of the European Union; or
(d)	any other sanctions or other restrictions on business dealings imposed by Switzerland, including a person on any list of restricted entities, persons or organisations published by the United States of America government, the United Nations or the European Union or any member state of the European Union, Switzerland or Hong Kong, including without limitation:
(i)
the United States of America Government’s List of Specially Designated Nationals and Blocked Persons, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List;

(ii)	Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the List of Persons subject to Restrictive Measures in View of Russia’s Actions Destabilising the Situation in Ukraine ;
(iii)
the European Union Restricted Person Lists issued under Council Regulation (EC) No. 881/2002 of 27 May 2002, Council Regulation (EC) No. 2580/2001 of 27 December 2001 and Council Common Position 2005/725/CFSP of 17 October 2005;

(iv)	the United Nations Consolidated List established and maintained by the 1267 Committee;
(v)	the sanctions lists issued and administered by the State Secretariat for Economic Affairs of Switzerland (SECO) and/or the Swiss Directorate of Public International Law.
Sanctions means any economic or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority or any other relevant sanctions authority (whether or not any Obligor, any other Group Member or any Affiliate of any Group Member is legally bound to comply with such laws, regulations, embargoes or measures).
Sanctions Authority means any of:
(a)	the United States government;
(b)	the United Nations;
(c)	the United Kingdom;
(d)	the European Union (or any member state thereof);
(e)	Hong Kong; or
(f)	Switzerland,
and includes any government entity of any of the above, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, Her Majesty’s Treasury (HMT), the State Secretariat for Economic Affairs of Switzerland (SECO), the Swiss Directorate of Public International Law and the Hong Kong Monetary Authority.

22.14	Borrowers’ own account
Each Obligor will ensure that any borrowing by it and/or the performance of its obligations hereunder and under the other Finance Documents to which it is a party will be for its own account and will not involve any breach by it of any law, or regulatory measure relating to money laundering (as defined in the provisions of the directive (2015/849/EC) of the European Parliament and of the Council and/or Article 305bis of the Swiss Penal Code) or any equivalent law or regulatory measure in any other jurisdiction.
22.15	Inspection
Each Obligor who is a party undertakes with the Finance Parties that, from the date of this Agreement and so long as any moneys are owing under any of the Finance Documents, upon the request of the Agent following the occurrence of an Event of Default which is continuing, it shall provide the Finance Parties or any of their representatives, professional advisors and contractors with access to, and permit inspection of, books and records of any Group Member, in each case at reasonable times and upon reasonable notice.
22.16	Anti-corruption law
(a)
No Obligor shall (and shall ensure that no other Group Member will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	Each Obligor shall (and shall ensure that each other Group Member will):
(i)	conduct its businesses in compliance with applicable anti-corruption laws; and
(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.
23	Dealings with Ship
23.1	Undertaking to comply
Each Borrower undertakes that this clause 23 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship’s Mortgage Period.
23.2	Ship’s name and registration
(a)	The Ship’s name shall only be changed after prior notice to the Agent.
(b)
The Ship shall be permanently registered in the name of the relevant Owner with the relevant Registry under the laws of its Flag State. Except with approval from all Lenders, the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State). If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Agent shall be notified of that renewal at least 30 days before that date.

(c)
Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry.

23.3	Sale or other disposal of Ship
Except:
(a)	with approval from all the Lenders; or

(b)
if no Event of Default is then continuing, for a sale to a buyer who is not an Affiliate of the Borrowers for a cash price payable on completion of the sale which is no less than the amount by which the Commitments must be reduced and the Loan prepaid under clause 7.9 (Sale or Total Loss) on completion of the sale and then only provided that the Obligors comply with their prepayment and other obligations under clause 7.9 (Sale or Total Loss) and the other provisions of this Agreement on completion of such sale, the relevant Owner will not sell, or agree to, transfer, abandon or otherwise dispose of the relevant Ship or any share or interest in it.
23.4	Manager
A manager of the Ship shall not be appointed unless that manager is approved (it being agreed that Dynagas Ltd. of 80 Broad Street, Monrovia, Republic of Liberia, is hereby approved in respect of all the Ships), the terms of its appointment are approved, the new manager has delivered a duly executed Manager’s Undertaking to the Security Agent and the Owner has delivered to the Security Agent an executed new Management Agreement Assignment in respect of its new management agreement with that new manager. The relevant Owner shall not change or agree to any change to any Management Agreement or any other terms of appointment of a manager whose appointment has been approved unless, such change is also approved.
23.5	Copy of Mortgage on board
A properly certified copy of the relevant Mortgage shall be kept on board the Ship with its papers and shown to anyone having business with the Ship which might create or imply any commitment or Security Interest over or in respect of the Ship (other than a lien for crew’s wages and salvage) and to any representative of the Agent or the Security Agent.
23.6	Notice of Mortgage
A framed printed notice of the Ship’s Mortgage shall be prominently displayed in the navigation room and in the Master’s cabin of the Ship. The notice must be in plain type and read as follows:
“NOTICE OF MORTGAGE
This Ship is subject to a first mortgage in favour of [here insert name of mortgagee] of [here insert address of mortgagee]. Under the said mortgage and related documents, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage”.
No-one will have any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew’s wages and salvage.
23.7	Conveyance on default
Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the relevant Owner shall, upon the Agent’s request, immediately execute such form of transfer of title to the Ship as the Agent may require.
23.8	Chartering
(a)	Except with approval, the relevant Owner shall not enter into any charter commitment for a Ship (other than the Ship’s Charter) which is:
(i)	a bareboat or demise charter or passes possession and operational control of the Ship to another person;

(ii)	capable of lasting more than 18 calendar months (taking into account any options to extend or renew contained therein);
(iii)
on terms as to payment or amount of hire which are materially less beneficial to it than the terms which at that time could reasonably be expected to be obtained on the open market for vessels of the same age and type as the Ship under charter commitments of a similar type and period; or

(iv)	to another Group Member.
(b)
Further, without prejudice to the rights of the Finance Parties under the provisions of paragraph (a) above and any other provisions of the Finance Documents, the Borrowers shall advise the Agent promptly of any proposed charter commitment in respect of a Ship (other than the Ship’s Charter) which has an original term in excess of 18 calendar months (taking into account any option to extend or renew contained therein) together with any guarantee or security given by any person for the charterer’s obligations under it, and:

(i)	deliver a certified copy of each such charter commitment and any such guarantee or security, to the Agent forthwith after it has been entered into;
(ii)	forthwith following a demand made by the Agent (acting on the instructions of the Majority Lenders):
(A)
procure that the relevant Owner executes a charter assignment in the same form as the Charter Assignment of any such charter commitment and/or any such guarantee or security in favour of the Security Agent and any notice of assignment required in connection therewith; and

(B)	procure the service of any such notice of assignment on the relevant charterer and/or guarantor, and the acknowledgement of such notice by the relevant charterer and/or guarantor;
(iii)
deliver to the Agent such documents and evidence of the type referred to in Schedule 3  (Conditions precedent), in relation to any such charter assignment or any other related matter referred to in this paragraph (b), as the Agent (acting on the instructions of the Majority Lenders in their sole discretion) shall require; and

(iv)
pay on demand by the Agent all legal and other costs incurred by the Agent and/or the Lenders and/or the Security Agent in connection with or in relation to any such assignment or any other related matter referred to in this paragraph (b),

Provided however that if the bareboat charter option under clause 47 of the Charter in respect of Ship E or Ship F is exercised, the relevant Owner will also execute and deliver to the Finance Parties (at the Borrowers’ cost and expense) a tripartite agreement relating to such bareboat charter and the relevant Ship, entered into by the relevant Owner, the Security Agent and the relevant Charterer in a form acceptable to the Majority Lenders in their absolute discretion, together with any other documents and evidence of execution, as the Majority Lenders may require in their absolute discretion.
23.9	Lay up
Except with approval, the Ship shall not be laid up or deactivated.
23.10	Sharing of Earnings
Except with approval, the relevant Owner shall not enter into any arrangement under which its Earnings from the Ship may be shared with anyone else.

23.11	Payment of Earnings
The relevant Owner’s Earnings from the Ship shall be paid in the way required by the Ship’s General Assignment or Deed of Covenant. If any Earnings are held by brokers or other agents, they shall be paid to the Security Agent, if it requires this after the Earnings have become payable to it under the Ship’s General Assignment or Deed of Covenant.
24	Condition and operation of Ship
Each Obligor who is a Party undertakes that this clause 24 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship’s Mortgage Period.
24.1	Defined terms
In this clause 24.1 and in Schedule 3 (Conditions precedent):
applicable code means any code or prescribed procedures required to be observed by the Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).
applicable law means all laws and regulations applicable to vessels registered in the Ship’s Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time.
applicable operating certificate means any certificates, vessel response plans or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code.
24.2	Repair
The Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship’s value is not reduced.
24.3	Modification
Except with approval, the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce its value.
24.4	Removal of parts
Except with approval, no material part of the Ship or any equipment shall be removed from the Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the relevant Owner free of any Security Interest except under the Security Documents).
24.5	Third party owned equipment
Except with approval, equipment owned by a third party shall not be installed on the Ship if it cannot be removed without risk of causing damage to the structure or fabric of the Ship or incurring significant expense.
24.6	Maintenance of class; compliance with laws and codes
The Ship’s class shall be the relevant Classification and the Owner shall grant the Agent and its representatives access to the Classification records of the Ship at any time following its request (acting on the instructions of the Majority Lenders). The Ship and every person who owns, operates or manages the Ship shall comply with all applicable laws and the requirements of all applicable codes. There shall be kept in force and on board the Ship or in such person’s custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person’s custody (including but not limited to the Inventory of Hazardous Materials or any other applicable equivalent document acceptable to the Agent in its sole discretion). Promptly upon the Agent’s request, the Borrowers shall provide to the Agent a copy of the Inventory of Hazardous Materials in respect of the Ship.
24.7	Surveys
The Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Agent if it so requests.
24.8	Inspection and notice of dry-docking
The Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Ship at all reasonable times (but in any event no less than once per calendar year) to inspect it and given all proper facilities needed for that purpose. The Agent shall be given reasonable advance notice of any intended dry-docking of the Ship (whatever the purpose of that dry-docking).
24.9	Prevention of arrest
All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances shall be promptly paid and discharged.
24.10	Release from arrest
The Ship, its Earnings and Insurances shall promptly be released from any arrest, detention, attachment or levy, and any legal process against the Ship shall be promptly discharged, by whatever action is required to achieve that release or discharge.
24.11	Information about the Ship
The Agent shall promptly be given any information which it may reasonably require about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of any Obligor and copies of any applicable operating certificates.
24.12	Notification of certain events
The Agent shall promptly be notified of:
(a)	any damage to the Ship where the cost of the resulting repairs may exceed the Major Casualty Amount for such Ship;
(b)	any occurrence which may result in the Ship becoming a Total Loss;
(c)	any requisition of the Ship for hire;
(d)	any Environmental Incident involving the Ship and Environmental Claim being made in relation to such an incident;
(e)	any withdrawal or threat to withdraw any applicable operating certificate or any withdrawal of, or threat to withdraw, its registration with the Flag State;
(f)	the issue of any operating certificate required under any applicable code;
(g)	the receipt of notification that any application for such a certificate has been refused;

(h)
any requirement or recommendation made in relation to the Ship by any insurer or the Ship’s Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and

(i)	any arrest, hijacking or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or its Earnings or Insurances.
24.13	Payment of outgoings
All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly. Proper accounting records shall be kept of the Ship and its Earnings.
24.14	Evidence of payments
The Agent shall be allowed proper and reasonable access to those accounting records when it requests it and, when it requires it, shall be given satisfactory evidence that:
(a)	the wages and allotments and the insurance and pension contributions of the Ship’s crew are being promptly and regularly paid;
(b)	all deductions from its crew’s wages in respect of any applicable Tax liability are being properly accounted for; and
(c)	the Ship’s master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.
24.15	Repairers’ liens
Except with approval, the Ship shall not be put into any other person’s possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount for such Ship unless that person gives the Security Agent a written undertaking in approved terms not to exercise any lien on the Ship or its Earnings for any of the cost of such work.
24.16	Survey report
As soon as reasonably practicable after the Agent requests it, the Agent shall be given a report on the seaworthiness and/or safe operation of the Ship, from approved surveyors or inspectors. If any recommendations are made in such a report they shall be complied with in the way and by the time recommended in the report.
24.17	Lawful use
The Ship shall only be used as a civil merchant trading vessel and shall not be employed:
(a)	in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;
(b)	in carrying illicit or prohibited goods;
(c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or
(d)	if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods, and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Ship and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time.

24.18	War zones
Except with approval from all the Lenders, the Ship shall not enter or remain in any zone which has been declared a war zone by any government entity or the Ship’s war risk insurer. If approval is granted for it to do so, any requirements of the Agent and/or the Ship’s insurers necessary to ensure that the Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) shall be complied with.
25	Insurance
Each Obligor who is a Party undertakes that this clause 25 shall be complied with in relation to each Mortgaged Ship and its Insurances throughout the relevant Ship’s Mortgage Period.
25.1	Insurance terms
In this clause 25:
excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.
excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.
hull cover means insurance cover against the risks identified in paragraph (a) of clause 25.2 (Coverage required).
minimum hull cover means, in relation to a Mortgaged Ship, an amount equal at the relevant time to 120% of such proportion of the Loan at such time as is equal to the proportion which the market value of such Mortgaged Ship bears to the aggregate of the market values of all of the Mortgaged Ships at the relevant time.
P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).
25.2	Coverage required
The Ship shall at all times be insured:
(a)
against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks (including crew) and terrorism risks, piracy and confiscation risks) on an agreed value basis, for the higher of its minimum hull cover and its market value (and with the insured value under the hull and machinery cover to be at least 66 2/3 % of its market value);

(b)
against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship (but, in relation to liability for oil pollution, for an amount of not less than $1,000,000,000) and a freight, demurrage and defence cover;

(c)	against such other risks and matters which the Agent notifies it that it considers reasonable for a prudent shipowner or operator engaged in the same or similar business and trade to insure against at the time of that notice provided it is commercially available in the insurance market; and
(d)	on terms which comply with the other provisions of this clause 25.
25.3	Placing of cover
The insurance coverage required by clause 25.2 (Coverage required) shall be:
(a)
in the name of the relevant Owner and (in the case of the Ship’s hull cover) no other person (other than the Security Agent and any other Finance Party, if required by the Agent) if required by the Agent (unless such other person is approved and, if so required by the Agent, has duly executed and delivered a first priority assignment of its interest in the Ship’s Insurances to the Security Agent (and any other Finance Party required by the Agent) and/or executed and delivered to the Security Agent any other letter of subordination or undertaking, in each case in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires);

(b)
if the Agent so requests, in the joint names of the relevant Owner and the Security Agent and any other Finance Party required by the Agent) (without liability on the part of the Security Agent or such Finance Party for premiums or calls);

(c)	in dollars or another approved currency;
(d)	arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations;
(e)	in full force and effect; and
(f)	on approved terms and with approved insurers or associations.
25.4	Deductibles
The aggregate amount of any excess or deductible under the Ship’s hull cover shall not exceed an approved amount.
25.5	Mortgagee’s insurance
(a)
The Borrowers shall promptly reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Ship and the other Mortgaged Ships on approved terms, or in considering or making claims under:

(i)
a mortgagee’s interest insurance and a mortgagee’s additional perils (all P&I risks) cover for the benefit of the Finance Parties for an aggregate amount of up to 120% per cent of the Loan at such time; and

(ii)
any other insurance cover which the Agent reasonably requires in respect of any Finance Party’s interests and potential liabilities (whether as mortgagee of the Ship or beneficiary of the Security Documents).

(b)
The Agent shall take out mortgagee’s interest insurance (on the terms provided under clause 25.5(a)) prior to the Utilisation and keep such mortgagee’s interest insurance in force in respect of the Ship throughout the Mortgage Period of that Ship.

25.6	Fleet liens, set off and cancellations
If the Ship’s hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)	set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured (other than other Mortgaged Ships); or
(b)	cancel that cover because of non-payment of premiums in respect of such other vessels, or the Borrowers shall ensure that hull cover for the Ship and any other Mortgaged Ships is provided under a separate policy from any other vessels.
25.7	Payment of premiums
All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.
25.8	Details of proposed renewal of Insurances
At least 14 days before any of the Ship’s Insurances are due to expire, the Agent shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.
25.9	Instructions for renewal
At least seven days before any of the Ship’s Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.
25.10	Confirmation of renewal
The Ship’s Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 25 and confirmation of such renewal given by approved brokers or insurers to the Agent at least seven days (or such shorter period as may be approved) before such expiry.
25.11	P&I guarantees
Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.
25.12	Insurance documents
The Agent shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Ship’s Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Ship’s Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person.
25.13	Letters of undertaking
Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

25.14	Insurance Notices and Loss Payable Clauses
The interest of the Security Agent or any other Finance Parties as assignees of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by the relevant Owner and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent or any other Finance Party if it is itself an assured).
25.15	Insurance correspondence
If so required by the Agent (acting on the instructions of the Majority Lenders), the Agent shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Ship’s Insurances as soon as they are available.
25.16	Qualifications and exclusions
All requirements applicable to the Ship’s Insurances shall be complied with and the Ship’s Insurances shall only be subject to approved exclusions or qualifications.
25.17	Independent report
If the Agent asks the Borrowers for a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the adequacy of the Ship’s Insurances then the Agent shall be provided promptly by the Borrowers with such a report at no cost to the Agent or (if the Agent obtains such a report itself, which it shall be entitled to do) the Borrowers shall reimburse the Agent for the cost of obtaining that report.
25.18	Collection of claims
All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Ship’s Insurances shall be provided promptly.
25.19	Employment of Ship
The Ship shall only be employed or operated in conformity with the terms of the Ship’s Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).
25.20	Declarations and returns
If any of the Ship’s Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.
25.21	Application of recoveries
All sums paid under the Ship’s Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.
25.22	Settlement of claims
Any claim under the Ship’s Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.

25.23	Change in insurance requirements
If the Agent gives notice to the Borrowers to change the terms and requirements of this clause 25 (which the Agent may only do, in such manner as it considers appropriate, as a result of changes of circumstances or practice after the date of this Agreement provided such revised terms and requirements are commercially available in the insurance market and consistent with insurances obtained by shipowners engaged in the same or similar business and trade), this clause 25 shall be modified in the manner so notified by the Agent (at the Borrowers’ cost) on the date 14 days after such notice from the Agent is received.
26	Minimum security value
Each Obligor who is a Party undertakes that this clause 26 will be complied with throughout any Mortgage Period.
26.1	Valuation of assets
For the purpose of the Finance Documents, the value at any time of any Mortgaged Ship or a Ship before the Utilisation, or any other asset over which additional security is provided under this clause 26 will be its value as most recently determined in accordance with this clause 26 or, if no such value has been obtained, its value determined under any valuation made pursuant to clause 4 (Conditions of Utilisation).
26.2	Valuation frequency
Valuation of each Mortgaged Ship or each Ship before the Utilisation and each such other asset in accordance with this clause 26, may be required by the Agent at any time.
26.3	Expenses of valuation
The Borrowers shall bear, and reimburse to the Agent where incurred by the Agent, all costs and expenses of providing such a valuation provided that, if no Event of Default has occurred, the Borrowers shall bear the cost of the valuations of each Mortgaged Ship under this clause 26 only twice per calendar year (but without taking into account valuations under clause 4 (Conditions of Utilisation) and Schedule 3 (Conditions precedent), the cost of which shall always be borne by the Borrowers.
26.4	Valuations procedure
The value of any Mortgaged Ship or a Ship before the Utilisation shall be determined in accordance with, and by valuers approved and appointed in accordance with, this clause 26. Additional security provided under this clause 26 shall be valued in such a way, on such a basis and by such persons (including the Agent itself) as may be approved by all the Lenders or as may be agreed in writing by the Borrowers and the Agent (on the instructions of all the Lenders).
26.5	Currency of valuation
Valuations shall be provided by valuers in dollars or, if a valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency.  If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into dollars at the Agent’s spot rate of exchange for the purchase of dollars with that other currency as at the date to which the valuation relates.

26.6	Basis of valuation
Each valuation of a Mortgaged Ship or a Ship before the Utilisation will be addressed to the Agent in its capacity as such, it will be not more than 30 days old and made:
(a)	without physical inspection (unless required by the Agent);
(b)	on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm’s length on normal commercial terms between a willing buyer and a willing seller; and
(c)	without taking into account the benefit (but taking into account the burden) of any charter commitment.
26.7	Information required for valuation
The Borrowers shall promptly provide to the Agent and any such valuer any information which they reasonably require for the purposes of providing such a valuation.
26.8	Approval of valuers
All valuers must be Approved Brokers. The Agent (acting on the instructions of the Majority Lenders) may from time to time notify the Borrowers and the Lenders of any valuers which are no longer Approved Brokers and of any additional independent ship brokers which have been approved by the Agent (acting on the instructions of the Majority Lenders) as Approved Brokers for the purposes of this clause 26 and this Agreement.
26.9	Appointment of Approved Brokers
When a valuation is required for the purposes of this clause 26, the Borrowers shall promptly appoint the relevant Approved Brokers to provide such a valuation. If the Borrowers fail to do so promptly, the Agent (acting on the instructions of the Majority Lenders) may appoint the relevant Approved Brokers to provide that valuation.
26.10	Number of valuers
(a)
Each valuation must be carried out by two (2) Approved Brokers both of whom shall be nominated by the Borrowers. If the Borrowers fail promptly to nominate an Approved Broker then the Agent may nominate that Approved Broker.

(b)
If the two (2) valuations of a Ship made by two (2) Approved Brokers vary by more than 15% (by reference to the lower of the two), then a third Approved Broker must be nominated by the Borrowers to provide a valuation of such Ship. If the Borrowers fail to promptly nominate such third Approved Broker, then the Agent may nominate that third Approved Broker.

26.11	Differences in valuations; common valuations
(a)	If different valuations provided by individual Approved Brokers vary, the value of the relevant Ship for the purposes of the Finance Documents will be the mean average of those valuations.
(b)	If any Approved Broker provides a range of values for a Ship, the value of such Ship for the purposes of the Finance Documents will be the mean average of the values comprising such range.
26.12	Security shortfall
(a)
If at any time the Security Value is less than the Minimum Value, the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrowers require that such deficiency be remedied. The Borrowers shall then within 15 days of receipt of such notice ensure that the Security Value equals or exceeds the Minimum Value. For this purpose, the Borrowers may:

(i)	provide additional security over other assets approved by all the Lenders in accordance with this clause 26; and/or
(ii)
cancel part of the Total Commitments under clause 7.4 (Voluntary cancellation) and prepay under clause 7.5 (Voluntary prepayment) (but on five Business Days’ notice instead of the period required by such clause) a corresponding amount of the Loan.

(b)	Any prepayment pursuant to clause 26.12(a)(ii) shall be made without any requirement as to any minimum amount required by clause 7.5 (Voluntary prepayment).
26.13	Creation of additional security
The value of any additional security which the Borrowers offer to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:
(a)
that additional security, its value and the method of its valuation have been approved by all the Lenders (and providing to the Security Agent, for that purpose, pledged or charged and blocked cash deposits in dollars is hereby approved by all the Lenders);

(b)	a Security Interest over that security has been constituted in favour of the Security Agent or (if appropriate) the Finance Parties in an approved form and manner;
(c)	this Agreement has been unconditionally amended in such manner as the Agent requires in consequence of that additional security being provided; and
(d)
the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to that amendment and additional security and its execution and (if applicable) registration.

27	Chartering undertakings
27.1	Undertaking to comply
Each Obligor who is a Party undertakes that this clause 27 will be complied with in relation to each Mortgaged Ship which is subject to a Charter and its Charter Documents throughout the relevant Ship’s Mortgage Period.
27.2	Variations
Except with approval, the Charter Documents shall not be varied.
27.3	Releases and waivers
Except with approval, there shall be no release by the relevant Owner of any obligation of any other person under any Charter Documents (including by way of novation, assignment or transfer), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.
27.4	Termination by the relevant Owner
Except with approval, the relevant Owner shall not terminate or rescind any Charter Document or withdraw the Ship from service under the Charter or take any similar action.

27.5	Charter performance
The relevant Owner shall perform its obligations under each Charter Document for the Ship and use its best endeavours to ensure that each other party to them performs their obligations under each such Charter Document.
27.6	Notice of assignment
The relevant Owner shall give notice of assignment of any Charter Documents to the other parties to such documents in the form specified by the relevant Charter Assignment for that Ship and shall ensure that the Agent receives a copy of that notice acknowledged by each addressee in the form specified therein on or before the date of the Ship’s Mortgage (or as otherwise agreed in this Agreement).
27.7	Payment of Charter Earnings
All Earnings which the relevant Owner is entitled to receive under any Charter Documents for the relevant Ship shall be paid into the relevant Owner’s Earnings Account or, following an Event of Default, in the manner required by the Security Documents.
27.8	Termination Cure
Without prejudice to clause 30.22 (Charters) and the Obligors’ other obligations under the Finance Documents, if a Charter is cancelled or rescinded or (except as a result of the relevant Ship being a Total Loss) frustrated, or if any Ship is withdrawn from service under a Charter before the time that Charter was scheduled to expire, then the Borrowers shall use their best endeavours to ensure that:
(a)
as soon as possible after such cancellation, rescission, frustration or withdrawal, the relevant Owner of that Ship will enter into an approved time charter commitment in respect of that Ship on terms (including as to tenor, charter hire and credit standing of the charterer) which are in the opinion of the Agent (acting on the instructions of the Majority Lenders in their absolute and unfettered discretion) not less favourable to the relevant Owner, the Group and the Finance Parties than those of the original Charter for that Ship; and

(b)
forthwith after the entry into such charter commitment, the relevant Owner will grant in favour of the Security Agent a Security Interest in respect of such charter commitment in a form substantially similar to a Charter Assignment and approved by all the Lenders and will provide and deliver to the Agent in respect of the same, any documents and evidence of the nature described in Schedule 3 (Conditions precedent) as required by the Agent.

28	Bank accounts
28.1	Undertaking to comply
Each Obligor who is a Party undertakes that this clause 28 will be complied with throughout the Facility Period.
28.2	Earnings Accounts
(a)	An Owner or all of the Owners jointly shall be the holder(s) of one or more Accounts with an Account Bank which is designated as an “Earnings Account” for the purposes of the Finance Documents.
(b)
The Earnings of the Mortgaged Ships and all moneys payable to the relevant Owners under the Ships’ Insurances shall be paid by the persons from whom they are due to an Earnings Account unless required to be paid to the Security Agent under the relevant Finance Documents.

(c)	The relevant Account Holder(s) shall not withdraw amounts standing to the credit of an Earnings Account except as permitted by paragraph (d) below.
(d)	If there is no continuing Event of Default, the relevant Account Holder(s) may withdraw the following amounts from an Earnings Account:
(i)	payments then due to Finance Parties under the Finance Documents (other than payments due in respect of a prepayment);
(ii)	payments to another Account;
(iii)	payments of the proper costs and expenses of insuring, repairing, operating and maintaining any Mortgaged Ship;
(iv)	payments of dividends to the extent permitted by clause 29.13 (Distributions and other payments);
(v)	repayment of unsecured indebtedness of the Parent to the extent permitted by clause 29.3 (Financial Indebtedness); and
(vi)	payments to purchase other currencies in amounts and at times required to make payments referred to above in the currency in which they are due.
28.3	Cash Collateral Account
(a)
The Borrowers jointly shall be the holders of an interest bearing Account denominated in dollars with an Account Bank which is designated as the “Cash Collateral Account” for the purposes of the Finance Documents.

(b)
On or before the Utilisation Date, the Borrowers shall deposit in the Cash Collateral Account (and the Borrowers shall maintain at all times thereafter in the Cash Collateral Account) the amount of Fifty million dollars ($50,000,000) (the Minimum Liquidity Amount), without taking into account for that purpose the Blocked Amount which shall not constitute any part or all of the Minimum Liquidity Amount.

(c)
Except where all the proceeds of the Loan are paid directly to the lenders of the Existing Indebtedness on the Utilisation Date subject to and in accordance with the terms of this Agreement, on the Utilisation Date:

(i)	an amount of Two hundred and four million six hundred thousand dollars ($204,600,000) of the proceeds of the Loan shall be deposited in the Cash Collateral Account immediately upon Utilisation; and
(ii)
the Borrowers shall deposit in the Cash Collateral Account an additional amount of Forty five million four hundred thousand dollars ($45,400,000) (without taking into account for that purpose the Minimum Liquidity Amount).

The aggregate amount of $250,000,000 paid into the Cash Collateral Account pursuant to this paragraph (c) is referred to as the Blocked Amount. The Minimum Liquidity Amount shall not be taken into account for the purpose of calculating the Blocked Amount nor shall it constitute part of the Blocked Amount.
(d)	The Borrowers shall not withdraw amounts standing to the credit of the Cash Collateral Account except as permitted by paragraph (e) below.
(e)	If:
(i)	there is no continuing Default at the time of the withdrawal nor would it result from the withdrawal immediately thereafter; and

(ii)	all of the representations set out in clause 19 (Representations) are true; and
(iii)	no Total Loss has occurred in respect of any Ship; and
(iv)
immediately after the withdrawal, the balance on the Cash Collateral Account will be at least Fifty million dollars ($50,000,000) (being not less than the amount required to be maintained under paragraph (b) above as Minimum Liquidity Amount); and

(v)	the Security Value is no less than the Minimum Value at the time of, and immediately after, the withdrawal, the Borrowers may withdraw, by no later than 30 October 2019 (or such other later date as the Majority Lenders may accept in writing), an amount not exceeding the Blocked Amount for the purposes of repaying the Existing Unsecured Indebtedness, provided that the Lenders have received to their satisfaction (in their absolute discretion) evidence that (1) the amounts withdrawn will be applied directly to the lenders of the Existing Unsecured Indebtedness in full repayment of the same and (2) appropriate releases have been issued by the lenders of the Unsecured Notes on or prior to such repayment releasing the Obligors and any other Group Members from all liabilities and any Security Interests under or in relation to the Existing Unsecured Indebtedness.
(f)
If the Existing Unsecured Indebtedness is not repaid by 30 October 2019 (or such other later date as the Majority Lenders may accept in writing), the Majority Lenders may forthwith apply the Blocked Amount against part repayment of the Loan.

28.4	Other provisions
(a)	An Account may only be designated for the purposes described in this clause 28 if:
(i)
such designation is made in writing by the Agent and acknowledged by the Borrowers and specifies the name and address of the Account Bank and the Account Holder(s) and the number and any designation or other reference attributed to the Account;

(ii)	an Account Security has been duly executed and delivered by the relevant Account Holder(s) in favour of the Security Agent (and any other Finance Party required by the Agent);
(iii)	any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and
(iv)
the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to the Account and the relevant Account Security.

(b)	The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the relevant Account Holder(s) and an Account Bank.
(c)
If an Account is a fixed term deposit account, the relevant Account Holder(s) may select the terms of deposits until the relevant Account Security has become enforceable and the Security Agent directs otherwise.

(d)
The relevant Account Holder(s) shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this clause 28 or waive any of its rights in relation to an Account except with approval.

(e)
The relevant Account Holder(s) shall deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Agent of any claim or notice relating to an Account from any other party and provide the Agent with any other information it may request concerning any Account.

(f)
Each of the Agent and the Security Agent agrees that if it is an Account Bank in respect of an Account then there will be no restrictions on creating a Security Interest over that Account as contemplated by this Agreement and it shall not (except with the approval of the Majority Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.

29	Business restrictions
29.1	Undertaking to comply
Except as otherwise approved by the Majority Lenders, each Obligor who is a Party undertakes that this clause 29 will be complied with by and in respect of each person to which each relevant provision of this clause is expressed to apply throughout the Facility Period.
29.2	General negative pledge
(a)	In this clause 29.2, Quasi-Security means an arrangement or transaction described in paragraph (c) below.
(b)	No Obligor shall create or permit to subsist any Security Interest over any of its assets.
(c)	(Without prejudice to clauses 29.3 (Financial Indebtedness) and 29.7 (Disposals)), no Obligor shall:
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to, or re-acquired by, an Obligor or any other Group Member;
(ii)	sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(d)	Paragraphs (b) and (c) above do not apply to any Security Interest or (as the case may be) Quasi-Security, listed below:
(i)	those granted or expressed to be granted by any of the Security Documents; and
(ii)	in relation to a Mortgaged Ship, Permitted Maritime Liens.
29.3	Financial Indebtedness
No Obligor (other than the Manager) shall incur or permit to exist, any Financial Indebtedness owed by it to anyone else, except:
(a)	the Existing Indebtedness and then only:
(i)	in the case of the Existing Secured Indebtedness, until the Utilisation; and

(ii)	in the case of the Existing Unsecured Indebtedness, until the earlier of:
(A)	the date when all of the Blocked Amount is released for the purpose of repayment of the Existing Unsecured Indebtedness in full pursuant to paragraph (e) of clause 28.3 (Cash Collateral Account); and
(B)	30 October 2019 (or such later date as may be agreed by the Majority Lenders);
(b)	Financial Indebtedness incurred under the Finance Documents;
(c)
Financial Indebtedness owing to other Group Members or Affiliates of an Obligor or the Sponsor or any of its Affiliates, which is unsecured and fully subordinated at all times to any indebtedness owing to the Lender under the Finance Documents from time to time and is otherwise on terms acceptable to the Agent (acting on the instructions of the Majority Lenders) and always provided that no payments of principal or interest or any other payments thereunder of whatsoever nature may be made by any Obligor throughout the Facility Period except that payment of principal or interest by the Parent to the Sponsor in respect of any such permitted Financial Indebtedness may be made if and for as long as (i) no Event of Default exists at the time of, or could result from, any such payment and (ii) the Security Value is higher than or equal to the Minimum Value at the time of, and immediately after, any such payment;

(d)	Financial Indebtedness incurred by the Parent and owing to any person (other than any Group Members or Affiliates of an Obligor or the Sponsor or any of its Affiliates) which is unsecured;
(e)	Financial Indebtedness permitted under clause 29.4 (Guarantees); and
(f)	Financial Indebtedness permitted under clause 29.5 (Loans and credit).
29.4	Guarantees
No Obligor (other than the Manager) shall give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else, except:
(a)	guarantees in favour of its trade creditors given in the ordinary course of its business;
(b)	guarantees issued by the Parent to lenders (which are not Group Members of Affiliates of any Obligor) of Financial Indebtedness of other Group Members; and
(c)	guarantees which are Financial Indebtedness permitted under clause 29.3 (Financial Indebtedness).
29.5	Loans and credit
No Obligor shall be a creditor in respect of Financial Indebtedness other than in respect of:
(a)	loans or credit to another Borrower or Guarantor permitted under clause 29.3 (Financial Indebtedness); and
(b)	trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities.
29.6	Bank accounts, operating leases and other financial transactions
No Obligor (other than the Manager) shall:

(a)
maintain any current or deposit account with a bank or financial institution except for the Accounts and the deposit of money, operation of current accounts and the conduct of electronic banking operations through the Accounts;

(b)
hold cash in any account (other than the Accounts) over or in respect of which any set-off, combination of accounts, netting or Security Interest exists except as permitted by clause 29.2 (General negative pledge);

(c)	enter into any obligations under operating leases relating to assets except on normal commercial terms in the ordinary course of business; or
(d)	be party to any banking or financial transaction, whether on or off balance sheet, that is not expressly permitted under this clause 29.
29.7	Disposals
No Obligor (other than the Manager) shall enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of any asset except for any of the following disposals (so long as they are not prohibited by any other provision of the Finance Documents):
(a)	disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;
(b)
disposals of obsolete assets, or assets which are no longer required for the purpose of the business of the relevant Obligor, in each case for cash on normal commercial terms and on an arm’s length basis;

(c)	disposals permitted by clauses 29.2 (General negative pledge), 29.3 (Financial Indebtedness) or 23.3 (Sale or other disposal of a Ship);
(d)
disposals by the Parent of one or more of its assets which do not constitute all or a material part of its assets, are not Charged Property and are not subject to clause 22.10 (Negative pledge in respect of Charged Property and Obligor’s shares);

(e)	dealings with its own trade creditors with respect to book debts in the ordinary course of trading; and
(f)	the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.
29.8	Contracts and arrangements with Affiliates
No Obligor (other than the Manager) shall be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm’s length basis.
29.9	Subsidiaries
No Obligor (other than the Parent and the Manager) shall establish or acquire a company or other entity.
29.10	Acquisitions and investments
No Obligor (other than the Parent and the Manager) shall acquire any person, business, assets or liabilities or make any investment in any person or business or undertaking or enter into any joint-venture arrangement, except:
(a)	capital expenditures or investments related to maintenance of a Ship in the ordinary course of its business;

(b)	acquisitions of assets in the ordinary course of business (not being new businesses or vessels) for the purpose of investing in, upgrading or maintaining the Ships;
(c)	the incurrence of liabilities in the ordinary course of its business;
(d)	any loan or credit not otherwise prohibited under this Agreement; or
(e)	pursuant to any Finance Documents or any Charter Documents to which it is party.
29.11	Reduction of capital
No Obligor (other than the Manager) shall redeem or purchase or otherwise reduce any of its equity or any share capital, partnership interest or units or limited liability company interest or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.
29.12	Increase in capital
No Obligor (other than the Parent and the Manager) shall issue shares, partnership interest or units or limited liability company interest or other equity interests to anyone who is not a wholly-owned Subsidiary of the Parent.
29.13	Distributions and other payments
(a)	No Obligor (other than the Parent and the Manager) shall:
(i)
declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital, partnership interest or units or limited liability company interest (or any class of the same) or any warrants for the time being in issue;

(ii)	repay or distribute any dividend or share premium reserve;
(iii)	pay or agree to pay any management, advisory or other fee to or to the order of any of the unitholders of the Parent;
(iv)	redeem, repurchase, defease, retire or repay any of its share capital, partnership interest or units or limited liability company interest or resolve to do so; or
(v)
make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder or member loan, loan stock or similar instrument, except if:
(A)	no Event of Default has occurred and is continuing at the time of the declaration or payment of any such dividend, distribution or other payment;
(B)	no Event of Default would result from the declaration or payment of the same;
(C)	the Security Value is no less than the Minimum Value at the time of the declaration or payment of any such dividend, distribution or other payment; and

(D)	the Majority Lenders are satisfied that immediately following such declaration or payment, the Security Value will continue to exceed the Minimum Value.
(b)	The Parent shall not:
(i)
declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its partnership interest or units (or any class of the same) or any warrants for the time being in issue;

(ii)	repay or distribute any dividend or share premium reserve;
(iii)	pay or agree to pay any management, advisory or other fee to or to the order of any of the unitholders of the Parent;
(iv)	redeem, repurchase, defease, retire or repay any of its partnership interest or units or resolve to do so; or
(v)
make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder or member loan, loan stock or similar instrument, other than the declaration and payment of dividends or other distributions to the preferred unitholders of the Preferred Notes which the Parent has agreed and is obliged to make pursuant to the terms of such Preferred Notes as existing on the date of this Agreement, and then only provided that:
(A)	no Event of Default has occurred and is continuing at the time of the declaration or payment of any such dividend or distribution; and
(B)	no Event of Default would result from the declaration or payment of the same; and
(C)	the Security Value is no less than the Minimum Value at the time of the declaration or payment of any such dividend or distribution; and
(D)	the Majority Lenders are satisfied that immediately following such declaration or payment, the Security Value will continue to exceed the Minimum Value.
30	Events of Default
Each of the events or circumstances set out in clauses 30.1 (Non-payment) to 30.22 (Charters) is an Event of Default.
30.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable.

30.2	Existing Unsecured Indebtedness
The relevant Obligors do not repay in full the Existing Unsecured Indebtedness on or before 30 October 2019.
30.3	Financial covenants; Sanctions
(a)	The Obligors do not comply with clause 21 (Financial covenants).
(b)	The Obligors do not comply with clause 22.13 (Sanctions) insofar as they relate to Sanctions imposed by Germany, the European Union or the United Nations.
30.4	Value of security
The Obligors do not comply with clause 26.12 (Security shortfall).
30.5	Insurance
(a)	The Insurances of a Mortgaged Ship are not placed and kept in force in the manner required by clause 25 (Insurance).
(b)	Any insurer either:
(i)	cancels any such Insurances; or
(ii)	disclaims liability under them or asserts that its liability under them is or should be reduced by reason of any mis-statement or failure or default by any person.
30.6	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents, except:
(i)
those referred to in clauses 30.1 (Non-payment), 30.2 (Existing Unsecured Indebtedness), 30.3 (Financial covenants; Sanctions), 30.4 (Value of security) and 30.5 (Insurance) or any other provision of this clause 30); and

(ii)	those referred to in clause 22.13 (Sanctions), insofar as they relate to Sanctions not imposed by Germany, the European Union or the United Nations,
to which this clause 30.6 shall not apply.
(b)
No Event of Default under paragraph (a) above will occur if the Agent considers that the failure to comply is capable of remedy and the failure is remedied within ten Business Days of the earlier of (A) the Agent giving notice to the Borrowers and (B) any of the Borrowers or any other Obligor becoming aware of the failure to comply.

30.7	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.
30.8	Cross default
(a)	Any Financial Indebtedness of any Group Member is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Group Member is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness of any Group Member is cancelled or suspended by a creditor of that Group Member as a result of an event of default (however described).
(d)	The counterparty to a Treasury Transaction entered into by any Group Member becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).
(e)
Any creditor of any Group Member becomes entitled to declare any Financial Indebtedness of that Group Member due and payable prior to its specified maturity as a result of an event of default (however described).

30.9	Insolvency
(a)	A Group Member:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;
(iii)	suspends or threatens to suspend making payments on any of its debts; or
(iv)
by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Group Member is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any indebtedness of any Group Member. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
30.10	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Member other than a solvent liquidation or reorganisation of any Group Member which is not an Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Group Member;
(iii)
the appointment of a liquidator (other than in respect of a solvent liquidation of a Group Member which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Group Member or any of its assets (including the directors of any Group Member requesting a person to appoint any such officer in relation to it or any of its assets); or

(iv)	enforcement of any Security Interest over any assets of any Group Member, or any analogous procedure or step is taken in any jurisdiction.

(b)
Paragraph (a) above shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within seven (7) days of commencement or, if earlier, the date on which it is advertised.

30.11	Creditors’ process
(a)
Any expropriation, attachment, sequestration, distress, execution or any other analogous process or enforcement action (including enforcement by a landlord) affects any asset or assets of any Group Member and is not discharged within seven (7) days.

(b)	Any judgment or order is made against any Group Member and is not stayed or complied with within seven (7) days.
30.12	Unlawfulness and invalidity
(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security ceases to be effective.
(b)
Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)
Any Finance Document or any Transaction Security ceases to be in full force and effect or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

(d)
Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

30.13	Cessation of business
Any Group Member suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.
30.14	Expropriation
The authority or ability of any Group Member to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Group Member or any of its assets.
30.15	Repudiation and rescission of Finance Documents
An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.
30.16	Litigation
Either:
(a)	any litigation, alternative dispute resolution, arbitration or administrative governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened; or
(b)
any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body is made, in relation to any Transaction Document or the transactions contemplated in the Transaction Documents or against any

Group Member or any of its assets, rights or revenues which has or might have a Material Adverse Effect.

30.17	Material Adverse Effect
Any event or circumstance (including any Environmental Incident or any change of law) occurs which the Majority Lenders reasonably believe has, or is reasonably likely to have, a Material Adverse Effect.
30.18	Security enforceable
Any Security Interest (other than a Permitted Maritime Lien) in respect of Charged Property becomes enforceable.
30.19	Arrest of Ship
Any Mortgaged Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the relevant Owner fails to procure the release of such Ship within a period of seven (7) days thereafter (or such longer period as may be approved).
30.20	Ship registration
Except with approval from all the Lenders, the registration of any Mortgaged Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if such Ship is only provisionally registered on the date of its Mortgage, such Ship is not permanently registered under such laws within 90 days of such date.
30.21	Political risk
(a)
Either (1) the Flag State of any Mortgaged Ship or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or (2) there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means and (in either such case), in the reasonable opinion of the Agent such event or circumstance, has or is reasonably likely to have, a Material Adverse Effect; or

(b)	No Event of Default under paragraph (a) above will occur if:
(i)	in the reasonable opinion of the Agent it is practicable for action to be taken by: the Borrowers to prevent the relevant event or circumstance having a Material Adverse Effect; and
(ii)	the Borrowers take such action to the Agent’s satisfaction within 14 days of notice from the Agent (specifying the relevant action to be taken) to do so.
30.22	Charters
(a)	Except with approval:
(i)	the Charter of any Ship is repudiated, cancelled, rescinded or otherwise terminated or (except as a result of the relevant Ship being a Total Loss) frustrated; or
(ii)	a Ship is withdrawn from service under the relevant Charter or the relevant Charter is terminated for any reason whatsoever, in each case before the time that such Charter was scheduled to expire.
(b)
The Charter Guarantee in relation to a Ship is repudiated, cancelled, rescinded or otherwise terminated or is not or ceases to be legal, valid, binding and enforceable obligations of the relevant Charter Guarantor or it is or becomes unlawful for a Charter Guarantor to perform its obligations under a Charter Guarantee to which it is a party or a

Charter Guarantor becomes subject to any of the events or circumstances described in clause 30.9 (Insolvency) or in clause 30.10 (Insolvency proceedings).
30.23	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:
(a)	by notice to the Borrowers:
(i)	declare that no withdrawals be made from any Account; and/or
(ii)	cancel the Total Commitments at which time they shall immediately be cancelled; and/or
(iii)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(iv)	declare that all or part of the Loan be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or
(b)	exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Section 9 -  Changes to Parties
31	Changes to the Lenders
31.1	Assignments by the Lenders
Subject to this clause 31, a Lender (the Existing Lender) may assign any of its rights under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).
31.2	Conditions of assignment
(a)	An assignment will only be effective:
(i)
on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrowers and the other Finance Parties as it would have been under if it had been an Original Lender;

(ii)
on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Existing Lender is a party in its capacity as a Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(iii)
on the performance by the Agent of all necessary “know your customer” or similar checks under all applicable laws and regulations relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and

(iv)	if that Existing Lender assigns equal fractions of its Commitment and participation in the Loan.
(b)
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

31.3	Fee
The New Lender shall, on the date upon which an assignment takes effect, pay to the Agent (for its own account) a fee of $5,000 and shall, promptly on demand, pay the Agent and the Security Agent the amount of:
(a)	all costs and expenses (including legal fees) incurred by the Agent or the Security Agent in connection with any such assignment; and
(b)	any cost, loss or liability the Agent or the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such assignment.

31.4	Assignment costs and expenses relating to security
The New Lender shall, promptly on demand, pay the Agent and the Security Agent the amount of:
(a)
all costs and expenses (including legal fees) incurred by the Agent or the Security Agent to facilitate the accession by the New Lender to, or assignment or transfer to the New Lender of, any Security Document and/or the benefit of any Security Document and any appropriate registration of any such accession or assignment or transfer; and

(b)	any cost, loss or liability the Agent or the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such accession, assignment or transfer.
31.5	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;
(iv)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; or
(v)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of:
(A)	the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and
(B)	the application of any Basel II Regulation or any Basel III Regulation to the transactions contemplated by the Finance Documents, and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security;
(ii)	will continue to make its own independent appraisal of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; and
(iii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-assignment from a New Lender of any of the rights assigned under this clause 31; or
(ii)
support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Transaction Document or by reason of the application of any Basel II Regulation to the transactions contemplated by the Transaction Documents or otherwise.

31.6	Procedure for assignment
(a)
Subject to the conditions set out in clause 31.2 (Other conditions of assignment) an assignment may be effected in accordance with paragraph (d) below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under paragraph (a) of clause 31.2 (Other conditions of assignment) which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	The Obligors who are Parties and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultation with them.
(d)	Subject to clause 31.9 (Pro rata interest settlement), on the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Transfer Certificate;
(ii)
the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Transfer Certificate (but the obligations owed by the Obligors under the Finance Documents shall not be released); and

(iii)	the New Lender shall become a Party to the Finance Documents as a “Lender” for the purposes of all the Finance Documents and will be bound by obligations equivalent to the Relevant Obligations.
(e)
Lenders may utilise procedures other than those set out in this clause 31.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with this clause 31.6 to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 31.2 (Other conditions of assignment).

31.7	Copy of Transfer Certificate to Borrowers
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under paragraph (a) of clause 31.2 (Other conditions of assignment), send a copy of that Transfer Certificate and such other documents to the Borrowers.
31.8	Security over Lenders’ rights
In addition to the other rights provided to Lenders under this clause 31.8, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(b)
any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or other Security Interest shall:
(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

31.9	Pro rata interest settlement
In respect of any assignment pursuant to clause 31.6 (Procedure for assignment) the Transfer Date of which is not on the last day of an Interest Period:
(a)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and
(ii)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this clause 31.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

In this clause 31.9 references to “Interest Period” shall be considered to include a reference to any other period for accrual of fees.
31.10	Changes to the Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Section 10 -  The Finance Parties
32	Roles of Agent, Security Agent and Arranger
32.1	Appointment of the Agent and Security Agent
Each other Finance Party (other than the Security Agent) appoints:
(a)	the Agent to act as its agent under and in connection with the Finance Documents; and
(b)
the Security Agent to act as its agent and as trustee under the Security Documents and, in relation to Security Documents governed by Swiss law, to act in the name and on behalf of the Finance Parties as their direct representative (direkter Stellvertreter).

32.2	Security Agent as trustee
The Security Agent declares that it holds the Security Property on trust for itself and the other Finance Parties on the terms contained in this Agreement.
32.3	Authorisation of Agent and Security Agent
Each of the Finance Parties (other than the Security Agent) authorises the Agent and the Security Agent:
(a)
to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent or (as the case may be) the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)
to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it and, in relation to Security Documents governed by Swiss law, to execute such Security Documents in the name and on behalf of the Finance Parties as their direct representative (direkter Stellvertreter).

32.4	Instructions to Agent and the Security Agent
(a)	The Agent and the Security Agent shall:
(i)
subject to paragraphs (d) and (e) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or (as the case may be) the Security Agent in accordance with any instructions given to it by:

(A)	the Agent, acting on the instructions of all Lenders, if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)	in all other cases, the Agent, acting on the instructions of the Majority Lenders; and
(ii)
not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).

(b)
The Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Agent and/or the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent or (as the case may be) the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.
(c)
Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and, unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders or (as the case may be) the Security Agent by the Agent (acting on the instructions of the Majority Lenders) shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:
(i)	where a contrary indication appears in a Finance Document;
(ii)	(where a Finance Document requires the Agent or the Security Agent to act in a specified manner or to take a specified action;
(iii)
in respect of any provision which protects the Agent’s or the Security Agent’s own position in its personal capacity as opposed to its role of the Agent or the Security Agent for the Finance Parties including, without limitation, clauses 32.9 (No duty to account) to clause 32.14 (Exclusion of liability), clause 32.19 (Confidentiality) to clause 33.6 (Custodians and nominees) and clauses 33.9 (Acceptance of title) to 33.12 (Disapplication of Trustee Acts).

(e)
If giving effect to instructions given by any other Finance Party or group of Finance Parties would (in the Agent’s opinion) have an effect equivalent to an amendment or waiver which is subject to clause 44 (Amendments and grant of waivers), the Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than itself) whose consent would have been required in respect of that amendment or waiver.

(f)
The Agent and Security Agent may refrain from acting in accordance with any instructions of any other Finance Party or group of Finance Parties (in the case of the Agent) or the Agent (in the case of the Security Agent), until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(g)
Without prejudice to the provisions of clause 34 (Enforcement of Transaction Security) and the remainder of this clause 32, in the absence of instructions, the Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

32.5	Legal or arbitration proceedings
Neither the Agent nor the Security Agent is authorised to act on behalf of another Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 32.5 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security.
32.6	Duties of the Agent and the Security Agent
(a)	The Agent’s and the Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	Subject to paragraph (c) below, the Agent or (as the case may be) the Security Agent shall promptly:

(i)	(in the case of the Security Agent) forward to the Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document; and;
(ii)	forward to a Party the original or a copy of any document which is delivered to the Agent or (as the case may be) the Security Agent for that Party by any other Party.
(c)	Without prejudice to clause 31.7 (Copy of Transfer Certificate to Borrowers), paragraph (b) above shall not apply to any Transfer Certificate.
(d)
Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)
Without prejudice to clause 35.11 (Notification of prescribed events), if the Agent or the Security Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger or the Security Agent for their own account) under this Agreement it shall promptly notify the other Finance Parties.

(g)
The Agent shall provide to the Borrowers, within 5 Business Days of a request by the Borrowers (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request and their respective Commitments.

(h)
The Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

32.7	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.
32.8	No fiduciary duties
Nothing in any Finance Document constitutes the Agent, the Security Agent or the Arranger as a trustee or fiduciary of any other person except to the extent that the, the Security Agent acts as trustee for the other Finance Parties pursuant to clause 32.2 (Security Agent as trustee).
32.9	No duty to account
None of the Agent, the Security Agent or the Arranger shall be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account.
32.10	Business with the Group
The Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or other Group Member or their Affiliates.

32.11	Rights and discretions of the Agent and the Security Agent
(a)	The Agent and the Security Agent may:
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)	assume that:
(A)
any instructions received by it from the Majority Lenders, any Lenders or other Finance Parties or any group of Lenders or other Finance Parties are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(C)
in the case of the Security Agent, if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate, statement or document from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (i) above, may assume the truth and accuracy of that certificate, statement or document.
(b)	The Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or (as the case may be) security trustee for the other Finance Parties) that:
(i)	no Notifiable Debt Purchase Transaction:
(A)	has been entered into;
(B)	has been terminated; or
(C)	has ceased to be with a Parent Affiliate;
(ii)	no Default has occurred (unless (in the case of the Agent) it has actual knowledge of a Default arising under clause 30.1 (Non-payment));
(iii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and
(iv)
any notice or request made by the Borrowers (other than (in the case of the Agent) a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)
Each of the Agent and the Security Agent may engage and pay for (at the expense of the Borrowers) the advice or services of any lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts.

(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Agent and the Security Agent may at any time engage and pay for (at the expense of the Borrowers) the services of any lawyers to act as independent counsel to it (and so separate from any lawyers instructed by the Lenders or any other Finance Party) if it in its sole opinion deems this to be desirable.
(e)
Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts (whether obtained by it or by any other Party and whether or not liability thereunder is limited by reference to a monetary cap or otherwise) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)
The Agent, the Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents, the Transaction Security and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or
(ii)
be bound to supervise or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person, unless such error or such loss was directly caused by the Agent’s, the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful default.

(g)
Unless any Finance Document expressly specifies otherwise, the Agent or the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or security trustee under the Finance Documents.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:
(i)	may disclose; and
(ii)	on the written request of a Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrowers.
(i)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law, directive or regulation or state, or agency of any jurisdiction or state (including, but not limited to England and the United States), or a breach of a fiduciary duty or duty of confidentiality, and the Security Agent may do anything which, in its opinion, is necessary or desirable to comply with any such law, direction or regulation and the Security Agent may refrain from taking any action in respect of any property where it may incur liability in respect of that property (including, without limitation, any liability to make repairs and/or any liability under applicable health and safety legislation or environmental legislation).

(j)
Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(k)
Neither the Agent nor the Arranger shall be obliged to request any certificate, opinion or other information under clause 20 (Information undertakings) unless so required in writing by a Lender, in which case the Agent shall promptly make the appropriate request of the Borrowers if such request would be in accordance with the terms of this Agreement.

(l)
Without prejudice to the generality of any other provision of this Agreement or any other Security Document, the entry into possession of the Charged Property shall not render the Security Agent or any Receiver liable to account as mortgagee in possession thereunder (or its equivalent in any other applicable jurisdiction) or to take any action in respect of which it has not been indemnified and/or secured and/or pre-funded to its satisfaction or to be liable for any loss on realisation or for any default or omission on realisation or for any default or omission for which a mortgagee in possession might be liable.
(m)
The Security Agent shall have no responsibility whatsoever to the Obligors, the Agent or any Finance Party as regards any deficiency which might arise because the Security Agent is subject to any Tax in respect of all or any of the Charged Property, the income therefrom or the proceeds thereof.

32.12	Responsibility for documentation and other matters
None of the Agent, the Security Agent, the Arranger, any Receiver or any Delegate is responsible or liable for (whether in contract, tort or otherwise and without prejudice to any other provision of the Finance Documents excluding or limiting its liability):
(a)
the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Arranger, an Obligor or any other person given in or in connection with any Transaction Document, the Information Memorandum or the transactions contemplated in the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or of any representations in any Transaction Document or of any copy of any document delivered under any Transaction Document;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or any Security Interest or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or any Security Interest constructed thereby;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Transaction Documents;
(d)
(in the case of the Security Agent) any loss to the Security Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)	the failure of any Obligor or any other party to perform its obligations under any Transaction Document or the financial condition of any such person;
(f)	(save as otherwise provided in this clause 32) taking or omitting to take any other action under or in relation to the Security Documents;
(g)	any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under any Finance Document; or
(h)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise.

32.13	No duty to monitor
Neither the Agent nor the Security Agent shall be bound to enquire:
(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party or any Obligor of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.

32.14	Exclusion of liability
(a)
Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or Delegate), none of the Agent, the Security Agent, any Receiver nor any Delegate will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Property;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or
(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:
(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event), breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)
No Party (other than the Agent, the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Agent, the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property and any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate may rely on this clause 32.14 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)
Neither the Agent or the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in any Finance Document shall oblige the Agent, the Security Agent or the Arranger to carry out:
(i)	any “know your customer” or other checks in relation to any person; or

(ii)
any check on the extent to which any transaction contemplated by any of the Finance Documents might be unlawful for any Finance Party or for any Affiliate of any Finance Party or for any Affiliate of any Finance Party,

on behalf of any other Finance Party and each other Finance Party confirms to the Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or the Arranger.
(e)
Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or any Delegate, any liability of the Agent, the Security Agent, any Receiver or any Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, the Security Agent, any Receiver or any Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent, the Security Agent, any Receiver or any Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Agent, the Security Agent, any Receiver or any Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

32.15	Lenders’ indemnity to the Agent, Security Agent and others
(a)
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their being reduced to zero) indemnify the Agent, the Security Agent, every Receiver and every Delegate, within three Business Days of demand, against any Losses (including, without limitation, for negligence or any other category of liability whatsoever incurred by any of them (otherwise than by reason of the relevant Agent’s, Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful default (or in the circumstances contemplated pursuant to clause 38.11 (Disruption to payment systems etc.) notwithstanding the Agent’s negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent, Security Agent, Receiver or Delegate under, or exercising any authority conferred under) the Finance Documents (unless the relevant Agent, Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document) and this paragraph (a) shall be without prejudice to any right to indemnity by law given to trustees generally and any other indemnity in the Security Agent’s favour in any other Finance Document.

(b)
Subject to paragraph (c) below, the Borrowers shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent or the Security Agent or any Receiver or Delegate pursuant to paragraph (a) above.

(c)
Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent or the Security Agent to an Obligor.

(d)	The indemnity contained in this clause 32.15 shall survive the termination or discharge of this Agreement.

32.16	Resignation of the Agent or the Security Agent
(a)	The Agent or the Security Agent may, without giving any reason therefor, resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrowers.
(b)
Alternatively the Agent or the Security Agent may without giving any reason therefor resign by giving 30 days’ notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders may appoint a successor Agent or Security Agent.

(c)
If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent or Security Agent (after consultation with (in the case of the Agent) the Borrowers or (in the case of the Security Agent) the Agent) may appoint a successor Agent or Security Agent.

(d)
If the Agent or Security Agent wishes to resign because it has concluded that it is no longer appropriate for it to remain as agent or trustee and the Agent or (as the case may be) Security Agent is entitled to appoint a successor Agent or (as the case may be) Security Agent under paragraph (c) above, the Agent or (as the case may be) Security Agent may (if it concludes that it is necessary to do so in order to persuade the proposed successor Agent or (as the case may be) Security Agent to become a party to this Agreement as Agent or (as the case may be) Security Agent) agree with the proposed successor Agent or (as the case may be) Security Agent such amendments to this clause 32 and any other term of this Agreement dealing with the rights or obligations of the Agent or (as the case may be) Security Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any amendments to the fee payable to it in its capacity as Agent or (as the case may be) Security Agent under this Agreement which are consistent with the successor Agent’s or (as the case may be) Security Agent’s normal fee rates and those amendments will bind the Parties.

(e)
The retiring Agent or Security Agent shall make available to the successor Agent or Security Agent such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or (as the case may be) Security Agent under the Finance Documents. The Borrowers shall, within three Business Days of demand, reimburse the retiring Agent or (as the case may be) Security Agent for the amount of all costs and expenses (including legal fees) (together with any applicable VAT) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s or Security Agent’s resignation notice shall only take effect upon:
(i)	the appointment of a successor; and
(ii)
(in the case of the Security Agent) the transfer or assignment of all the Transaction Security and the other Security Property to that successor and any appropriate filings or registrations, any notices of transfer or assignment and the payment of any fees or duties related to such transfer or assignment which the Security Agent considers necessary or advisable have been duly completed.

(g)
Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of clause 33.10 (Winding up of trust) and paragraph (e) above) but shall remain entitled to the benefit of clauses 15.3 (Other indemnities), 15.4 (Indemnity to the Agent and the Security Agent) and 15.5 (Indemnity concerning security) and this clause 32 (and any agency or other fees for the account of the retiring Agent or Security Agent in its capacity as such shall cease to accrue from (and shall be payable on) that date).  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.
(h)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under clause 13.4 (FATCA Information) and the Borrowers or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to clause 13.4 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrowers and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and (in each case) the Borrowers or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrowers or that Lender, by notice to the Agent, requires it to resign.
32.17	Replacement of the Agent
(a)
After consultation with the Borrowers, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)
The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of clauses 15.4 ((Indemnity to the Agent and the Security Agent) and 15.5 (Indemnity concerning security) and this clause 32) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
32.18	Replacement of the Security Agent
The Agent (acting on the instructions of the Majority Lenders) may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) of clause 32.16 (Resignation of the Agent or the Security Agent).  In this event, the Security Agent shall resign in accordance with that paragraph.

32.19	Confidentiality
(a)
In acting as agent or trustee for the Finance Parties, the Agent or (as the case may be) the Security Agent shall be regarded as acting through its agency, trustee or other division or department directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Agent or (as the case may be) the Security Agent, it may be treated as confidential to that division or department and the Agent or (as the case may be) the Security Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

32.20	Agent’s relationship with the Lenders
(a)
Subject to clause 31.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as each Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as a Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
(b)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender or (as the case may be) under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under clause 40.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer (or such other information) by that Lender for the purposes of clause 40.2 (Addresses) and clause 40.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

32.21	Information from the Finance Parties
(a)
Each Finance Party shall supply the Agent or the Security Agent with any information that the Agent or (as the case may be) the Security Agent may reasonably specify as being necessary or desirable to enable the Agent or (as the case may be) the Security Agent to perform its functions as Agent or (as the case may be) Security Agent (including, without limitation, such written information and directions as are necessary to make the calculations and applications contemplated by clause 35.1 (Order of application)).

(b)	Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.
32.22	Credit appraisal by the Finance Parties
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each other Finance Party confirms to the Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including but not limited to:
(a)	the financial condition, status and nature of each Obligor and other Group Member;
(b)
the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, the Transaction Security or the Security Property;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;
(d)
whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, the Transaction Security or the Security Property;

(e)
the adequacy, accuracy or completeness of the Information Memorandum and any other information provided by the Agent, the Security Agent, the Arranger or any other Party or by any other person under or in connection with any Transaction Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(f)
the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security Interest affecting the Charged Property.

32.23	Deduction from amounts payable by the Agent or Security Agent
If any Party owes an amount to the Agent or Security Agent under the Finance Documents the Agent or Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
33	Trust and security matters
33.1	Undertaking to pay
(a)
Each Obligor who is a Party undertakes with the Security Agent as trustee for itself and on behalf of the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent as trustee for itself and on behalf of the Finance Parties all money from time to time owing to the other Finance Parties (in addition to paying any money owing under the Finance Documents to the Security Agent for its own account), and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

(b)
Each payment which such an Obligor makes to another Finance Party in accordance with any Finance Document shall, to the extent of the amount of that payment, satisfy that Obligor’s corresponding obligation under paragraph (a) above to make that payment to the Security Agent.

33.2	Parallel debt
(a)	In this clause 33.2:
Corresponding Debt means any amount, other than any Parallel Debt, which an Obligor owes to a Finance Party under or in connection with the Finance Documents.
Parallel Debt means any amount which an Obligor owes to the Security Agent under clause 33.2(b) or under that clause as incorporated by reference or in full in any other Finance Document.
(b)	Each Obligor irrevocably and unconditionally undertakes to pay to the Security Agent its Parallel Debt which shall be amounts equal to, and in the currency or currencies of, its Corresponding Debt.
(c)	The Parallel Debt of an Obligor:
(i)	shall become due and payable at the same time as its Corresponding Debt; and
(ii)	is independent and separate from, and without prejudice to, its Corresponding Debt.
(d)	For the purposes of this clause 33.2, the Security Agent:
(i)	is the independent and separate creditor of each Parallel Debt;
(ii)	acts in its own name and not as agent, representative or trustee of the Finance Parties and its claims in respect of each Parallel Debt shall not be held on trust; and
(iii)
shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(e)	The Parallel Debt of an Obligor shall be:
(i)	decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged; and
(ii)	increased to the extent that its Corresponding Debt has increased, and the Corresponding Debt of an Obligor shall be:
(A)	decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged; and
(B)	increased to the extent that its Parallel Debt has increased, in each case provided that the Parallel Debt of an Obligor shall never exceed its Corresponding Debt.
(f)
All amounts received or recovered by the Security Agent in connection with this clause 33.2 (Parallel debt) to the extent permitted by applicable law, shall be applied in accordance with clause 35.1 (Order of application).

(g)	This clause 33.2 shall apply, with any necessary modifications, to each Finance Document governed by laws other than English law and Greek law.
33.3	No responsibility to perfect Transaction Security
The Security Agent shall not be liable for any failure to:
(a)	ascertain whether all deeds and documents which should have been deposited with it under or pursuant to any of the Security Documents have been so deposited;
(b)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;
(c)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;
(d)
register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(e)
take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security Interest under any law or regulation; or

(f)	require any further assurance in relation to any Security Document.
33.4	Insurance by Security Agent
(a)	The Security Agent shall not be obliged:
(i)	to insure any of the Charged Property;
(ii)	to require any other person to maintain any insurance; or
(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document, and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.
(b)
Where the Security Agent is named on any insurance policy as loss payee, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent requests it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

33.5	Common parties
Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the other Finance Parties and (as appropriate) security agent and trustee for all of the other Finance Parties. Where any Finance Document provides for an Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.
33.6	Custodians and nominees
The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.
33.7	Delegation by the Security Agent
(a)
Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)
That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Finance Parties.

(c)
No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

33.8	Additional trustees
(a)
The Security Agent shall have power by notice in writing to the other Finance Parties and the Borrowers to appoint and subsequently remove any person either to act as separate trustee or as co-trustee jointly with the Security Agent:

(i)	if the Security Agent reasonably considers such appointment to be in the best interests of the Finance Parties;
(ii)	for the purpose of conforming with any legal requirement, restriction or condition which the Security Agent deems to be relevant; or
(iii)	for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained, and the Security Agent shall give prior notice to the Borrowers and the Finance Parties of that appointment (or subsequent removal).
(b)
Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment and the Security Agent shall have power to remove any person so appointed.

(c)
The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

(d)
At the request of the Security Agent, the other Parties shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such Party irrevocably authorises the Security Agent in its name and on its behalf to do the same.

(e)	Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent.

(f)
The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

33.9	Acceptance of title
The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.
33.10	Winding up of trust
If the Security Agent, with the approval of the Agent, determines that:
(a)	all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged; and
(b)	no Finance Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, then:
(i)
the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii)
any Security Agent which has resigned pursuant to clause 32.16 (Resignation of the Agent or the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

33.11	Powers supplemental to Trustee Acts
The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.
33.12	Disapplication of Trustee Acts
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement.  Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.
34	Enforcement of Transaction Security
34.1	Enforcement Instructions
(a)	The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise by the Agent (acting on the instructions of the Majority Lenders).
(b)
Subject to the Transaction Security having become enforceable in accordance with its terms, the Agent (acting on the instructions of the Majority Lenders) may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security as they see fit.

(c)	The Security Agent is entitled to rely on and comply with instructions given in accordance with this clause 34.1.
34.2	Manner of enforcement
If the Transaction Security is being enforced pursuant to clause 34.1 (Enforcement Instructions), the Security Agent shall enforce the Transaction Security in such manner as the Agent (acting on the instructions of the Majority Lenders) shall instruct or, in the absence of any such instructions, as the Security Agent considers in its discretion to be appropriate.
34.3	Waiver of rights
To the extent permitted under applicable law and subject to clause 34.1 (Enforcement Instructions), clause 34.2 (Manner of enforcement) and clause 35 (Application of Proceeds), each of the Finance Parties and the Obligors waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any amount received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.
34.4	Enforcement through Security Agent only
(a)
The other Finance Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising or to grant any consents or releases under the Security Documents except through the Security Agent.

(b)
Each Finance Party (other than the Security Agent) shall, promptly upon being requested by the Agent to do so, grant a power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to enforce or have recourse to the relevant Transaction Security or to exercise any such right, power, authority or discretion or to grant any such consent or release.

35	Application of proceeds
35.1	Order of application
All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this clause 35, the Recoveries) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this clause 35), in the following order of priority:
(a)	in discharging any sums owing to the Security Agent (other than pursuant to clause 33.1 (Undertaking to pay) or 33.2 (Parallel debt)), any Receiver or any Delegate under the Finance Documents;
(b)	in discharging all costs and expenses incurred by any Finance Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;
(c)	in payment or distribution to the Agent on its own behalf and on behalf of the other Finance Parties for application in accordance with clause 38.6 (Partial payments);
(d)
if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Obligor; and

(e)	the balance, if any, in payment or distribution to the relevant Obligor.

35.2	Security proceeds realised by other Finance Parties
Where a Finance Party (other than the Security Agent) is a party to a Security Document and that Finance Party receives or recovers any amounts pursuant to the terms of that Security Document or in connection with the realisation or enforcement of all or any part of the Transaction Security which is the subject of that Security Document then, subject to the terms of that Security Document and to the extent permitted by applicable law, such Finance Party shall account to the Security Agent for those amounts and the Security Agent shall apply them in accordance with clause 35.1 (Order of application) as if they were Recoveries for the purposes of such clause or (if so directed by the Security Agent shall apply those amounts in accordance with clause 35.1 (Order of application).
35.3	Investment of cash proceeds
Prior to the application of any Recoveries in accordance with clause 35.1 (Order of Application) the Security Agent may, in its discretion, hold:
(a)	all or part of any Recoveries which are in the form of cash; and
(b)	any cash which is generated by holding, managing, exploiting, collecting, realising or disposing of any proceeds of the Security Property which are not in the form of cash, in one or more interest bearing suspense or impersonal accounts in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (without being under any duty to diversify the same and the relevant Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations and shall not be liable to account for an amount of interest greater than the standard amount that would be payable to an independent customer, the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this clause 35.
35.4	Currency conversion
(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may:
(i)	convert any moneys received or recovered by the Security Agent from one currency to another; and
(ii)	notionally convert the valuation provided in any opinion or valuation from one currency to another, in each case at the Security Agent’s spot rate of exchange for the purchase of that other currency with the currency in which the relevant moneys are received or recovered or the valuation is provided in the London foreign exchange market on a particular day.
(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied:
(i)	in the case of paragraph (a)(i) above, to the extent of the amount of the due currency purchased after deducting the costs of conversion; and
(ii)	in the case of paragraph (a)(ii) above, to the extent of the amount of the due currency which results from the notional conversion referred to in that paragraph.

35.5	Permitted Deductions
The Security Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).
35.6	Good discharge
(a)	Any distribution or payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Finance Parties.
(b)	Any distribution or payment made as described in paragraph (a) above shall be a good discharge, to the extent of that payment or distribution, by the Security Agent to the extent of that payment.
(c)
The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the Secured Obligations owing to the relevant Finance Party are denominated pursuant to the relevant Finance Document.

35.7	Calculation of amounts
(a)	For the purpose of calculating any person’s share of any amount payable to or by it, the Security Agent shall be entitled to:
(b)
notionally convert the Secured Obligations owed to any person into a common base currency (decided in its discretion by the Security Agent), that notional conversion to be made at the spot rate at which the Security Agent is able to purchase the notional base currency with the actual currency of the Secured Obligations owed to that person at the time at which that calculation is to be made; and

(c)
assume that all amounts received or recovered as a result of the enforcement or realisation of the Security Property are applied in discharge of the Secured Obligations in accordance with the terms of the Finance Documents under which those Secured Obligations have arisen.

35.8	Release to facilitate enforcement and realisation
(a)
Each Finance Party acknowledges that, for the purpose of any enforcement action by the Security Agent or a Receiver and/or maximising or facilitating the realisation of the Charged Property, it may be desirable that certain rights or claims against an Obligor and/or under certain of the Transaction Security, be released.

(b)
Each other Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to effect such enforcement action and/or realisation including, to the extent necessary for such purpose, to execute release documents in the name of and on behalf of the other Finance Parties.

35.9	Dealings with Security Agent
Subject to clause 40.5 (Communication when Agent is Impaired Agent), each Finance Party shall deal with the Security Agent exclusively through the Agent.

35.10	Disclosure between Finance Parties and Security Agent
Notwithstanding any agreement to the contrary, each of the Obligors consents, until the end of the Facility Period, to the disclosure by any Finance Party to each other (whether or not through the Agent or the Security Agent) of such information concerning the Obligors as any Finance Party shall see fit.
35.11	Notification of prescribed events
(a)	If an Event of Default or Default either occurs or ceases to be continuing, the Agent shall, upon becoming aware of that occurrence or cessation, notify the Security Agent.
(b)	If the Security Agent enforces, or takes formal steps to enforce, any of the Transaction Security it shall notify each other Finance Party of that action.
(c)
If any Finance Party exercises any right it may have to enforce, or to take formal steps to enforce, any of the Transaction Security it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Finance Party of that action.

36	Conduct of business by the Finance Parties
36.1	Finance Parties tax affairs
No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
36.2	Finance Parties acting together
(a)
Notwithstanding clause 2.2 (Finance Parties’ rights and obligations), if the Agent makes a declaration under clause 30.23 (Acceleration) or (acting on the instructions of the Majority Lenders) notifies the other Finance Parties that it considers it is entitled to make such a declaration, the Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrowers and any Group Members and generally administer the Facility in accordance with the wishes of the Majority Lenders.  All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall be entitled to take action independently against any Obligor or any of its assets without the prior consent of the Majority Lenders.

(b)	Paragraph (a) above shall not override clause 32 (Roles of Agent, Security Agent and Arranger) as it applies to the Security Agent.
37	Sharing among the Finance Parties
37.1	Payments to Finance Parties
If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 38 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;
(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 38 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 38.6 (Partial payments).

37.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 38.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.
37.3	Recovering Finance Party’s rights
On a distribution by the Agent under clause 37.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.
37.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
37.5	Exceptions
(a)
This clause 37 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings in accordance with the terms of this Agreement, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings;
(ii)	the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and

(iii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Section 11 -  Administration
38	Payment mechanics
38.1	Payments to the Agent
(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

38.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 38.3 (Distributions to an Obligor) and clause 38.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).
38.3	Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with clause 39 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
38.4	Clawback and pre-funding
(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)
If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders, and such Lenders agree, then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Borrowers of that Lender’s identity and the Borrowers shall on demand refund it to the Agent; and
(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrowers, shall on demand pay to the Agent the amount

(as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
38.5	Impaired Agent
(a)
If, at any time, the Agent becomes an Impaired Agent, the Borrowers or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with clause 38.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or
(ii)
if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrowers or the Lender making the payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties).

In each case such payments must be made on the due date for payment under the Finance Documents.
(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.
(c)
A Party which has made a payment in accordance with this clause 43.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)
Promptly upon the appointment of a successor Agent in accordance with this Agreement, each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with clause 38.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:
(i)	that it has not given an instruction pursuant to paragraph (d) above; and
(ii)	that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.
38.6	Partial payments
(a)
If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent or the Arranger under those Finance Documents;

(ii)	secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 32.15 (Lenders’ indemnity to the Agent and others);
(iii)	thirdly, in or towards payment to the Lenders pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;
(iv)	fourthly, in or towards payment to the Lenders pro rata of any amount of principal due but unpaid to the Lenders under those Finance Documents; and
(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid to the Finance Parties under the Finance Documents.
(b)	The Agent shall, if so directed by all the Lenders, vary the order set out in paragraphs (ii) to (v) of paragraph (a).
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
38.7	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
38.8	Business Days
(a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
38.9	Currency of account
(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.
(c)
Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

(d)
All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale.  Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

38.10	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and
(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Interbank Market and otherwise to reflect the change in currency.

38.11	Disruption to payment systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrowers that a Disruption Event has occurred:
(a)
the Agent may, and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 44 (Amendments and grant of waivers);

(e)
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 38.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
39	Set-off
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. For the purpose of this clause the term “Finance Party” includes each of the relevant Finance Party’s holding companies and subsidiaries and each subsidiary of the relevant Finance Party’s holding companies (as defined in the Companies Act 2006).

40	Notices
40.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
40.2	Addresses
The address, and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(i)	in the case of any Obligor who is a Party, that identified with its name in Schedule 1 (The original parties);
(ii)	in the case of any Obligor who is not a Party, that identified in any Finance Document to which it is a party;
(iii)	in the case of the Security Agent, the Agent and any other original Finance Party that identified with its name in Schedule 1 (The original parties); and
(iv)	in the case of each Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity, or, in each case, any substitute address, fax number, or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Finance Parties and the Obligors who are Parties, if a change is made by the Agent) by not less than five Business Days’ notice.
40.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under clause 40.2 (Addresses), if addressed to that department or officer.
(b)
Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.
(d)	Any communication or document made or delivered to the Borrowers in accordance with this clause 40.3 will be deemed to have been made or delivered to each of the Obligors.
(e)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00pm in the place of receipt shall be deemed only to become effective on the following day.

40.4	Notification of address and fax number
Promptly upon changing its address or fax number, the Agent shall notify the other Parties on changing its address or fax number.  All other Parties should notify the Agent promptly upon change of their address or fax number pursuant to clause 40.2 (Addresses).
40.5	Communication when Agent is Impaired Agent
If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly.  This provision shall not operate after a replacement Agent has been appointed.
40.6	Electronic communication
(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.
(b)
Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)
Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

(d)
Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p. m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement or any other Finance Document shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this clause 40.6.
40.7	English language
(a)	Any notice given under or in connection with any Finance Document shall be in English.
(b)	All other documents provided under or in connection with any Finance Document shall be:
(i)	in English; or
(ii)	if not in English, and if so required by the Agent or the Security Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
41	Calculations and certificates
41.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
41.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
41.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.
42	Partial invalidity
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
43	Remedies and waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.
44	Amendments and grant of waivers
44.1	Required consents
(a)
Subject to clauses 44.2 (All Lender matters) and 44.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrowers and any such amendment or waiver agreed or given by the Agent will be binding on all the Finance Parties and other Obligors.

(b)	The Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 44.
(c)
Without prejudice to the generality of paragraphs (c), (d) and (e) of clause 32.11 (Rights and discretions of the Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)
Each Obligor agrees to any such amendment or waiver permitted by this clause 44 which is agreed to by the Borrowers. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of the Parent.

44.2	All Lender matters
Subject to clause 44.4 (Replacement of Screen Rate), an amendment, waiver or discharge or release or a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:
(a)	the definition of “Change of Control” in clause 1.1 (Definitions);
(b)	the definition of “Majority Lenders” in clause 1.1 (Definitions);
(c)	the definition of “Last Availability Date” in clause 1.1 (Definitions);
(d)	an extension to the date of payment of any amount under the Finance Documents;
(e)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;
(f)
an increase in, or extension of, any Commitment or the Total Commitments, an extension of any period within which the Facility is available for Utilisation or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;

(g)	a change to any Borrower or any other Obligor;
(h)	any provision which expressly requires the consent or approval of all the Lenders;
(i)	clause 37 (Sharing among the Finance Parties);
(j)
clause 2.2 (Finance Parties’ rights and obligations), clause 7.1 (Illegality), 7.2 (Change of control), clause 19.38 (Money Laundering), clause 19.39 (Sanctions), clause 20.11 (Money Laundering), clause 22.13 (Sanctions), clause 31 (Changes to the Lenders), clause 37.1 (Payments to Finance Parties), this clause 44 (Amendments and grant of waivers), clause 46 (Counterparts) or clause 49.1 (Jurisdiction of English courts);

(k)	the order of distribution under clause 38.5 (Partial payments);
(l)	the order of distribution under clause 35.1 (Order of application);
(m)	the currency in which any amount is payable under any Finance Document;
(n)
(other than as expressly permitted by the provisions of the Finance Documents) the nature or scope of the Charged Property or of the manner in which the proceeds of enforcement of the Transaction Security are distributed;

(o)
(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of any guarantee and indemnity granted under any Finance Document (including under clause 18 (Guarantee and indemnity)); or

(p)
the release of the Transaction Security or the Guarantee or the circumstances in which any of the Transaction Security or the Guarantee is permitted or required to be released under any of the Finance Documents, shall not be made, or given, without the prior consent of all the Lenders and must be in writing.

44.3	Other exceptions
(a)
An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arranger in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, the Security Agent or the Arranger (as the case may be).

(b)
Notwithstanding clauses 44.1 (Required consents), 44.2 (All Lender matters) and paragraph (a) above, the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

(c)	Amendments to, or waivers in respect of, any Finance Document may only be agreed in writing.
44.4	Replacement of Screen Rate
(a)
Subject to clause 44.3 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to the Screen Rate any amendment or waiver which relates to providing for the use of a Replacement Benchmark; and

(i)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;
(ii)
enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(iii)	implementing market conventions applicable to that Replacement Benchmark;
(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(v)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer or economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrowers.
(b)	For the purposes of this clause 44.4, the following definitions shall have the following meanings:
Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
Replacement Benchmark means a benchmark rate which is:
(a)	formally designated, nominated or recommended as the replacement for the Screen Rate by:
(i)	the administrator of that Screen Rate; or

(ii)	any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;
(b)	in the opinion of the Majority Lenders and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Screen Rate; or
(c)	in the opinion of the Majority Lenders and the Borrowers, an appropriate successor to the Screen Rate.
Screen Rate Replacement Event means, in relation to the Screen Rate:
(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders and the Borrowers, materially changed; or
(b)
(i)
(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate; or
(ii)
the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate; or

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that the Screen Rate has been or will be permanently or indefinitely discontinued; or
(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or
(c)
the administrator of the Screen Rate determines that the Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrowers) temporary; or
(ii)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than 15 Business Days; or
(d)	in the opinion of the Majority Lenders and the Borrowers, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

44.5	Releases
Except with the approval of all the Lenders or for a release which is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release:
(a)	any Charged Property from the Transaction Security; or
(b)	any Obligor from any of its guarantee or other obligations under any Finance Document.
44.6	Disenfranchisement of Defaulting Lenders
(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:
(i)	the Majority Lenders; or
(ii)	whether:
(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or
(B)	the agreement of any specified group of Lenders,
has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender’s Commitment will be reduced by the amount of its Available Commitment and, to the extent that such reduction results in that Defaulting Lender’s Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.
(b)	For the purposes of this clause 44.6, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and
(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
44.7	Excluded Commitments
If:
(a)
any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 10 Business Days of that request being made; or

(b)
any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in paragraphs (c), (d), (e) and (k) of clause 44.2 (All Lender matters)) or such a vote within 20 Business Days of that request being made,

(unless (in either such case) the Borrowers and the Agent agree to a longer time period in relation to any request):

(i)
its Commitment or its participation in the Loan shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments or the amount of the Loan has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
44.8	Replacement of a Defaulting Lender
(a)
The Borrowers may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days’ prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and, to the extent permitted by law such Lender shall) assign pursuant to clause 31 (Changes to the Lenders) all (and not part only) of its rights under this Agreement (and any Security Document to which that Lender is a party in its capacity as a Lender) to an Eligible Institution (a Replacement Lender) which confirms its willingness to undertake and does undertake all the obligations or all the relevant obligations of the assigning Lender in accordance with clause 31 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(i)	in an amount equal to:
(A)	the outstanding principal amount of such Lender’s participation in the Loan;
(B)	all accrued interest owing to such Lender;
(C)
the Break Costs which would have been payable to such Lender pursuant to clause 11.5 (Break Costs) had the  Borrowers prepaid in full that Lender’s participation in the Loan on the date of the assignment; and

(D)	all other amounts payable to that Lender under the Finance Documents on the date of the assignment or
(ii)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrowers and which does not exceed the amount described in paragraph (i) above.
(b)	Any assignment of rights by a Defaulting Lender pursuant to this clause 44.8 shall be subject to the following conditions:
(i)	the Borrowers shall have no right to replace the Agent or the Security Agent;
(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;
(iii)	the assignment must take place no later than 14 Business Days after the notice referred to in paragraph (a) above (or such other longer period as agreed by the Majority Lenders);
(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and
(v)
the Defaulting Lender shall only be obliged to assign its rights pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that assignment to the Replacement Lender.

(c)
The Defaulting Lender shall perform the checks described in paragraph (b) (v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.

44.9	Disenfranchisement of Parent Affiliates
(a)	For so long as a Parent Affiliate:
(i)	beneficially owns a Commitment; or
(ii)
has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:
(A)	the Majority Lenders; or
(B)	whether:
(1)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or
(2)	the agreement of any specified group of Lenders,
(iii)	has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, such Commitment shall be deemed to be zero and such Parent Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (A) and (B) above (unless in the case of a person not being a Parent Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).
(b)
Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Parent Affiliate (a Notifiable Debt Purchase Transaction), such notification to be substantially in the form set out in Part I of Schedule 9 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:
(i)	is terminated; or
(ii)	ceases to be with a Parent Affiliate,
(iii)	such notification to be substantially in the form set out in Part II of Schedule 9 (Forms of Notifiable Debt Purchase Transaction Notice).
(d)	Each Parent Affiliate that is a Lender agrees that:
(i)
in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same, nor be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

45	Confidentiality
45.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 45.2 (Disclosure of Confidential Information) and clause 45.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
45.2	Disclosure of Confidential Information
(a)
Any Finance Party may disclose to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional and other advisers, auditors, partners and Representatives and to any of their insurers, reinsurers, insurance brokers and their own officers, partners, employees, Affiliates, professional or other advisers or Representatives (irrespective of whether such party is located in the jurisdiction where a Finance Party is located) such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information.

(b)	Any Finance Party and any of that Finance Party’s Affiliates may disclose to any person:
(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent, and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents (including derivative market participants) and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or any of that Finance Party’s Affiliates or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of clause 32.20 (Agent’s relationship with the Lenders));

(iv)
appointed by any Finance Party or any of that Finance Party’s Affiliates or by a person to whom paragraph (b)(ii) above applies to act as a verification agent in respect of any transaction referred to in paragraph (b)(ii) above;

(v)
who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (b)(i) or (b)(ii) above or who is a derivative market participant;

(vi)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(viii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to clause 31.8 (Security over Lenders’ rights);
(ix)	who is a Party; or
(x)	with the consent of the Borrowers,
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(A)
in relation to paragraphs (b)(i), (b)(ii), (b)(iii) and (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a  confidentiality undertaking substantially in a recommended form of the Loan Market Association from time to time or in any other form agreed between the Borrowers and the relevant Finance Party (a Confidentiality Undertaking) except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(v) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(vi), (b)(vii) and (b)(viii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Finance Party or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the relevant Finance Party; and

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

45.3	Disclosure to numbering service providers
(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;
(ii)	country of domicile of Obligors;
(iii)	place of incorporation of Obligors;
(iv)	date of this Agreement;
(v)	clause 46 (Counterparts);
(vi)	the names of the Agent and the Arranger;
(vii)	date of each amendment and restatement of this Agreement;
(viii)	amount of Total Commitments;
(ix)	currency of the Facility;
(x)	type of Facility;
(xi)	ranking of Facility;
(xii)	the term of the Facility;
(xiii)	changes to any of the information previously supplied pursuant to paragraphs 45.3(a)(i) to 45.3(a)(xii) above; and
(xiv)	such other information agreed between such Finance Party and the Borrowers, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrowers represent that none of the information set out in clauses 45.3(a)(i) to 45.3(a)(xiii) above is, nor will at any time be, unpublished price-sensitive information.
(d)	The Agent shall notify the Borrowers and the other Finance Parties of:
(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
45.4	Entire agreement
This clause 45 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
45.5	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
45.6	Banking secrecy laws
Each Obligor hereby releases each Finance Party and each of its Affiliates and each of its or their officers, directors, employees, head office, professional advisers, auditors and representatives (together, the Disclosing Party) from any confidentiality obligations or confidentiality restrictions arising from Swiss law or other applicable banking secrecy and data protection legislation which would prevent a Disclosing Party from disclosing any Confidential Information in accordance with this clause 45 (Confidentiality).
45.7	Continuing obligations
The obligations in this clause 45 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:
(a)
the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
45.8	Confidentiality of Funding Rates
(a)	Confidentiality and disclosure
(i)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (ii) and (iii) below.
(ii)	The Agent may disclose:
(A)	any Funding Rate to the Borrowers pursuant to clause 9.4 (Notification of rates of interest); and
(B)
any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(iii)	The Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:
(A)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(B)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(C)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(D)	any person with the consent of the relevant Lender.
(b)	Related obligations
(i)
The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(ii)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(A)
of the circumstances of any disclosure made pursuant to clause 45.8(a)(iii)(B) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(B)	upon becoming aware that any information has been disclosed in breach of this clause 45.8.
(c)	No Event of Default
No Event of Default will occur under clause 30.6 (Other obligations) by reason only of an Obligor’s failure to comply with this clause 45.8.

46	Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
47	Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party and each Obligor acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Section 12 -  Governing Law and Enforcement
48	Governing law
This Agreement and any non-contractual obligations connected with it are governed by English law.
49	Enforcement
49.1	Jurisdiction of English courts
(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)
Notwithstanding paragraph (a) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

49.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor who is a Party:
(a)
irrevocably appoints the person named in Schedule 1 (The original parties) as that Obligor’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and
(c)
if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent.  Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The original parties
Borrowers
Name:	Fareastern Shipping Limited
Jurisdiction of incorporation	Malta
Registration number (or equivalent, if any)	C 52103
English process agent	Intermar Chartering (UK) Ltd., 9 Staple Inn, 1st Floor, Holborn, WC1V 7QH London, England
Registered office	147/1 St. Lucia Street, Valletta, Malta
Address for service of notices	97 Poseidonos Avenue & 2 Foivis Street, 16674 Glyfada, Athens, Greece F.A.O. Mr Michael Gregos Fax: +30 210 9680571

Name:	Pegasus Shipholding S.A.
Jurisdiction of incorporation	Marshall Islands
Registration number (or equivalent, if any	10748
English process agent	Intermar Chartering (UK) Ltd., 9 Staple Inn, 1st Floor, Holborn, WC1V 7QH London, England
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices	97 Poseidonos Avenue & 2 Foivis Street, 16674 Glyfada, Athens, Greece F.A.O. Mr Michael Gregos Fax: +30 210 9680571

Name:	Lance Shipping S.A.
Jurisdiction of incorporation	Marshall Islands
Registration number (or equivalent, if any)	10149
English process agent	Intermar Chartering (UK) Ltd., 9 Staple Inn, 1st Floor, Holborn, WC1V 7QH London, England
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices	97 Poseidonos Avenue & 2 Foivis Street, 16674 Glyfada, Athens, Greece F.A.O. Mr Michael Gregos Fax: +30 210 9680571

Name:	Seacrown Maritime Ltd.
Jurisdiction of incorporation	Marshall Islands
Registration number (or equivalent, if any)	10628
English process agent	Intermar Chartering (UK) Ltd., 9 Staple Inn, 1st Floor, Holborn, WC1V 7QH London, England
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices	97 Poseidonos Avenue & 2 Foivis Street, 16674 Glyfada, Athens, Greece F.A.O. Mr Michael Gregos Fax: +30 210 9680571

Name:	Navajo Marine Limited
Jurisdiction of incorporation	Marshall Islands
Registration number (or equivalent, if any)	47650
English process agent	Intermar Chartering (UK) Ltd., 9 Staple Inn, 1st Floor, Holborn, WC1V 7QH London, England
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices	97 Poseidonos Avenue & 2 Foivis Street, 16674 Glyfada, Athens, Greece F.A.O. Mr Michael Gregos Fax: +30 210 9680571

Name:	Solana Holding Ltd.
Jurisdiction of incorporation	Marshall Islands
Registration number (or equivalent, if any)	47644
English process agent	Intermar Chartering (UK) Ltd., 9 Staple Inn, 1st Floor, Holborn, WC1V 7QH London, England
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices	97 Poseidonos Avenue & 2 Foivis Street, 16674 Glyfada, Athens, Greece F.A.O. Mr Michael Gregos Fax: +30 210 9680571

Parent
Name:	Dynagas LNG Partners LP
Jurisdiction of incorporation	Marshall Islands
Registration number (or equivalent, if any)	950060
English process agent	Intermar Chartering (UK) Ltd., 9 Staple Inn, 1st Floor, Holborn, WC1V 7QH London, England
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices	97 Poseidonos Avenue & 2 Foivis Street, 16674 Glyfada, Athens, Greece F.A.O. Mr Michael Gregos Fax: +30 210 9680571

Guarantors
Parent
Name:	Dynagas LNG Partners LP
Jurisdiction of incorporation	Marshall Islands
Registration number (or equivalent, if any)	950060
English process agent	Intermar Chartering (UK) Ltd., 9 Staple Inn, 1st Floor, Holborn, WC1V 7QH London, England
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices	97 Poseidonos Avenue & 2 Foivis Street, 16674 Glyfada, Athens, Greece F.A.O. Mr Michael Gregos Fax: +30 210 9680571

Arctic LNG Guarantor
Name:	Arctic LNG Carriers Ltd.
Jurisdiction of incorporation	Marshall Islands
Registration number (or equivalent, if any)	77480
English process agent	Intermar Chartering (UK) Ltd., 9 Staple Inn, 1st Floor, Holborn, WC1V 7QH London, England
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices	97 Poseidonos Avenue & 2 Foivis Street, 16674 Glyfada, Athens, Greece F.A.O. Mr Michael Gregos Fax: +30 210 9680571

Dynagas Equity Guarantor
Name:	Dynagas Equity Holding Limited
Jurisdiction of incorporation	Marshall Islands
Registration number (or equivalent, if any)	99338
English process agent	Intermar Chartering (UK) Ltd., 9 Staple Inn, 1st Floor, Holborn, WC1V 7QH London, England
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices	97 Poseidonos Avenue & 2 Foivis Street, 16674 Glyfada, Athens, Greece F.A.O. Mr Michael Gregos Fax: +30 210 9680571

Dynagas Operating LP Guarantor
Name:	Dynagas Operating LP
Jurisdiction of incorporation	Marshall Islands
Registration number (or equivalent, if any)	950059
English process agent	Intermar Chartering (UK) Ltd., 9 Staple Inn, 1st Floor, Holborn, WC1V 7QH London, England
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices	97 Poseidonos Avenue & 2 Foivis Street, 16674 Glyfada, Athens, Greece F.A.O. Mr Michael Gregos Fax: +30 210 9680571

Dynagas Operating GP Guarantor
Name:	Dynagas Operating GP LLC
Jurisdiction of incorporation	Marshall Islands
Registration number (or equivalent, if any)	962418
English process agent	Intermar Chartering (UK) Ltd., 9 Staple Inn, 1st Floor, Holborn, WC1V 7QH London, England
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices	97 Poseidonos Avenue & 2 Foivis Street, 16674 Glyfada, Athens, Greece F.A.O. Mr Michael Gregos Fax: +30 210 9680571

Dynagas Finance Guarantor
Name:	Dynagas Finance Inc.
Jurisdiction of incorporation	Marshall Islands
Registration number (or equivalent, if any)	70905
English process agent	Intermar Chartering (UK) Ltd., 9 Staple Inn, 1st Floor, Holborn, WC1V 7QH London, England
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices	97 Poseidonos Avenue & 2 Foivis Street, 16674 Glyfada, Athens, Greece F.A.O. Mr Michael Gregos Fax: +30 210 9680571

Dynagas Finance LLC Guarantor
Name:	Dynagas Finance LLC
Jurisdiction of incorporation	Delaware, United States
English process agent	Intermar Chartering (UK) Ltd., 9 Staple Inn, 1st Floor, Holborn, WC1V 7QH London, England
Registered office	2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, Country of New Castile, United States
Address for service of notices	97 Poseidonos Avenue & 2 Foivis Street, 16674 Glyfada, Athens, Greece F.A.O. Mr Michael Gregos Fax: +30 210 9680571

The Original Lenders

Name	Citibank, N.A., London Branch
Facility Office and contact details for notices	[Omitted]

Commitment ($)

Name	Credit Suisse AG
Facility Office and contact details for notices	[Omitted]

Commitment ($)
Name	KfW IPEX-BANK GmbH
Facility Office and contact details for notices	[Omitted]

Commitment ($)
Name	E. Sun Commercial Bank, Ltd. (incorporated in Taiwan, with limited liability), Hong Kong Branch
Facility Office and contact details for notices	[Omitted]

Commitment ($)
Name	Alpha Bank A.E.
Facility Office and contact details for notices	[Omitted]

Commitment ($)
Name	Deutsche Bank AG Filiale Deutschlandgeschäft
Facility Office and contact details for notices	[Omitted]

Commitment ($)
Name	Amsterdam Trade Bank N.V.
Facility Office and contact details for notices	[Omitted]

Commitment ($)
Total Commitments	$675,000,000

The Agent

Name	Citibank Europe Plc, UK Branch
Office and contact details for notices	[Omitted]

The Security Agent

Name	Citibank, N.A., London Branch
Office and contact details for notices	[Omitted]

The Arranger

Name	Citibank, N.A., London Branch as mandated lead arranger
Name	Credit Suisse AG as mandated lead arranger
Name	KfW IPEX-BANK GmbH as mandated lead arranger
Name	Deutsche Bank Ag Filiale Deutschlandgeschäft as mandated lead arranger
Name	Alpha Bank A.E. as mandated lead arranger
Name	Amsterdam Trade Bank N.V. as lead arranger
Name	E. Sun Commercial Bank, Ltd. (incorporated in Taiwan, with limited liability), Hong Kong Branch as arranger

Schedule 2
Ship information

Ship A
Owner	Fareastern Shipping Limited
Name	Arctic Aurora
IMO Number	9645970
Year of build	2013
Charter
Time charterparty dated 13 June 2013 followed in direct continuation by a new time charterparty dated 20 December 2017 made between Fareastern Shipping Limited and Equinor ASA (formerly known as Statoil ASA) as amended and supplemented from time to time

Charterer	Equinor ASA (formerly known as Statoil ASA)
Flag State	Malta
Classification
* 100A1, Liquefied Gas Tanker, Ship Type 2G, Methane (LNG) in Membrane Tanks, Maximum Vapour Pressure 0.25 barg, Minimum Temperature Minus 163 deg C, ShipRight(SDA, FDA Plus (40, NA) FDA ICE, CM, ACS(B)), *IWS, LI, ECO(IHM)
Winterisation H(-30), D(-30), Ice Class 1A FS, Max/min draughts: Forward: 12,9/8.9m, Midship: 12.9/9.1m, Aft: 13.2/8.9m, Power required 18,751kw, Power installed 24,900kw.
* LMC, UMS, ICC, NAV1, IBS

Descriptive Note: Part Higher Tensile Steel, ShipRight(BWMP(S), MPMS, SERS, SCM)

Classification Society	Lloyd’s Register of Shipping
Major Casualty Amount	$2,000,000

Ship B
Owner	Pegasus Shipholding S.A.
Name	Clean Energy
IMO Number	9323687
Year of build	2007
Charter	Time charterparty dated 31 October 2016 made between Pegasus Shipholding S.A. and Gazprom Marketing and Trading Singapore Pte. Ltd. as amended and supplemented from time to time
Charterer	Gazprom Marketing and Trading Singapore Pte. Ltd.
Charter Guarantee	Guarantee dated 31 October 2016 issued by Gazprom Marketing and Trading Ltd in favour of Pegasus Shipholding S.A.
Charter Guarantor	Gazprom Marketing and Trading Ltd
Flag State	Marshall Islands
Classification	* 100A1, Liquefied Gas Tanker, Ship Type 2G, Methane (LNG) in Membrane tanks, Maximum Vapour Pressure 0.25 bar, Minimum Temperature minus 163[o] C, ShipRight (SDA), *IWS, LI, EP.

* LMC, UMS, ICC, NAV1, IBS Descriptive Notes: ShipRight (FDA Plus, CM, BWMP(S), SCM, TCM, MPMS, SERS, SEA (Hss-4, L, VDR-4)). Part Higher Tensile Steel.
Classification Society	Lloyd’s Register
Major Casualty Amount	$2,000,000

Ship C
Owner	Lance Shipping S.A.
Name	OB River
IMO Number	9315692
Year of build	2007
Charter	Time charterparty dated 24 March 2016 and made between Lance Shipping S.A. and Gazprom Marketing and Trading Singapore Pte. Ltd. as amended and supplemented from time to time.
Charterer	Gazprom Marketing and Trading Singapore Pte. Ltd.
Flag State	Marshall Islands
Classification
* 100A1, Liquefied Gas Tanker, Ship Type 2G, Methane (LNG) in Membrane Tanks, Maximum Vapour Pressure 0.25 barg, Minimum Temperature Minus 163 degC, ShipRight(SDA, *IWS, LI, EP
Ice Class 1A FS at a draught of 12.942 metres
Forward: 12.942/8.952m
Aft: 12.942/8.952m
Power required 19,623kW, Power installed 24,938kW
LMC, UMS, ICC, NAV1, IBS

Descriptive Note: Part Higher Tensile Steel, ShipRight(FDA plus, CM, BWMP(S), SEA(H-ss-4, L, VDR), SERS, MPMS, SCM, TCM)

Classification Society	Lloyd’s Register
Major Casualty Amount	$2,000,000

Ship D
Owner	Seacrown Maritime Ltd.
Name	Amur River
IMO Number	9317999
Year of build	2008
Charter	Time charterparty dated 17 April 2014 and made between Seacrown Maritime Ltd. and Gazprom Marketing and Trading Singapore Pte. Ltd. as amended and supplemented from time to time.

Charterer	Gazprom Marketing and Trading Singapore Pte. Ltd.
Flag State	Marshall Islands
Classification
* 100A1, Liquefied Gas Tanker, Ship Type 2G, Methane (LNG) in Membrane Tanks, Maximum Vapour Pressure 0.25 bar G, Minimum Temperature Minus 163[o] C, ShipRight(SDA), *IWS, LI, EP
Ice Class 1A FS at a draught of 12.942 metres
Forward: 12.942/8.952m
Aft: 12.942/8.952m
Power required 19,623kW, Power installed 28,684kW
UMS, ICC, NAV1, IBS

With Descriptive Notes: ShipRight(FDA plus, CM, BWMP(S), SCM, TCM), MPMS, SERS, SEA (HSS-4, L, VDR), Part Higher Tensile Steel.

Classification Society	Lloyd’s Register
Major Casualty Amount	$2,000,000

Ship E
Owner	Navajo Marine Limited
Name	Yenisei river
IMO Number	9629586
Year of build	2013
Charter	Time charterparty dated 14 January 2016 made between Navajo Marine Limited and Yamal Trade Pte. Ltd. as amended and supplemented from time to time.
Charter Guarantee	Guarantee dated 14 January 2016 issued by Joint-Stock Company Yamal LNG in favour of Navajo Marine Limited
Charter Guarantor	Joint-Stock Company Yamal LNG
Charterer	Yamal Trade Pte. Ltd.
Flag State	Marshall Islands
Classification
* 100A1, Liquefied Gas Tanker, Ship Type 2G, Methane (LNG) in Membrane Tanks, Maximum Vapour Pressure 0.25 barg, Minimum Temperature Minus 163 deg C, ShipRight(SDA, FDA Plus (40, NA), FDA ICE, CM, ACS(B)), *IWS, LI, ECO(IHM)
Winterisation H(-30), D(-30), Ice Class 1A FS, Max/min draughts: Forward: 12,9/8.9m, Midship: 12.9/9.1m, Aft: 13.2/8.9m, Power required 18,751kw, Power installed 24,900kw.
* LMC, UMS, ICC, NAV1, IBS

Descriptive Note: Part Higher Tensile Steel, ShipRight(BWMP(S), MPMS, SERS, SCM)

Classification Society	Lloyd’s Register
Major Casualty Amount	$2,000,000

Ship F
Owner	Solana Holding Ltd.
Name	Lena River
IMO Number	9629598
Year of build	2013
Charter	Time charterparty dated 14 January 2016 made between Solana Holding Ltd. and Yamal Trade Pte. Ltd. as amended and supplemented from time to time
Charterer	Yamal Trade Pte. Ltd.
Charter Guarantee	Guarantee dated 14 January 2016 issued by Joint-Stock Company Yamal LNG in favour of Navajo Marine Limited
Charter Guarantor	Joint-Stock Company Yamal LNG
Flag State	Marshall Islands
Classification
I * HULL * MACH
Liquefied gas carrier/LNG
Unrestricted navigation ICE CLASS 1A
CPS(WBT), * VeriSTAR-HULL DFL 40 years, * AUT-UMS, * AUT-IMS * SYS-NEQ-1, * SYS-IBS, MON-SHAFT, CLEANSHIP (C) GREEN PASSPORT, BWE, ERS-S, Fatigue PLUS spectral (worldwide navigation with 10% North Atlantic) DF, INWATERSURVEY

Classification Society	Bureau Veritas
Major Casualty Amount	$2,000,000

Schedule 3
Conditions precedent

Part 1
Conditions precedent to any Utilisation
1	Original Obligors' corporate documents
(a)	A copy of the Constitutional Documents and, if applicable, a certificate of good standing of each Original Obligor.
(b)
A copy of a resolution of the board of directors or board of managers of each Original Obligor (or, if applicable, any committee of such board empowered to approve and authorise the following matters):

(i)
approving the terms of, and the transactions contemplated by, the Finance Documents (Relevant Documents) to which it is a party (its Relevant Documents) and resolving that it execute, deliver and perform the Relevant Documents to which it is a party;

(ii)	authorising a specified person or persons to execute its Relevant Documents on its behalf; and
(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and any Selection Notice) to be signed and/or despatched by it under or in connection with its Relevant Documents.

(c)
If applicable, a copy of a resolution of the board of directors or board of managers of the relevant entity, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to its Relevant Documents and any related documents.
(e)
A copy of a resolution signed by all the holders of the issued shares or partnership interest or units or limited liability company interest in each Original Obligor, approving the terms of, and the transactions contemplated by, its Relevant Documents.

(f)	A copy of a resolution of the board of directors of each corporate shareholder of each Original Obligor approving the terms of the resolution referred to in paragraph (e) above.
(g)
A certificate of the Parent (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(h)	A copy of any power of attorney under which any person is appointed by any Original Obligor to execute any of its Relevant Documents on its behalf.
(i)
A certificate of an authorised signatory of each relevant Original Obligor certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

2	Legal opinions
The following legal opinions, each addressed to the Arranger, the Agent, the Security Agent and the Original Lenders (and in a form and substance reasonably satisfactory to them) and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:
(a)
A legal opinion of Norton Rose Fulbright on matters of English law, substantially in the form distributed to the Original Lenders and approved by the Agent, the Security Agent and the Original Lenders prior to signing this Agreement.

(b)
A legal opinion of the legal advisers to the Arranger, the Security Agent and the Agent in each jurisdiction (other than England and Wales) in which an Obligor is formed or (as the case may be) incorporated and/or which is or is to be the Flag State of a Mortgaged Ship, or in which an Account opened at the relevant time is established substantially in the form distributed to the Original Lenders and approved by the Agent, the Security Agent and the Original Lenders prior to signing this Agreement.

3	Other documents and evidence
(a)
Evidence that any process agent referred to in clause 49.2 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the Utilisation Date, if not an Original Obligor, has accepted its appointment.

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements.
(d)
The Fee Letters duly executed and evidence that the fees, commissions, costs and expenses then due from the Borrowers pursuant to clause 12 (Fees) and clause 17 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

4	Bank Accounts
Evidence that any Account required to be established under clause 28 (Bank accounts) has been opened and established with the Account Bank.
5	Charter Documents
The Charter and any related Charter Document for each Ship duly executed, on such terms (including as to the identity of the relevant Charterer, the charter rate and the relevant tenor) and otherwise in form and substance satisfactory to the Majority Lenders in their absolute discretion.
6	"Know your customer" information
Such documentation and information as any Finance Party may reasonably request through the Agent to comply with "know your customer" or similar identification procedures under all laws and regulations applicable to that Finance Party.

Part 2
Ship and security conditions precedent
1	Corporate documents
(a)
A certificate of an authorised signatory of the relevant Owner certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

(b)
A certificate of an authorised signatory of each other Obligor which is party to any of the Original Security Documents required to be executed at or before the Utilisation certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

2	Security
(a)	The Mortgage and the Deed of Covenant or (as applicable) the General Assignment in respect of each Ship duly executed by the relevant Owner.
(b)	A Manager's Undertaking in respect of each Ship duly executed by each Manager of each Ship.
(c)	A Management Agreement Assignment in respect of each Management Agreement of each Ship.
(d)	The Charter Assignment in respect of each Ship duly executed by the relevant Owner.
(e)	Duly executed notices of assignment and acknowledgements of those notices as required by any of the above Security Documents.
(f)
Any Account Security in respect of each such Account has been executed and delivered by the relevant Account Holder(s) in favour of the Security Agent and/or any of the other Finance Parties and that any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it

3	Delivery and registration of Ship
Evidence that each Ship:
(a)
is legally and beneficially owned by the relevant Owner and registered in the name of the relevant Owner free from any Security Interests (other than Security Interests created under the Finance Documents) through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)	is classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;
(c)	is insured in the manner required by the Finance Documents;
(d)
has been delivered, and accepted for service, under its Charter (which, for the avoidance of doubt, in the case of Ship E and Ship F, shall mean “Delivery” of the relevant Ship as defined in clause 1.1 of the relevant Charter and has taken place in accordance with clause 8 of the relevant Charter); and

(e)	is free of any charter commitment (except for its Charter) which would require approval under the Finance Documents.
4	Mortgage registration
Evidence that the Mortgage in respect of each of the Ships has been registered with first priority and/or preferred status against each of the Ships through the relevant Registry under the laws and flag of the relevant Flag State.
5	Legal opinions
The following further legal opinions, each addressed to the Arranger, the Agent, the Security Agent and the Original Lenders (and in a form and substance reasonably satisfactory to the Lenders) and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:
(a)
A legal opinion of Norton Rose Fulbright on matters of English law, substantially in the form distributed to the Original Lenders and approved by the Agent, the Security Agent and the Original Lenders prior to signing this Agreement in relation to Security Documents.

(b)
A legal opinion of the legal advisers to the Arranger, the Security Agent and the Agent in each jurisdiction (other than England and Wales) in which an Obligor is formed or (as the case may be) incorporated and/or which is or is to be the Flag State of a Mortgaged Ship, or in which an Account opened at the relevant time is established, substantially in the form distributed to the Original Lenders and approved by the Agent, the Security Agent and the Original Lenders prior to signing this Agreement.

6	Insurance
In relation to each of the Ships Insurances:
(a)	an opinion from insurance consultants appointed by the Agent on such Insurances;
(b)	evidence that such Insurances have been placed in accordance with clause 25 (Insurance); and
(c)	evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Security Agent in an approved form in relation to the Insurances.
7	ISM and ISPS Code
Copies of:
(a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of each of the Ships for the purposes of that code;
(b)	the safety management certificate in respect of each of the Ships issued in accordance with the ISM Code;
(c)	the international ship security certificate in respect of each of the Ships issued under the ISPS Code; and
(d)	if so requested by the Agent, any other certificates issued under any applicable code required to be observed by each of the Ships or in relation to its operation under any applicable law.

8	Value of security
Two (2) or (as the case may be) three (3) valuations (dated not more than (30) days before the Utilisation Date) of each Ship, each obtained and made in accordance with clause 26 (Minimum security value) at the cost of the Borrowers and delivered to the Agent not later than 10 days before the proposed Utilisation Date.
9	Existing Indebtedness
(a)
Evidence in all respects satisfactory to the Agent that the Existing Secured Indebtedness has been or, will be immediately following the Utilisation and with the proceeds of the same, repaid in full together with interest thereon and any other amounts in relation to it owing by the Borrowers or any other Obligors, and all Obligors have been released from all their obligations thereunder; and

(b)
evidence that all Security Interests created in respect of the Existing Secured Indebtedness by the relevant Owner or any other Obligor, whether over or in relation to the Ships or any other Charged Property or otherwise relevant to such Existing Secured Indebtedness, have been discharged.

10	Cash Collateral Account
Evidence that:
(a)	an amount equal to $50,000,000, being the Minimum Liquidity Amount, is standing to the credit of the Cash Collateral Account in accordance with paragraph (b) of clause 28.3 (Cash Collateral Account);
(b)
an additional amount of Forty five million four hundred thousand dollars ($45,400,000) (comprising part of the Blocked Amount) has been deposited in the Cash Collateral Account in accordance with paragraph (c) of clause 28.3 (Cash Collateral Account); and

(c)
an additional amount of Two hundred and four million six hundred thousand dollars ($204,600,000) (comprising the remaining part of the Blocked Amount) has been or will on the Utilisation Date be deposited in the Cash Collateral Account (whether from the proceeds of the Loan in accordance with paragraph (c) of clause 28.3 (Cash Collateral Account) or otherwise).

The conditions referred to in paragraphs (b) and (c) above will not be required, if at the proposed Utilisation Date the Agent has instead received evidence in all respects satisfactory to it that the Existing Unsecured Indebtedness has been or, will be immediately following the Utilisation and with the proceeds of the same, repaid in full together with interest thereon and any other amounts in relation to it owing by the Borrowers or any other Obligors and all Obligors have been released from all their obligations thereunder and any relevant Security Interests have been fully discharged.
11	Survey report
If required by the Majority Lenders, a survey report from approved surveyors obtained not more than 10 days before the Utilisation Date evidencing that each of the Ships is seaworthy and capable of safe operation.
12	Fees and expenses
Evidence that the fees, commissions, costs and expenses then due from the Borrowers pursuant to clause 12 (Fees) and clause 17 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

13	Management Agreement
Where a Manager of a Ship has been approved in accordance with clause 23.4 (Manager), a copy, certified by an approved person to be a true and complete copy, of the relevant Management Agreement.
14	Process agent
Evidence that any process agent of any Obligor referred to in any provision of any Finance Document to be entered into under this Part 2, if not an Obligor, has accepted its appointment.

Schedule 4
Utilisation Request
From:	Fareastern Shipping Limited Pegasus Shipholding S.A. Lance Shipping S.A. Seacrown Maritime Ltd. Navajo Marine Limited and Solana Holding Ltd

To:	Citibank Europe Plc, UK Branch as Agent

Dated:	[●]

Dear Sirs
$675,000,000 Facility Agreement dated [●] 2019 (the Facility Agreement)
1
We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow the Loan on the following terms:
Proposed Utilisation Date:                [●] (or, if that is not a Business Day, the next Business Day)
Amount:                                                                        $[●]
3	We confirm that each condition specified in clause 4.4 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.
4	The purpose of the Loan is [specify purpose complying with clause 3 of the Facility Agreement] and its proceeds should be credited to [●].
5	We confirm that we will use the proceeds of the Loan for our benefit and under our full responsibility and exclusively for the purposes specified in the Facility Agreement.
6	We request that the first Interest Period for the Loan be 3 Months.
7	This Utilisation Request is irrevocable.
Yours faithfully

…………………………………………..
authorised signatory for
FAREASTERN SHIPPING LIMITED
PEGASUS SHIPHOLDING S.A.
LANCE SHIPPING S.A.
SEACROWN MARITIME LTD.
NAVAJO MARINE LIMITED
and
SOLANA HOLDING LTD.

Schedule 5
Selection Notice

From:	Fareastern Shipping Limited Pegasus Shipholding S.A. Lance Shipping S.A. Seacrown Maritime Ltd. Navajo Marine Limited and Solana Holding Ltd as Borrowers

To:	Citibank Europe Plc, UK Branch as Agent

Dated:	[●]

Dear Sirs

$675,000,000 Facility Agreement dated [●] 2019 (the Facility Agreement)

1
We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We request that the next Interest Period for the Loan be [●] Months.
3	This Selection Notice is irrevocable.
Yours faithfully

.......................................................
authorised signatory for
FAREASTERN SHIPPING LIMITED

.......................................................
authorised signatory for
PEGASUS SHIPHOLDING S.A.

.......................................................
authorised signatory for
LANCE SHIPPING S.A.

......................................................
authorised signatory for
SEACROWN MARITIME LTD.

.......................................................
authorised signatory for
NAVAJO MARINE LIMITED

.......................................................
authorised signatory for
SOLANA HOLDING LTD.

Schedule 6
Form of Transfer Certificate

To:	Citibank Europe Plc, UK Branch as Agent
From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)
Dated:
$675,000,000 Facility Agreement dated [●] 2019 (the Facility Agreement)

1
We refer to the Facility Agreement. This agreement (the Agreement) shall take effect as a Transfer Certificate for the purposes of the Facility Agreement.  Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2	We refer to clause 31.6 (Procedure for assignment) of the Facility Agreement:
(a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement and the other Finance Documents which correspond to that portion of the Existing Lender’s Commitment and participation in the Loan under the Facility Agreement as specified in the Schedule.

(b)
The Existing Lender is released from the obligations owed by it which correspond to that portion of the Existing Lender’s Commitment and participation in the Loan under the Facility Agreement specified in the Schedule (but the obligations owed by the Obligors under the Finance Documents shall not be released).

(c)	On the Transfer Date the New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
(d)	The proposed Transfer Date is [●].
(e)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 40.2 (Addresses) of the Facility Agreement are set out in the Schedule.
3	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in clause 34.5 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.]
4	The New Lender confirms that it [is]/ [is not] a Parent Affiliate.
5
This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with clause 31.7 (Copy of Transfer Certificate to Borrowers), to the Borrowers (on behalf of each Obligor) of the assignment referred to in this Agreement.

6	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
7	This Agreement and any non-contractual obligations connected with it are governed by English law.
8	This Agreement has been entered into on the date stated at the beginning of this Agreement.
Note:            The execution of this Transfer Certificate may not assign a proportionate share of the Existing Lender's interest in the Security Documents in all jurisdictions.  It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect an assignment of such a share in the Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule
Rights to be assigned and obligations to be released and undertaken
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments.]
[Existing Lender]           [New Lender]
By:            By:
This Agreement is accepted by the Agent as a Transfer Certificate for the purposes of the Facility Agreement and the Transfer Date is confirmed as [●].
Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.
[Agent]
By:

Schedule 7
Form of Compliance Certificate
To:	Citibank Europe Plc, UK Branch as Agent
From:	Dynagas LNG Partners LP as Parent
Dated: [●]
Dear Sirs
$675,000,000
Facility Agreement dated [●] 2019 (the Facility Agreement)
1
I/We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	I/We confirm that as at the end of the Measurement Period ended on [30 June] [31 December] [●]:
(a)
Cash and Cash Equivalents: the Group’s Cash and Cash Equivalents are $[●], calculated as shown in Appendix A and compared against a minimum required amount of $[●] [to include also a calculation of Total Liabilities].

(b)
Consolidated leverage ratio: the ratio of Total Liabilities to the Market Value Adjusted Total Assets was [●]:1, calculated as shown in Appendix B and compared against a maximum required ratio of 0.7:1.0.

3	We confirm that the Security Value is $[●] calculated as shown in Appendix C, compared against a Minimum Value of $[●].
4
The Permitted Holders own (legally and/or beneficially, [indirectly through the Sponsor]) [●]% of the aggregate partnership interest or units in the Parent versus a required minimum holding of 30% of the aggregate partnership interest or units in the Parent.

5	[I/We confirm that no Default is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]
Signed by:

……………………………………………………
Chief Financial Officer
DYNAGAS LNG PARTNERS LP

……………………………………………………
Director
DYNAGAS LNG PARTNERS LP

Schedule 8
Forms of Notifiable Debt Purchase Transaction Notice
Part 1
Form of Notice on Entering into Notifiable Debt Purchase Transaction
To:	Citibank Europe Plc, UK Branch as Agent
From:	[The Lender]
Dated:
$675,000,000 Facility Agreement dated [●] 2019 (the Facility Agreement)
1
We refer to clause 44.9 (Disenfranchisement of Parent Affiliates) of the Facility Agreement.  Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2	We have entered into a Notifiable Debt Purchase Transaction.
3	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.
Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates
[●]	[insert amount (of Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]
By:

Part 2
Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with Parent Affiliate

To:	Citibank Europe Plc, UK Branch as Agent
From:	[The Lender]
Dated:
$675,000,000 Facility Agreement dated [●] 2019 (the Facility Agreement)
1
We refer to clause 44.9 (Disenfranchisement of Parent Affiliates) of the Facility Agreement.  Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [●] has [terminated]/[ceased to be with a Parent Affiliate].
3	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.
Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)
[●]	[insert amount (of Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]
By:

SIGNATURES

THE BORROWERS

FAREASTERN SHIPPING LIMITED	)	/s/ Konstantinos Lampsias
By: Konstantinos Lampsias	)

PEGASUS SHIPHOLDING S.A.	)	/s/ Konstantinos Lampsias
By: Konstantinos Lampsias	)

LANCE SHIPPING S.A.	)	/s/ Konstantinos Lampsias
By: Konstantinos Lampsias	)

SEACROWN MARITIME LTD.	)	/s/ Konstantinos Lampsias
By: Konstantinos Lampsias	)

NAVAJO MARINE LIMITED	)	/s/ Konstantinos Lampsias
By: Konstantinos Lampsias	)

SOLANA HOLDING LTD.	)	/s/ Konstantinos Lampsias
By: Konstantinos Lampsias	)

THE PARENT

EXECUTED as a DEED	)
by Konstantinos Lampsias	)
for and on behalf of	)	/s/ Konstantinos Lampsias
DYNAGAS LNG PARTNERS LP	)	Attorney-in-fact
as Parent	)
in the presence of:	)

/s/ Ureshnie Papanastassiou
Witness
Name: Ureshnie Papanastassiou
Address: Norton Rose Fulbright Greece Piraeus
Occupation:

THE GUARANTORS

EXECUTED as a DEED	)
by Konstantinos Lampsias	)
for and on behalf of	)	/s/ Konstantinos Lampsias
DYNAGAS LNG PARTNERS LP	)	Attorney-in-fact
as Guarantor	)
in the presence of:	)

/s/ Ureshnie Papanastassiou
Witness
Name: Ureshnie Papanastassiou
Address: Norton Rose Fulbright Greece Piraeus
Occupation:

EXECUTED as a DEED	)
By Konstantinos Lampsias	)
for and on behalf of	)
ARCTIC LNG CARRIERS LTD.	)	/s/ Konstantinos Lampsias
as Guarantor	)	Attorney-in-fact
in the presence of:	)

/s/ Ureshnie Papanastassiou
Witness
Name: Ureshnie Papanastassiou
Address: Norton Rose Fulbright Greece Piraeus
Occupation:

EXECUTED as a DEED	)
By Konstantinos Lampsias	)
for and on behalf of	)
DYNAGAS EQUITY HOLDING LIMITED	)	/s/ Konstantinos Lampsias
as Guarantor	)	Attorney-in-fact
in the presence of:	)

/s/ Ureshnie Papanastassiou
Witness
Name: Ureshnie Papanastassiou
Address: Norton Rose Fulbright Greece Piraeus
Occupation:

EXECUTED as a DEED	)
By Konstantinos Lampsias	)
for and on behalf of	)
DYNAGAS OPERATING LP	)	/s/ Konstantinos Lampsias
as Guarantor	)	Attorney-in-fact
in the presence of:	)

/s/ Ureshnie Papanastassiou
Witness
Name: Ureshnie Papanastassiou
Address: Norton Rose Fulbright Greece Piraeus
Occupation:

EXECUTED as a DEED	)
By Konstantinos Lampsias	)
for and on behalf of	)
DYNAGAS OPERATING GP LLC	)	/s/ Konstantinos Lampsias
as Guarantor	)	Attorney-in-fact
in the presence of:	)

/s/ Ureshnie Papanastassiou
Witness
Name: Ureshnie Papanastassiou
Address: Norton Rose Fulbright Greece Piraeus
Occupation:

EXECUTED as a DEED	)
By Konstantinos Lampsias	)
for and on behalf of	)
DYNAGAS FINANCE INC.	)	/s/ Konstantinos Lampsias
as Guarantor	)	Attorney-in-fact
in the presence of:	)

/s/ Ureshnie Papanastassiou
Witness
Name: Ureshnie Papanastassiou
Address: Norton Rose Fulbright Greece Piraeus
Occupation:

EXECUTED as a DEED	)
By Konstantinos Lampsias	)
for and on behalf of	)
DYNAGAS FINANCE LLC	)	/s/ Konstantinos Lampsias
as Guarantor	)	Attorney-in-fact
in the presence of:	)

/s/ Ureshnie Papanastassiou
Witness
Name: Ureshnie Papanastassiou
Address: Norton Rose Fulbright Greece Piraeus
Occupation:

THE ARRANGER

CITIBANK, N.A., LONDON BRANCH	)	/s/ Joseph Clark
as Arranger	)	Director
By: Joseph Clark	)

CREDIT SUISSE AG	)
as Arranger	)
By: Argyro T Epeni Ermidou	) )	/s/ Argyro T /s/ Epeni Ermidou

KfW IPEX-BANK GmbH	)
as Arranger	)
By: Sven Peters Delphine Deroche	) ) ) ) )	/s/ Sven Peters Vice President /s/ Delphine Deroche Director

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT	)	/s/ Tilman Stein
as Arranger	)	Director/Senior Counsel
By: Tilman Stein	)

ALPHA BANK A.E.	)
as Arranger	)
By: A S Damianidou	)	/s/ A S Damianidou
and	)
By: C. G. Papathanasopoulou	)	/s/ C. G. Papathanasopoulou

AMSTERDAM TRADE BANK N.V.	)	/s/ Iraklis Tsirigotis
as Arranger	)	H.P.M.G. Steeghs
By: Iraklis Tsirigotis	)	Director
E. SUN COMMERCIAL BANK, LTD.	)
(INCORPORATED IN TAIWAN, WITH LIMITED LIABILITY),	)
HONG KONG BRANCH	)	/s/ TSUN-JEN KE, JEFF
as Arranger	)	GENERAL MANAGER
By: TSUN-JEN KE, JEFF	)

THE ORIGINAL LENDERS

CITIBANK, N.A., LONDON BRANCH	)	/s/ Joseph Clark
By: Joseph Clark	)	Director

CREDIT SUISSE AG	)
By: Argyro T Epeni Ermidou	) )	/s/ Argyro T /s/ Epeni Ermidou

KfW IPEX-BANK GmbH	)
By: Sven Peters Delphine Deroche	) ) ) ) ) )	/s/ Sven Peters Vice President /s/ Delphine Deroche Director

ALPHA BANK A.E.	)
By: A S Damianidou	)	/s/ A S Damianidou
and	)
By: C. G. Papathanasopoulou	)	/s/ C. G. Papathanasopoulou

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT	)	/s/ Tilman Stein
By: Tilman Stein	)
Director/Senior Counsel

AMSTERDAM TRADE BANK N.V	)	/s/ Iraklis Tsirigotis
By: Iraklis Tsirigotis	)	H.P.M.G. Steeghs Director

E. SUN COMMERCIAL BANK, LTD.	)
(INCORPORATED IN TAIWAN, WITH LIMITED LIABILITY),	)
HONG KONG BRANCH	)	/s/ TSUN-JEN KE, JEFF
By: TSUN-JEN KE, JEFF	)	GENERAL MANAGER

THE AGENT

CITIBANK EUROPE PLC, UK BRANCH	)	/s/ Robert Skews
By: Robert Skews	)

THE SECURITY AGENT

CITIBANK, N.A., LONDON BRANCH	)	/s/ Viola Japaul
By: Viola Japaul	)
Director